Exhibit 99.1

3400 Cumberland Boulevard SE
Atlanta, Georgia 30339
United States

              , 2020

Dear Fellow HD Supply Stockholder:

        We are pleased to inform you that the board of directors of HD Supply Holdings, Inc. has approved the spinoff to stockholders of our White Cap Construction & Industrial business unit. White Cap shares will be distributed to HD Supply stockholders on            , 2020 as a distribution intended to be tax-free to our stockholders (except for fractional shares).

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors. Its common stock will be listed on The Nasdaq Stock Market LLC ("NASDAQ") under the symbol "WCAP."

        As a HD Supply stockholder, you will receive            White Cap common shares for every            HD Supply common share you hold as of the record date. Stockholder approval of the distribution is not required, nor are you required to take any action to receive your White Cap common shares.

        Following completion of the spinoff, HD Supply common shares will continue to trade on NASDAQ under the symbol "HDS" and HD Supply will continue to operate its Facilities Maintenance business unit.

        We invite you to learn more about White Cap and the spinoff by reviewing the enclosed information statement, which contains important information about White Cap, including financial information.

        Thank you for your continued support of HD Supply and your future support of White Cap.

Sincerely,
Joseph J. DeAngelo Chairman, President and Chief Executive Officer HD Supply Holdings, Inc.

Enclosure

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Subject to Completion, dated July 17, 2020

INFORMATION STATEMENT

White Cap Supply Holdings, Inc.

               Shares of Common Stock

        HD Supply Holdings, Inc. ("HD Supply") is sending this information statement to its stockholders in connection with the distribution of all the outstanding shares of White Cap Supply Holdings, Inc.'s ("White Cap") common stock to holders of HD Supply's common stock. As of the date of this information statement, HD Supply owns all of White Cap's outstanding common stock.

        Holders of HD Supply's common stock will be entitled to receive            share[s] of White Cap common stock for every            share of HD Supply common stock owned as of 5:00 p.m., Atlanta, Georgia time, on the record date,            , 2020. The distribution date for the spinoff will be            , 2020. After the spinoff, White Cap will be an independent, publicly traded company. HD Supply expects that, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, in connection with the distribution, except to the extent of any cash you receive in lieu of fractional shares.

        You will not be required to pay anything for the White Cap common stock that will be distributed to you or to surrender or exchange your HD Supply common stock to receive White Cap common stock in the spinoff. The spinoff will not affect the number of shares of HD Supply common stock that you hold. White Cap common stock will be issued in book-entry form only, which means that no physical stock certificates will be issued. No approval by HD Supply stockholders of the spinoff is required or is being sought. You are not being asked for a proxy and you are requested not to send a proxy.

        As discussed under "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution," if you sell your HD Supply common stock in the "regular way" market after the record date and before or on the distribution date, you will be selling your right to receive White Cap common stock in connection with the spinoff. You are encouraged to consult with your financial advisor regarding the specific implications of selling your HD Supply common stock before or on the distribution date.

        There is no current trading market for White Cap common stock. However, we expect that a limited market, commonly known as a "when-issued" trading market, for White Cap common stock will begin on or about            , 2020, and we expect that "regular way" trading of White Cap common stock will begin the first day of trading after the distribution date. We have applied to list White Cap common stock on The Nasdaq Stock Market LLC under the symbol "WCAP."

        In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 17 of this information statement.

        Neither the Securities and Exchange Commission (the "SEC"), nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

        This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

        HD Supply first mailed this information statement to its stockholders on or about            , 2020.

The date of this information statement is            , 2020.

i

 Presentation of Information

        Unless we otherwise state or the context otherwise indicates, all references in this information statement to "White Cap," the "Company," "us," "our," or "we" mean White Cap Supply Holdings, Inc. and its subsidiaries, and all references to "HD Supply" mean HD Supply Holdings, Inc. and its subsidiaries, other than, for all periods following the spinoff, White Cap. When referenced individually, HD Supply Holdings, Inc. is referred to as "HDS Holdings" and HD Supply, Inc. is referred to as "HDS." When referenced individually, Construction & Industrial will refer to the business pre-spinoff, and White Cap will refer to the business post-spinoff, unless the context otherwise specifies.

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. The fiscal years ending January 31, 2021 ("fiscal 2020") and February 2, 2020 ("fiscal 2019") both include 52 weeks. The three months ended May 3, 2020 ("first quarter 2020") and May 5, 2019 ("first quarter 2019") both include 13 weeks. The fiscal year ended February 3, 2019 ("fiscal 2018") includes 53 weeks. The fiscal years ended January 28, 2018 ("fiscal 2017") and January 29, 2017 ("fiscal 2016") both include 52 weeks.

        The term "GAAP" refers to generally accepted accounting principles in the United States of America (the "U.S.").

        The transaction in which White Cap will be separated from HD Supply (the "separation") and become an independent, publicly traded company is referred to in this information statement as the "spinoff." The distribution of White Cap common stock to stockholders of HD Supply to effect the spinoff is referred to in this information statement as the "distribution."

        This information statement is being sent solely to provide information to HD Supply stockholders who will receive White Cap common stock in connection with the spinoff. It is not provided as an inducement or encouragement to buy or sell any securities. You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information contained in this information statement, unless we are so required by applicable securities laws.

Trademarks

        We use various trademarks, service marks, trade names, and brand names, such as White Cap, Brafasco, Brigade, A.H. Harris, Kenseal, and Contractors' Warehouse, that we deem particularly important to the advertising activities and operation of our business, and some of these marks are registered in the U.S. and, in some cases, other jurisdictions. This information statement also refers to the brand names, trademarks, or service marks of other companies. All brand names and other trademarks or service marks cited in this information statement are the property of their respective holders.

Market and Industry Data

        This information statement includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms, and our own estimates based on our management's knowledge of, and experience in, the markets in which we compete. We have not independently verified market and industry data from third-party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in surveys of market size.

ii

QUESTIONS AND ANSWERS ABOUT THE SPINOFF

Q:    What is the spinoff?

A:
The spinoff is the method by which White Cap will separate from HD Supply. To complete the spinoff, HD Supply will distribute to its stockholders all of the shares of White Cap common stock that it owns. Following the spinoff, we will be an independent, publicly traded company, and HD Supply will not retain any ownership interest in us. You do not have to pay any consideration or give up any portion of your HD Supply common stock to receive our common stock in the spinoff.

Q:    Why am I receiving this document?

A:
HD Supply is delivering this document to you because you are a holder of HD Supply common stock. This document is intended to help you understand how the spinoff will affect your investment in HD Supply and your investment in White Cap after the spinoff.

Q:    What is the expected date for the completion of the spinoff?

A:
The completion and timing of the spinoff are dependent on a number of conditions, but if the conditions are timely met, we expect the spinoff to be completed on                 , 2020. See "The Spinoff—Spinoff Conditions and Termination."

Q:    What are the reasons for the spinoff?

A:
HD Supply's board of directors and management believe that our separation from HD Supply will provide the following benefits: (i) position ourselves within our industry as a focused, independent company; (ii) pursue both organic growth and acquisition opportunities aligned with our strategic priorities; (iii) create a more optimal capital structure and capital allocation consistent with our own independent financial profile; and (iv) align our incentive compensation with our financial performance.

Q:    What is the Company?

A:
The Company is a Delaware corporation that was formed on January 10, 2020 for the purpose of holding the White Cap businesses following the spinoff. Prior to the transfer by HD Supply to us of these businesses, which will occur in connection with the spinoff, we will have had no operations other than those incidental to our formation or undertaken in preparation for the spinoff.

Q:    Who will manage White Cap after the spinoff?

A:
We will benefit from an experienced leadership team after the spinoff. James A. Rubright, a current independent director of HD Supply, will serve as our independent Board Chairman. Mr. Rubright has significant experience in public company management and board leadership, and a deep understanding of operations, strategy, and risk management. John A. Stegeman, formerly President of the Construction & Industrial reporting segment of HD Supply, will serve as Chief Executive Officer of White Cap bringing his 34+ years of relevant experience to the job. Mr. Stegeman will also serve as a director. Alan W. Sollenberger, formerly Chief Operating Officer of the Construction & Industrial reporting segment of HD Supply, will serve as President of White Cap bringing his 12+ years of industrial distribution experience to the job. Shawn G. Meredith, who has over 12 years of experience as a chief financial officer, and over 13 years of industrial products experience, seven of which have been focused on distribution, will serve as Chief Financial Officer of White Cap. Susan V. Stucker, who has over 30 years of legal experience, including 12 years with HD Supply leading labor and employment law teams, and, since January 2016, has also led HD Supply's litigation, labor and employment law, and risk management teams, will serve as White Cap's General Counsel and Corporate Secretary. Elizabeth H. Malkin, who has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply, will serve as White Cap's Chief Human Resources Officer. We will also benefit from the knowledge, experience, and skills of our full board of directors. For more information regarding our management team and our board of directors following the spinoff, see "Management."

Q:    What is being distributed in the spinoff?

A:
HD Supply will distribute            share[s] of White Cap common stock for every            share of HD Supply common stock outstanding as of the record date for the spinoff. The number of HD Supply shares you own and your proportionate interest in HD Supply will not change as a result of the spinoff. Immediately following the spinoff, your proportionate interest in White Cap will be identical to your proportionate interest in HD Supply (as adjusted for any fractional shares).

Q:    What is the record date for the spinoff, and when will the spinoff occur?

A:
The record date is              , 2020, and ownership is determined as of 5:00 p.m., Atlanta, Georgia time, on that date. White Cap common stock will be distributed on the distribution date,              , 2020.

Q:    Is a stockholder vote required to approve the distribution or spinoff?

A:
No stockholder vote is required to approve the distribution or spinoff.

Q:    Can HD Supply decide to cancel the spinoff even if all the conditions have been met?

A:
Yes. The spinoff is subject to the satisfaction or waiver by HD Supply, at the direction of its board of directors, of certain conditions, including, among others, approval of the HD Supply board of directors, declaration of the effectiveness of our registration statement on Form 10 of which this information statement is a part, and receipt of an opinion from our tax counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Internal Revenue Code of 1986, as amended (the "Code") as a transaction that is generally tax-free to the HD Supply stockholders, except with respect to any cash received in lieu of fractional shares. See "The Spinoff—Spinoff Conditions and Termination." Even if all the conditions are met, HD Supply has the right not to complete the spinoff if, at any time prior to the distribution, the board of directors of HD Supply determines, in its sole and absolute discretion, that the spinoff is not in the best interests of HD Supply or its stockholders or that market conditions or other circumstances are such that it is not advisable to separate the White Cap business from HD Supply at that time. In the event HD Supply, at the direction of its board of directors, waives a material condition or amends, modifies, or abandons the spinoff, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modification with a press release, Current Report on Form 8-K, or other similar means.

Q:    As a holder of HD Supply common stock as of the record date, what do I have to do to participate in the spinoff?

A:
You are not required to take any action to participate in the distribution, although you are urged to read this entire document carefully. You will receive               share[s] of White Cap common stock for every              share of HD Supply common stock held as of the record date and retained through the distribution date. You may also participate in the distribution if you purchase HD

  Supply common stock in the "regular way" market after the record date and retain your HD Supply common stock through the distribution date. See "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution."

Q:
If I sell my shares of HD Supply common stock before or on the distribution date, will I still be entitled to receive shares of White Cap common stock in the spinoff?

A:
If you own shares of HD Supply common stock on the record date and hold such shares through the distribution date, you will receive shares of White Cap common stock. However, if you sell your shares of HD Supply common stock after the record date and before or on the distribution date, you will also be selling your right to receive shares of White Cap common stock. See "The Spinoff—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution." You are encouraged to consult with your financial advisor regarding the specific implications of selling your HD Supply common stock before or on the distribution date.

Q:    How will fractional shares be treated in the spinoff?

A:
Any fractional shares of common stock otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. For an explanation of how the cash payments for fractional shares will be determined, see "The Spinoff—Treatment of Fractional Shares."

Q:    Will the spinoff affect the trading price of my HD Supply common stock?

A:
Yes, the trading price of HD Supply common stock immediately following the spinoff is expected to be lower than immediately prior to the spinoff because the trading price of HD Supply's common stock will no longer reflect the value of White Cap and HD Supply. However, we cannot provide you with any guarantees as to the prices at which the HD Supply common stock or White Cap common stock will trade following the spinoff.

Q:    Will my HD Supply common stock continue to trade on a stock market?

A:
Yes, HD Supply common stock will continue to be listed on The Nasdaq Stock Market LLC ("NASDAQ") under the symbol "HDS."

Q:
What are the U.S. federal income tax consequences to me of the distribution of shares of White Cap common stock pursuant to the spinoff?

A:
The spinoff is conditioned upon the receipt by HD Supply of an opinion of counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Code as a distribution that is generally tax-free to the HD Supply stockholders. On the basis that the distribution so qualifies, for U.S. federal income tax purposes, you will not recognize any gain or loss, and no amount will be included in your income in connection with the distribution, except with respect to any cash received in lieu of fractional shares. See "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution."

Q:
When will I receive my shares of White Cap common stock? Will I receive a stock certificate for my shares of White Cap common stock distributed as a result of the spinoff?

A:
Registered holders of HD Supply common stock who are entitled to participate in the spinoff will receive a book-entry account statement reflecting their ownership of White Cap common stock. For additional information, registered stockholders in the U.S., Canada, or Puerto Rico should contact HD Supply's transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449 or through email at help@astfinancial.com. Stockholders located outside the U.S.,

  Canada, and Puerto Rico may call (718) 921-8137. If you would like to receive physical certificates evidencing your shares of White Cap common stock, please contact White Cap's transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 937-5449 or through email at help@astfinancial.com. Stockholders located outside the U.S., Canada, and Puerto Rico may call (718) 921-8137. See "The Spinoff—When and How You Will Receive White Cap Shares."

Q:    What if I hold my shares of common stock through a broker, bank, or other nominee?

A:
HD Supply stockholders who hold their shares of common stock through a broker, bank, or other nominee will have their brokerage account credited with shares of White Cap common stock. For additional information, those stockholders should contact their broker, bank, or other nominee directly.

Q:
What if I have stock certificates reflecting my shares of HD Supply common stock? Should I send them to the transfer agent or to HD Supply?

A:
No, you should not send your stock certificates to the transfer agent or to HD Supply. You should retain your HD Supply stock certificates.

Q:    Will White Cap incur any debt prior to or at the time of the spinoff?

A:
As part of the spinoff, we expect to incur approximately $750 million of new debt, which we expect to consist of $150.0 million of borrowings under the $600 million ABL Facility (as defined in "Description of Certain Indebtedness—ABL Facility") providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $600 million and approximately $600 million in aggregate principal amount of senior notes. See "Description of Certain Indebtedness."

Q:    Are there risks to owning common stock of White Cap?

A:
Yes. Ownership of White Cap common stock is subject to both general and specific risks relating to White Cap's business, the industry in which it operates, its ongoing contractual relationships with HD Supply, and its status as a separate, publicly traded company. Ownership of White Cap common stock is also subject to risks relating to the spinoff. See "Risk Factors."

Q:    Does White Cap intend to pay cash dividends?

A:
We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings for use in the operation and expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions, and other factors that our board of directors may deem relevant. See "Dividend Policy."

Q:    Will White Cap common stock trade on a stock market?

A:
Yes. Currently, there is no public market for our common stock. We will apply to list our common stock on NASDAQ under the symbol "WCAP." We cannot predict the trading price for our common stock when such trading begins.

Q:
What will happen to HD Supply stock options, restricted stock, performance awards, restricted stock units, and deferred stock units?

A:
In general, it is currently anticipated that each outstanding HD Supply equity incentive award held by a White Cap employee or White Cap director as of the spinoff will be adjusted or converted into an award with respect to White Cap common stock and each other HD Supply equity incentive award will also be adjusted or converted but will continue to relate to HD Supply common stock. In each case, the award will be equitably adjusted or converted in a manner intended to preserve the aggregate intrinsic value of the original HD Supply equity award and, other than regarding performance awards described below, the terms of the equity awards, such as vesting dates, will generally remain substantially the same. For information regarding the performance awards, see "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performances Awards." For further information regarding the treatment of equity awards in the spinoff, see "The Spinoff—Stock-Based Plans."

Q:    What will the relationship between HD Supply and White Cap be following the spinoff?

A:
In connection with the spinoff, we and HD Supply will enter into a number of short-term agreements that will govern our future relationship. As a result of these agreements, among other things, following the spinoff, (i) we and HD Supply will indemnify the other's affiliates and their respective past and present directors, officers and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spinoff and our and HD Supply's respective businesses, (ii) we and HD Supply will provide and/or make available various administrative services and assets to each other, and (iii) we and HD Supply will enter into several agreements to govern our relationship following the distribution. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Q:    Will I have appraisal rights in connection with the spinoff?

A:
No. Holders of HD Supply common stock are not entitled to appraisal rights in connection with the spinoff.

Q:    Who is the transfer agent for your shares of common stock?

A:
American Stock Transfer & Trust Company, LLC.

Q:    Who is the distribution agent for the spinoff?

A:
American Stock Transfer & Trust Company, LLC.

Q:    Whom can I contact for more information?

A:
If you have questions relating to the mechanics of the distribution of White Cap common stock, you should contact the distribution agent:

By Mail, Overnight Courier, or Hand-Delivery to:

  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, NY 11219

By Phone or Email:

  Telephone: (800) 937-5449 or (718) 921-8137

  Outside the U.S., Canada and Puerto Rico: (718) 921-8137
  Email: help@astfinancial.com

Before the distribution, if you have questions relating to the spinoff, you should contact HD Supply at:

  HD Supply
  3400 Cumberland Blvd SE
  Atlanta, Georgia
  Attention: General Counsel and Corporate Secretary
  Telephone: (770) 852-9000

After the distribution, if you have questions relating to White Cap, you should contact White Cap at:

  White Cap
  6250 Brook Hollow Parkway
  Norcross, Georgia 30071
  Attention: General Counsel and Corporate Secretary
  Telephone: (404) 879-7740

 SUMMARY

        The following is a summary of some of the information contained in this information statement. It does not contain all the details concerning White Cap or the spinoff, including information that may be important to you. We urge you to read this entire document carefully, including "Risk Factors," "Selected Historical Combined Financial Data," and "Unaudited Pro Forma Combined Financial Data" and the combined financial statements and the notes to those financial statements included elsewhere in this information statement.

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of the spinoff, which includes the separation of White Cap from HD Supply and the related distribution of our common stock.

 Our Company

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. With 269 customer-facing locations across the U.S. and Canada, we have nearly twice the number of locations compared to our direct largest competitor. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers. We believe the markets for our products and services present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our experienced associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market focus, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology platform, and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 stock keeping units ("SKUs"), including concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products. We operate 269 customer-facing locations in 39 U.S. states and six Canadian provinces where our approximately 5,600 experienced associates provide support for our more than 200,000 customers annually. We also directly support our customers with experienced associates and through our fleet of more than 1,200 trucks for critical same day/next day jobsite deliveries. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize the various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse.

        Our value-add services include project pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We engage our customers through a variety of sales channels, including professional account managers and an inside sales force, direct marketing and merchandising promotions, programs utilizing market and contractor trade-specific product catalogs, and integration with our digital platform. Our distribution network allows us to provide rapid, reliable, and on-time delivery and customer pickup throughout the U.S. and Canada. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' business. Additionally, our technology infrastructure provides integrated workflow capabilities for our customers, and enables dynamic pricing, budgeting, reporting, and analytical capabilities. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability, and ability to directly integrate with their systems and workflows.

        We estimate that the aggregate size of the domestic addressable market for specialty concrete and construction products was approximately $42 billion in 2019. We define our domestic addressable market as the total dollars spent in the U.S. for our products and services excluding products sold direct to customers from manufacturers.

        For fiscal 2019, we generated $3.0 billion in Net sales, representing 2.9% growth over fiscal 2018, excluding the impact of acquisitions and the 53rd week of fiscal 2018; $180.9 million of Net income, representing a 4.1% increase over fiscal 2018; $326.7 million of Adjusted EBITDA, representing 1.0% growth over fiscal 2018; and $249.5 million of operating income, representing a 2.1% increase over fiscal 2018. For a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA, see "Selected Historical Combined Financial Data—Selected combined financial information."

FY'19 Net Sales by Product Categories

FY'19 Net Sales by Market

 Our Competitive Strengths

        We believe that we benefit significantly from the following strengths:

        Leadership positions with significant scale in large, fragmented markets. We are a leading distributor for specialty concrete and construction products in North America. We estimate that we have an approximately 6% share of a competitive $42 billion total domestic addressable market. We define our domestic addressable market as the total dollars spent in the U.S. for our products and services excluding products sold direct to customers from manufacturers. The total addressable market is fragmented, with a number of smaller local and regional competitors that focus on distinct pieces of the total addressable market. The majority of our customers make purchase decisions at a local level while demanding a high level of service and availability of a broad set of complex products from a large number of suppliers. As a result, White Cap competes both with smaller local and regional competitors as well as other national distributors. Because we believe the majority of the total addressable market is served by local or regional competitors, we believe we have an opportunity for long-term profitable growth, particularly given the large number of our customer-facing locations across the U.S. and Canada.

        Strong value proposition for customers as "one-stop-shop" for products and services. We leverage our experienced associates as well as our branch and jobsite presence to better serve our customers. Specifically, we provide specialty concrete and construction products serving professional concrete contractors and self-performing general contractors, as well as all professional contractors who require power tools and accessories, safety equipment, and fastening products in non-residential, residential and other markets. Our comprehensive portfolio of approximately 400,000 SKUs includes concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products.

        We focus on specialized solutions that benefit from a consultative sales process, and we serve the entire lifecycle of a project from excavation to project completion, and maintenance and repair. Our experienced associates serve as trusted resources to our customers. Our products and services are utilized on some of the nation's most visible and challenging multi-year projects including data and distribution centers, corporate headquarters, and state of the art recreational destinations, such as casinos and sports arenas, critical infrastructure, such as airports, water treatment plants, and road and bridge construction and repair.

        We also provide services to our customers including pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We utilize our fleet of more than 1,200 trucks to provide same day/next day jobsite delivery and provide advice to our customers in our 269 customer-facing locations.

        We believe that our experienced associates and the breadth of our products and services provide us with a significant competitive advantage versus our smaller local and regional competitors, which helps us secure repeat business and earn new business.

        Diversity across customers, suppliers, geographic footprint, and end-markets. We believe that our relationships with a broad set of customers provides visibility into the future needs of our marketplace and diversifies our business across a wide array of project types. Additionally, our broad customer base of more than 200,000 contractors limits customer concentration, as no single customer is responsible for more than 0.7% of our Net sales and our top 10 customers represented only approximately 3.4% of our Net sales during fiscal 2019. We maintain strong and long-tenured relationships with many of our approximately 4,300 suppliers, both domestic and international. We maintain relationships with multiple suppliers for many of our products, so we are able to limit the risk of product shortages and supply chain disruptions while at the same time offering a compelling assortment of product options for our customers. No single supplier is responsible for more than 5.3% of our cost of goods sold and our top

10 suppliers represented only approximately 23% of our cost of goods sold during fiscal 2019. Our diverse geographic footprint of 269 customer-facing locations throughout 39 U.S. states and six Canadian provinces limits our dependence on any one region, and allows us to better serve large, national customers who benefit from our scale.

        Leadership with significant relevant customer service experience. Our executive management team has an average of 28 years of relevant industry experience across executive and field positions, primarily with HD Supply and its predecessors.

        Our Chief Executive Officer, John Stegeman, has led HD Supply Construction & Industrial since April 2010 and possesses over 34 years of relevant experience. Previously, Mr. Stegeman worked for Ferguson Enterprises, a U.S distributor of plumbing supplies, PVF, waterworks, and fire and fabrication products company, for 24 years, serving as its President and Chief Executive Officer from 2005 to 2009. At Ferguson, Mr. Stegeman oversaw a number of successful acquisitions which provides him with relevant experience that are expected to benefit White Cap as a standalone company.

        Our President, Alan Sollenberger, has over 12 years of industrial distribution experience, most recently serving as President of White Cap since November 2019, Chief Operating Officer from February 2017 to November 2019, Chief Administrative Officer from April 2015 to February 2017, Vice President, Chief Financial Officer from May 2010 to April 2015, and, prior to that, held various finance positions at HD Supply and The Home Depot.

        Our Chief Financial Officer, Shawn Meredith, has over 12 years of experience as a chief financial officer and over 13 years of industrial products experience, seven of which have been focused on distribution, before joining HD Supply Construction & Industrial in May 2019. Her prior roles include serving as CFO for Watsco subsidiary, Gemaire Distributors and CFO for Innovative Therapies.

        Our General Counsel and Corporate Secretary, Susan Stucker, has over 30 years of legal experience, including 13 years with HD Supply. From April 2007 to December 2015, Ms. Stucker was responsible for labor and employment law matters, and, since January 2016, has led HD Supply's litigation, employment law, and risk management teams.

        Our Chief Human Resources Officer, Elizabeth Malkin, has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply.

        All of our leaders are focused on promoting team chemistry and creating an engaging work environment that incentivizes employees to deliver exceptional service to customers.

        Customer-integrated technology infrastructure. We have an integrated information technology ("IT") infrastructure that enables us to leverage our inventory and data to better service our customers. We have invested in customer-specific applications, enabling us to reduce transactional friction and improve customer connectivity. We intend to continue to invest in integrated technology platforms to improve efficiency and the overall customer experience. We believe these capabilities differentiate White Cap from our smaller competitors.

        Deep preferred supplier relationships. We have developed extensive and long-term relationships with many of our suppliers who, we believe, value our history of close coordination, national scale, and field capabilities. This provides us with access to new products, custom training on specialized products, and early awareness of upcoming projects, making us the distributor of choice for many of our customers.

        Cooperative culture focused on performance and excellence. We believe our focus on customer success, a local market managed sales approach, intense teamwork, process excellence, and trusted relationships drive our approximately 5,600 experienced associates to perform at the highest level. Our associates benefit from strong industry experience and participate in ongoing leadership and sales training.

        Strong financial profile with attractive operating cash flows. We benefit from purchasing scale and strategic initiatives that increase our Net income and Adjusted EBITDA. Our low capital requirements and effective capital management result in strong operating cash flows.

Our Business Strategy

        We plan to further strengthen our competitive position, deliver profitable growth, and create stockholder value through our growth initiatives, including:

        Driving sales leadership. We intend to further expand our position as a leading distributor for specialty concrete and construction products by increasing our size and scale across customers, geographies, and products. The key components of this strategy are growing market share with existing customers, acquiring new customers, and enhancing customer connectivity.

        Expanding trades and services. We have identified a number of products and services across key markets that are currently underrepresented or otherwise not offered by us. To capture these opportunities, we plan to work with new and existing suppliers to grow the product and service line for our customers at competitive prices and to add the necessary training to allow our experienced associates to assist with respect to these capabilities. As we continue to grow, we believe adding these incremental products and services will further benefit our strong customer and supplier relationships while also enabling us to expand our market share.

        Pursuing new store openings to enhance strategic positioning in existing markets and to enter new markets. We will continue to invest in new store openings. We intend to pursue new store openings both in our existing markets where we see an opportunity to leverage our expansive product and service capabilities and in other major metropolitan markets across the U.S. and Canada. We believe new store openings provide an attractive path to growing our footprint given easy integration with our existing operations. Since 2011, we have opened 50 new stores. These locations have allowed us to both enhance our market share in previously existing markets and to grow into new geographies.

        Pursuing value-enhancing acquisitions. Acquisitions are core to our strategic business model. We expect the spinoff and our customized post-distribution capital structure to support the active pursuit of potential acquisition targets with financial metrics that align with our financial profile and capital allocation strategy. In this regard, we intend to complement our history of organic growth through select acquisitions that would be expected to broaden our product offering, geographic footprint, and service capabilities. Acquisitions have been an effective way to grow in both existing and new geographies, and White Cap and its management team have a successful track record of sourcing, acquiring, and integrating over 30 acquisitions since 1997. We believe that our scale and reputation make us the acquirer of choice for many smaller industry participants. Most recently, we acquired A.H. Harris Construction Supplies ("A.H. Harris"), which has provided us with access to large, dense, and growing metropolitan areas in the Northeast. A.H. Harris added capabilities in proprietary forming and shoring solutions, waterproofing, and rebar fabrication. In addition, we believe we acquired significant talent through the A.H. Harris acquisition.

        Setting the standard of excellence. Providing industry-leading products, services, and expertise through our experienced associates and exceptional customer experience.

        Focusing on driving customer success. We earn the trust of our valued customers by consistently delivering what is needed, when they need it, and where they need it.

        Committing to meaningful associate, supplier, and community relationships. Our dedication to providing safe work environments, exceptional experiences, and compelling opportunities supports our efforts to attract and retain the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market partner for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs, and events that foster community development both financially and through the volunteer efforts of our associates.

        Continuing to invest in attracting, retaining, and developing world-class talent. We will maintain and expand our already-strong talent base by continuing to develop our employees through leadership programs and workshops, which provide specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while leveraging their knowledge and expertise by redeploying them across our organization. Additionally, the spinoff will allow us to develop our own equity incentive compensation program to retain employees and attract new talent.

        Investing in further integration with our customers. We continue to invest in winning additional business with our existing customers. In particular, we are looking to invest in capabilities that enable customer-facing integrations and digital platform capabilities, which we believe will make White Cap the preferred partner for our customers and enable deeper relationships and create opportunities for outsized growth.

        Continuing to focus on operational excellence. We continue to emphasize and execute on our operational initiatives to leverage our scale for improved profitability, strengthen our pricing and category management capabilities, enhance our supply chain efficiency, and invest in IT solutions to drive productivity throughout the business.

Other Information

        Although the history of the White Cap brand dates back to 1976, White Cap was incorporated as a Delaware corporation on January 10, 2020 as an indirect wholly owned subsidiary of HD Supply. On September 24, 2019, HD Supply announced its intention to separate into two public companies, White Cap and HD Supply. The transaction is expected to be structured as a spinoff of the White Cap business to the stockholders of HD Supply and to be generally tax-free to the HD Supply stockholders for U.S. federal income tax purposes, except to the extent of any cash received in lieu of fractional shares. Upon conclusion of the spinoff, our principal executive offices will be located at 6250 Brook Hollow Parkway, Norcross, Georgia 30071. Our telephone number is (404) 879-7740 and our website address is whitecap.com. Information contained on, or connected to, our website or HD Supply's website does not and will not constitute part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.

 Summary of the Spinoff

        The following is a brief summary of the terms of the spinoff. Please see "The Spinoff" for a more detailed description of the matters described below.

Distributing company	HD Supply, which is currently the ultimate parent company of White Cap. After the distribution, HD Supply will not retain any shares of White Cap's common stock.
Distributed company	White Cap, which is currently an indirect wholly owned subsidiary of HD Supply. After the distribution, White Cap will be an independent, publicly traded company.
Shares to be distributed	Approximately million shares of White Cap common stock. Our common stock to be distributed will constitute all of our outstanding common stock immediately after the spinoff.
Distribution ratio	Each holder of HD Supply common stock will receive share[s] of White Cap common stock for every share of HD Supply common stock owned by such holder on the record date.
Fractional shares

The transfer agent identified below will aggregate fractional shares into whole shares and sell them on behalf of stockholders in the open market, when, how, and through which broker-dealers as determined in its sole discretion without any influence by HD Supply or us, at prevailing market prices and distribute the proceeds pro rata to each HD Supply stockholder who would otherwise have been entitled to receive a fractional share in the spinoff. You will not be entitled to any interest on the amount of payment made to you in lieu of a fractional share. The transfer agent is not an affiliate of HD Supply or us. See "The Spinoff—Treatment of Fractional Shares."

Distribution procedures

On or about the distribution date, the distribution agent identified below will distribute our common stock by crediting those shares to book-entry accounts established by the transfer agent for persons who were stockholders of HD Supply as of 5:00 p.m., Atlanta, Georgia, on the record date. You will not be required to make any payment or surrender or exchange your HD Supply common stock or take any other action to receive our common stock. However, as discussed below, if you sell HD Supply common stock in the "regular way" market between the record date and the distribution date, you will be selling your right to receive the associated White Cap common stock in the distribution. Registered stockholders will receive additional information from the transfer agent shortly after the distribution date. Beneficial stockholders will receive information from their brokerage firms.

Distribution agent, transfer agent and registrar for our common stock	American Stock Transfer & Trust Company, LLC.
Record date	5:00 p.m., Atlanta, Georgia time, on , 2020.
Distribution date	, 2020.

Trading before or on the distribution date

It is anticipated that, beginning shortly before the record date and continuing up to and through the distribution date, HD Supply common stock will trade in two markets on NASDAQ, a "regular way" market and an "ex-distribution" market. Investors will be able to purchase HD Supply common stock without the right to receive shares of White Cap common stock in the ex-distribution market for HD Supply common stock. Any holder of HD Supply common stock who sells HD Supply common stock in the "regular way" market on or before the distribution date will be selling the right to receive shares of White Cap common stock in the spinoff. You are encouraged to consult with your financial advisor regarding the specific implications of selling HD Supply common stock before or on the distribution date.

Assets and liabilities transferred to the distributed company

Before the distribution date, we and HD Supply will enter into a separation and distribution agreement that will contain key provisions relating to the spinoff, including the separation of our business from HD Supply, the transfer of HD Supply's business to us, and the distribution of our common stock. The separation and distribution agreement will identify the assets to be transferred, liabilities to be assumed, and contracts to be assigned to us by HD Supply in the spinoff and describe when and how these transfers, assumptions and assignments will occur. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement."

Relationship with HD Supply after the spinoff

Before the distribution date, we and HD Supply will enter into several agreements to govern our relationship following the distribution, including a tax matters agreement, an employee matters agreement, a transition services agreement, and other agreements governing ongoing commercial relationships. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Indemnities

The separation and distribution agreement to be entered into in connection with the spinoff will provide for cross-indemnification between HD Supply and us. Please see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." In addition, we will indemnify HD Supply under the tax matters agreement that we will enter into in connection with the spinoff for certain tax matters, including for actions taken by us that cause the spinoff to become taxable to HD Supply. Please see "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution" and "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement."

Material U.S. federal income tax consequences

A condition to the closing of this spinoff is HD Supply's receipt of an opinion of counsel to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify under the Code, as a distribution that is generally tax-free to the HD Supply stockholders, except with respect to any cash received in lieu of fractional shares. You should review the section entitled "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution" for a discussion of the material U.S. federal income tax consequences of the distribution.

Conditions to the spinoff

We expect that the spinoff will be completed on              , 2020, provided that the HD Supply board of directors, in its sole and absolute discretion, has determined that the conditions set forth under the caption "The Spinoff—Spinoff Conditions and Termination" have been satisfied.

Reasons for the spinoff

HD Supply's board of directors and management believe that our separation from HD Supply will provide the following benefits: (i) position ourselves within our industry as a focused, independent company; (ii) pursue both organic growth and acquisition opportunities aligned with our strategic priorities; (iii) create a more optimal capital structure and capital allocation consistent with our own independent financial profile; and (iv) align our incentive compensation with our financial performance.

Stock exchange listing

Currently there is no public market for our common stock. We have applied for listing of our common stock on NASDAQ under the symbol "WCAP." We anticipate that trading will commence on a "when-issued" basis approximately two trading days before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. Generally, common stock may trade on NASDAQ on a when-issued basis after our common stock has been authorized but not yet formally issued, which is often initiated by NASDAQ prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after our shares of common stock have been issued to HD Supply stockholders. On the first trading day following the distribution date, when-issued trading will end and regular way trading will begin. "Regular way" trading refers to trading after a security has been issued. We cannot predict the trading price for our shares of common stock following the spinoff. In addition, following the spinoff, HD Supply common stock will remain outstanding and will continue to trade on NASDAQ under the symbol "HDS."

Dividend policy

We do not anticipate paying any dividends on our common stock in the foreseeable future, and we intend to retain earnings for use in the operation and expansion of our business. The declaration and payment of dividends, if any, will be subject to our board of directors' discretion, and will depend on various factors. See "Dividend Policy."

Risk factors

Ownership of White Cap common stock is subject to both general and specific risks relating to White Cap's business, the industry in which it operates, its ongoing contractual relationships with HD Supply, and its status as a separate, publicly traded company. Ownership of White Cap common stock is also subject to risks relating to the spinoff. These risks are described in the "Risk Factors" section of this information statement. You are encouraged to read that section carefully.

RISK FACTORS

        The following are certain risk factors that could affect our business, financial condition, results of operations, and cash flows. The risks that are highlighted below are not the only risks that we face. You should carefully consider each of the following risks and all of the other information contained in this information statement. Some of these risks relate principally to our spinoff from HD Supply, while others relate principally to our business and the industry in which we operate or to the securities markets generally and ownership of our common stock. If any of the following risks actually occur, our business, financial condition, results of operations, or cash flows could be negatively affected.

Risks Relating to the Spinoff

We may not realize the potential benefits from the spinoff.

        We may not realize the potential benefits that we expect from our spinoff from HD Supply. We have described those anticipated benefits elsewhere in this information statement. See "The Spinoff—Reasons for the Spinoff." In addition, as described elsewhere in this information statement, we will incur additional costs related to our separation from HD Supply. We also expect to incur additional ongoing costs related to operating as an independent public company and replacing the services previously provided by HD Supply. We currently estimate those additional costs will range from approximately $20 million to $25 million in excess of our fiscal 2019 reported Selling, general, and administrative expenses, excluding items impacting comparability. Our estimate of ongoing costs takes into consideration the benefit that we will receive from the elimination of cost allocations from HD Supply after the spinoff is completed. The costs associated with performing or outsourcing these functions may exceed these amounts. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, financial condition, results of operations, and cash flows.

We have no history operating as an independent public company. We will incur additional expenses to create the corporate infrastructure necessary to operate as an independent public company and we will experience increased ongoing costs in connection with being an independent public company.

        Our business has historically used HD Supply's corporate infrastructure and services to support our business functions. The expenses related to establishing and maintaining this infrastructure have been spread across each of HD Supply's businesses and charged to us on a cost-allocation basis. Except as described under the caption "Relationship with HD Supply After the Spinoff," after the distribution date we will no longer have access to HD Supply's infrastructure or services and we will need to establish our own. Following the spinoff, HD Supply will continue to provide some services to us on a transitional basis pursuant to a transition services agreement. For more information regarding the transition services agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Transition Services Agreement." However, we cannot assure you that all such functions will be successfully executed by HD Supply during the transition period or that we will not have to expend significant efforts or costs materially in excess of those estimated in the transition services agreement. Any interruption in these services could have a material adverse effect on our business, financial condition, results of operations, and cash flows. In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf.

Our historical combined and pro forma financial information are not necessarily indicative of our future financial condition, results of operations, or cash flows nor do they reflect what our financial condition, results of operations, or cash flows would have been as an independent public company during the periods presented.

        The historical combined financial information we have included in this information statement does not necessarily reflect what our financial condition, results of operations, or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations, or future cash flows. This is primarily a result of the following factors:

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  our historical combined financial results reflect allocations of expenses for services historically provided by HD Supply, and may not fully reflect the increased costs associated with being an independent public company, including significant changes that will occur in our cost structure, management, financing arrangements, and business operations as a result of our spinoff from HD Supply;

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  our working capital and capital expenditure requirements historically have been satisfied as part of HD Supply's corporate-wide capital access, capital allocation, and cash management programs; our debt structure and cost of debt and other capital may be significantly different from that reflected in our historical combined financial statements; and

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  the historical combined financial information may not fully reflect the effects of certain liabilities that will be incurred or assumed by us and may not fully reflect the effects of certain assets that will be transferred to, and liabilities that will be assumed by, HD Supply.

        The pro forma adjustments are based on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma combined financial information may not give effect to various ongoing additional costs that we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma combined financial information does not reflect what our financial condition, results of operations, or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition, future results of operations, or future cash flows. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Data" and our combined financial statements and corresponding notes included elsewhere in this information statement.

If the distribution does not qualify as a distribution that is tax-free for U.S. federal income tax purposes, HD Supply and holders of HD Supply common stock could be subject to significant tax liability.

        As described under "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution," it is intended that the distribution will qualify as a tax-free distribution within the meaning of Section 355 of the Code. The distribution is conditioned upon the receipt of an opinion of tax counsel to the effect that such transactions will qualify for its intended tax treatment. An opinion of tax counsel does not preclude the Internal Revenue Service (the "IRS") or the courts from adopting a contrary position. The tax opinion will rely on certain representations, covenants, and assumptions, including those relating to our and HD Supply's past and future conduct; if any of those representations, covenants, or assumptions is inaccurate, tax counsel may not be able to provide the required tax opinion or the tax consequences of the distribution could differ from the intended tax treatment. If the separation and/or certain related transactions fail to qualify for tax-free treatment, for any reason, HD Supply and/or holders of HD Supply common stock would be subject to tax as a result of the separation and certain related transactions, including the distribution. See "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution."

If the distribution is taxable to HD Supply as a result of a breach by us of any covenant or representation made by us in the tax matters agreement, we will generally be required to indemnify HD Supply; the obligation to make a payment on this indemnification obligation could have a material adverse effect on us.

        As described above, it is intended that the distribution qualify as generally tax-free to HD Supply and tax-free to holders of HD Supply common stock, except with respect to any cash received in lieu of fractional shares. If the distribution is not so treated or is taxable to HD Supply (see "The Spinoff—Material U.S. Federal Income Tax Consequences of the Distribution—The Distribution") due to a breach by us (or any of our subsidiaries) of any covenant or representation made by us in the tax matters agreement, we will generally be required to indemnify HD Supply for all tax-related liabilities incurred by HD Supply in connection with the spinoff. In addition, we will not control the resolution of any tax contest relating to taxes suffered by HD Supply in connection with the spinoff, and we may not control the resolution of tax contests relating to any other taxes for which we may ultimately have an indemnity obligation under the tax matters agreement. In the event that HD Supply suffers tax-related liabilities in connection with the spinoff that must be indemnified by us under the tax matters agreement, the indemnification liability could have a material adverse effect on us.

We may be affected by significant restrictions following the spinoff imposed on us under the tax matters agreement.

        The tax matters agreement generally will prohibit us from taking certain actions that could cause the distribution to fail to qualify as tax-free transactions, including:

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may be prevented from allowing or permitting certain business combinations or transactions to occur;

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in U.S. Department of the Treasury ("Treasury") regulations;

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not amend our Amended and Restated Certificate of Incorporation (as defined in "Description of Capital Stock") (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and

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  more generally, we may not take any action that could reasonably be expected to cause the distribution to fail to qualify as tax-free under Section 355 of the Code.

        If we take any of the actions above and such actions cause tax-related liabilities to be incurred by HD Supply, we generally will be required to indemnify HD Supply for such tax-related liabilities under the tax matters agreement. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement." Due to these restrictions and indemnification obligations under the tax matters agreement, we may be limited in our ability to pursue strategic transactions, equity, or convertible debt financings or other transactions that may otherwise be in our best interests. Also, our potential indemnity obligation to HD Supply might discourage, delay, or prevent a change of control that our stockholders may consider favorable.

We will be subject to continuing contingent liabilities following the spinoff, including potential indemnification liabilities to HD Supply, and these liabilities could materially and adversely affect our business, financial condition, results of operations, and cash flows.

        We will enter into a separation and distribution agreement with HD Supply that will provide for, among other things, the principal corporate transactions required to effect the spinoff, certain conditions to the spinoff, and provisions governing the relationship between our Company and HD Supply with respect to and resulting from the spinoff. For a description of the separation and distribution agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to the White Cap business, whether incurred prior to or after the spinoff, and whether known or unknown at the time of the spinoff, as well as those obligations of HD Supply assumed by us pursuant to the separation and distribution agreement. If we are required to indemnify HD Supply under the circumstances set forth in the separation and distribution agreement, or meaningful unknown liabilities surface, we may be subject to substantial liabilities.

        In addition, under the Code and applicable Treasury regulations, each corporation that was a member of the HD Supply consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the completion of the spinoff is severally liable for the U.S. federal income tax liability of the entire HD Supply consolidated tax reporting group for that taxable period. Similar rules may apply for state, local, and non-U.S. tax purposes. In connection with the spinoff, we will enter into a tax matters agreement with HD Supply that will allocate the responsibility for prior period taxes of any HD Supply consolidated, combined, unitary, or other tax reporting group between us and HD Supply. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Tax Matters Agreement." However, if HD Supply is unable to pay any prior period taxes for which it is responsible under the tax matters agreement, we could be required to pay the entire amount of such taxes.

In connection with the spinoff, HD Supply will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that HD Supply's ability to satisfy its indemnification obligations will not be impaired in the future.

        Pursuant to the separation and distribution agreement, HD Supply will agree to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that HD Supply has agreed to retain, and there can be no assurance that the indemnity from HD Supply will be sufficient to protect us against the full amount of such liabilities, or that HD Supply will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from HD Supply any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. If HD Supply is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        After the spinoff, HD Supply's insurers may deny coverage to us for liabilities associated with occurrences prior to the spinoff. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage.

The terms of the distribution and the agreements we will enter into with HD Supply in connection with the spinoff were determined solely by HD Supply.

        The agreements that we will enter into with HD Supply in connection with the spinoff were prepared in the context of the spinoff while our business was still operated by and part of HD Supply,

and the terms were determined by HD Supply as our sole stockholder. Because these agreements were negotiated in the context of a parent-subsidiary relationship prior to the spinoff where actual or perceived conflicts of interest may have been present, the terms of these agreements may be more or less favorable to us than those that would have resulted from arm's-length negotiations between unaffiliated third parties. See "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

Our accounting, enterprise resource planning, and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spinoff. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations, and cash flows could be materially adversely affected.

        Our financial results are currently included within the consolidated results of HD Supply, and we believe that our reporting and control systems are appropriate for a subsidiary of a public company. However, until the spinoff, we will not have been directly subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the spinoff, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). These reporting and other obligations will place significant demands on our management and administrative and operational resources, including our accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including IT and enterprise resource planning systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff. If we are unable to do so in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

HD Supply, at the direction of its board of directors, may abandon the spinoff at any time, and HD Supply, at the direction of its board of directors, may determine to amend or modify any and all terms of the spinoff related agreements at any time prior to the distribution date.

        No assurance can be given that the spinoff will occur or, if it occurs, that it will occur on the terms described in this information statement. In addition to the conditions to the spinoff described herein (certain of which may be waived by HD Supply, at the direction of its board of directors in its sole discretion), HD Supply, at the direction of its board of directors, may abandon the spinoff at any time before the distribution date for any reason or for no reason. In addition, HD Supply, at the direction of its board of directors, may amend or modify any and all terms of the spinoff and the related transactions and agreements at any time prior to the distribution date. If any condition to the spinoff is waived or if any material amendments or modifications are made to the terms of the spinoff or to the ancillary agreements thereto before the distribution date, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K, or other similar means.

After the distribution, certain members of management, directors, and stockholders will hold stock in both HD Supply and us, and as a result may face actual or potential conflicts of interest.

        After the distribution, certain members of management and directors of each of HD Supply and us will own both HD Supply common stock and our common stock. See "Security Ownership of Certain Beneficial Owners and Management." This ownership overlap could create, or appear to create, potential conflicts of interest when our management and directors and HD Supply's management and directors face decisions that could have different implications for us and HD Supply. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between HD Supply and us regarding the terms of the agreements governing the distribution and our relationship with HD Supply thereafter. Potential conflicts of interest may also arise out of any commercial arrangements that we or HD Supply may enter into in the future.

No vote of HD Supply stockholders is required in connection with the spinoff.

        No vote of HD Supply stockholders is required in connection with the spinoff. Accordingly, if this transaction occurs and you do not want to receive our common stock in the distribution, your only recourse will be to divest yourself of your HD Supply common stock prior to the record date for the distribution or to sell your HD Supply common stock in the "regular way" market in between the record date and the distribution date.

Risks Relating to Our Business

Our results of operations have been and will in the future be adversely impacted by the COVID-19 and other potential pandemics, and the duration and extent to which it will impact our results of operations remains uncertain.

        The global spread of COVID-19 has created significant market volatility, uncertainty, and economic disruption. The extent to which the COVID-19 pandemic impacts our business, operations, financial results, and financial condition will depend on numerous evolving factors which are uncertain, including: the duration and scope of the pandemic; governmental, business, and individuals' actions taken in response; the effect on our customers and customers' demand for our services and products; the effect on our suppliers and disruptions to the global supply chain; our ability to sell and provide our services and products, including as a result of travel restrictions and people working from home; disruptions to our operations resulting from the illness of any of our associates, including associates at our branches and distribution centers; restrictions or disruptions to transportation, including reduced availability of ground transport; the ability of our customers to pay for our services and products disruptions to our operations and increased costs resulting from increased cleaning and sanitization and the installation of personal protective barriers; and any closures of our and our suppliers' and customers' facilities. These effects of the COVID-19 pandemic have resulted and will result in lost or delayed revenue to us. In addition, the impact of COVID-19 on macroeconomic conditions may impact the proper functioning of financial and capital markets, commodity and energy prices, and interest rates. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of any economic recession or depression that has occurred or may occur in the future.

We are subject to inherent risks of the non-residential and residential construction markets, including risks related to general economic conditions.

        Demand for our products and services depends to a significant degree on spending in our markets. The level of activity in our markets depends on a variety of factors that we cannot control.

        Historically, both new housing starts and residential remodeling have decreased in slow economic periods. In addition, residential construction activity can impact the level of non-residential construction activity. Other factors impacting the level of activity in the non-residential and residential construction markets include:

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  changes in interest rates;

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  unemployment rates;

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  availability of skilled labor;

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  high foreclosure rates and unsold/foreclosure housing inventory;

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  unsold new housing inventory;

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  availability of financing (including the impact of disruption in the mortgage markets);

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  adverse changes in industrial economic outlook;

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  a decrease in the affordability of homes;

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  vacancy rates;

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  capacity utilization;

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  capital spending;

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  commercial investment;

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  corporate profitability;

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  local, state, and federal government regulation (including tax laws); and

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  shifts in populations away from the markets that we serve.

        Because our markets are sensitive to changes in the economy, downturns (or lack of substantial improvement) in the economy in any region in which we operate have adversely affected and could again adversely affect our business, financial condition, results of operations, and cash flows, and could require us to close under-performing locations.

        While we operate in many markets in the U.S. and Canada, our business is particularly impacted by changes in California. According to the U.S. Bureau of Economic Analysis, California is the largest construction market in the U.S. based on private construction spending. Our business started in California, which is where the largest number of our customer-facing locations are located. Accordingly, impacts to the non-residential and residential construction markets in California specifically could have a more significant impact on our business.

        In addition, the markets in which we compete are sensitive to general business and economic conditions in the U.S. and worldwide, including availability of credit, changes in interest rates, fluctuations in capital, credit, and mortgage markets, and changes in business and consumer confidence. Adverse developments in global financial markets and general business and economic conditions, including through recession, downturn or otherwise, could have a material adverse effect on our business, financial condition, results of operations, and cash flows, including our ability and the ability of our customers and suppliers to access capital. Weakness in the non-residential building construction market and the new residential construction market could have a significant adverse effect on our business, financial condition, results of operations, and cash flows. In addition, because of these factors, there may be fluctuations in our results of operations, and the results for any historical period may not be indicative of results for any future period.

We may be unable to maintain profitability.

        We have set goals to progressively improve our profitability over time by growing our sales, increasing our Gross profit as a percentage of Net sales ("gross margin"), and reducing our expenses as a percentage of sales. There can be no assurance that we will achieve our enhanced profitability goals. Factors that could significantly adversely affect our efforts to achieve these goals include, but are not limited to, the failure to:

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  grow our revenue organically or through acquisitions;

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  improve our revenue mix by investing (including through acquisitions) in businesses that provide higher margins than we have been able to generate historically;

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  achieve improvements in purchasing or maintain or increase our rebates from vendors through our vendor consolidation and/or low-cost country initiatives;

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  improve our gross margins through the utilization of improved pricing practices and technology and sourcing savings;

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  control our overhead and support expenses as we grow;

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  effectively evaluate future inventory reserves;

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  maintain an appropriate product mix, particularly with respect to our outlook, budgeting, and strategic planning;

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  collect monies owed to us from customers; and

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  integrate any businesses acquired.

Any of these failures or delays may adversely affect our ability to increase our profitability.

We may be required to take impairment charges relating to our operations which could impact our future operating results.

        As of February 2, 2020, goodwill represented approximately 24% of our total assets. Goodwill is not amortized and is subject to impairment testing at least annually using a fair value based approach. The identification and measurement of impairment involves the estimation of the fair value of reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment and incorporate management assumptions about expected future cash flows and other valuation techniques. Future cash flows can be affected by changes in industry or market conditions among other things.

        The recoverability of goodwill is evaluated at least annually and when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. Our annual impairment test resulted in no impairment of goodwill during fiscal 2019, fiscal 2018, or fiscal 2017.

        We cannot accurately predict the amount and timing of any impairment of assets, and we may be required to take goodwill or other asset impairment charges relating to certain of our reporting units and asset groups in the event we experience weakness in the non-residential and/or residential construction markets and/or the general U.S. economy. Similarly, certain Company transactions could result in goodwill impairment charges being recorded. Any such non-cash charges would have an adverse effect on our financial results.

We occupy most of our locations under long-term, non-cancelable leases. We may be unable to renew leases on favorable terms or at all. Also, if we close a location, we may remain obligated under the applicable lease.

        Most of our locations are located in leased premises. Many of our current leases are non-cancelable and typically have terms ranging from three to seven years, with options to renew for specified periods of time. We believe that leases we enter into in the future will likely be long-term and non-cancelable and have similar renewal options. However, there can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, if we close a location, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term. Our obligation to continue making rental payments in respect of leases for closed locations could have a material adverse effect on our business and results of operations.

The markets in which we operate are highly competitive and fragmented, and demand for our products and services could decrease if we are not able to compete effectively.

        The markets in which we operate are fragmented and highly competitive. Our competition includes other distributors and manufacturers that sell products directly to their respective customer bases. To a limited extent, retailers of electrical and plumbing fixtures and supplies, building materials, and tools and equipment also compete with us. We also expect that new competitors may develop over time as internet-based enterprises become more reliable and refine their service capabilities. Competition varies depending on product offerings, customer classification, and geographic area.

        We compete with many local, regional, and, in several markets and product categories, other national distributors. No assurance can be given that we will be able to effectively respond to these competitive pressures. Increased competition by existing and future competitors could result in reductions in sales, prices, volumes, and gross margins that could materially adversely affect our business, financial condition, and results of operations. Furthermore, our success will depend, in part, on our ability to maintain our market share and gain market share from competitors.

        Additionally, customers historically have exerted pressure on their outside suppliers to keep prices low in the highly fragmented, competitive bid-based specialty concrete supply industry. If we are unable to generate sufficient cost savings to offset any price reductions, our financial condition, results of operations, and cash flows may be adversely affected.

Our competitors continue to consolidate, which could cause markets to become more competitive and could negatively impact our business.

        Although the markets in which we operate are currently highly fragmented, our competitors in the U.S. and Canada continue to consolidate. This consolidation is being driven by customer needs and supplier capabilities, which could cause markets to become more competitive as greater economies of scale are achieved by distributors, or as competitors with new business models are willing and able to operate with lower gross profits. Customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. We believe these customer needs could result in fewer distributors as the remaining distributors become larger and more capable of being consistent sources of supply.

        There can be no assurance that we will be able to take advantage effectively of this trend toward consolidation. The trend in our industry toward consolidation could make it more difficult for us to maintain operating margins and could also increase competition for our potential acquisition targets and result in higher purchase price multiples.

The majority of our Net sales are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the industry and geographic areas in which they operate, and the failure to collect monies owed from customers could adversely affect our financial condition.

        The majority of our Net sales volume is facilitated through the extension of credit to our customers whose ability to pay is dependent, in part, upon the economic strength of the industry in the areas where they operate. Our business offers credit to customers, either through unsecured credit that is based solely upon the creditworthiness of the customer or secured credit for materials sold for a specific job where the security lies in lien rights associated with the material used in the job. The type of credit offered depends both on the financial strength of the customer and the nature of the business in which the customer is involved. The inability of our customers to pay off their credit lines in a timely manner, or at all, would adversely affect our financial condition, results of operations, and cash flows.

Furthermore, our collections efforts with respect to non-paying or slow-paying customers could negatively impact our customer relations going forward.

        Because we depend on the creditworthiness of certain of our customers, if the financial condition of our customers declines, our credit risk could increase. Significant contraction in our markets, coupled with tightened credit availability and financial institution underwriting standards, could adversely affect certain of our customers and could adversely affect the collectability of our accounts receivable, bad debt reserves, and Net income.

Future strategic transactions could impact our reputation, business, financial position, results of operations, and cash flows, and we may not achieve the acquisition component of our growth strategy.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption, or other risks, or change our business profile significantly. Any inability on our part to successfully implement strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations, and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed operations, post-closing claims being levied against us, and disruption to our continuing operations during the sale process or thereafter.

        In addition, although acquisitions may continue to be a component of our growth strategy, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically or that any businesses acquired will perform in accordance with expectations or that business judgments concerning the value, strengths, and weaknesses of businesses acquired will prove to be correct. Future acquisitions may result in the incurrence of debt and contingent liabilities, an increase in interest expense and amortization expense, and significant charges relative to integration costs. Our strategy could be impeded if we do not identify suitable acquisition candidates, and our financial condition and results of operations will be adversely affected if we overpay for acquisitions.

        Acquisitions involve a number of special risks, including:

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  problems implementing disclosure controls and procedures for the newly acquired business;

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  unforeseen difficulties extending internal control over financial reporting and performing the required assessment at the newly acquired business;

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  potential adverse short-term effects on results of operations through increased costs or otherwise;

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  diversion of management's attention and failure to recruit new, and retain existing, key personnel of the acquired business;

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  failure to successfully integrate infrastructure, logistics, and systems;

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  our business growth could outpace the capability of our systems; and

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  the risks inherent in the systems of the acquired business and risks associated with unanticipated events or liabilities, any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

        In addition, we may not be able to obtain the financing necessary to complete acquisitions on attractive terms or at all.

The non-residential and residential construction markets are seasonal and cyclical.

        Our highest volume of Net sales historically has occurred in our second and third fiscal quarters. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. As a result, our results of operations may vary significantly from period to period as a result of this seasonality. To the extent that hurricanes, forest fires, severe storms, floods, other natural disasters, or similar events occur in the geographic regions in which we operate, our business may be adversely affected. We anticipate that fluctuations from period to period will continue in the future.

        Disruptions at our locations or generally at shipping ports, due to events such as work stoppages, as well as disruptions caused by tornadoes, hurricanes, blizzards and other storms, and natural disasters from time to time, may affect our ability to both maintain key products in inventory and deliver products to our customers on a timely basis, which may in turn adversely affect our results of operations.

        In addition, the non-residential and residential construction markets are subject to cyclical market pressures. The length and magnitude of these cycles have varied over time and by market. Prices of the products we sell are historically volatile and subject to fluctuations arising from changes in supply and demand, national and international economic conditions, labor costs, competition, market speculation, government regulation and trade policies, as well as from periodic delays in the delivery of our products. We have a limited ability to control the timing and amount of changes to prices that we pay for our products. In addition, the supply of our products fluctuates based on available manufacturing capacity. A shortage of capacity, or excess capacity, in the industry can result in significant increases or declines in market prices for those products, respectively, often within a short period of time. Such price fluctuations can adversely affect our financial condition, results of operations, and cash flows.

Fluctuating commodity prices may adversely impact our results of operations.

        The cost of steel and other commodities used in the products we distribute can be volatile, including as a result of international trade policies and tariffs. Although we attempt to pass on cost increases by our suppliers via increased costs to our customers, we are not always able to do so quickly or at all. To date, we have not utilized commodity hedging instruments to manage commodity cost fluctuations. In addition, if prices decrease for commodities used in products we distribute, we may have inventories purchased at higher prices than prevailing market prices. Significant fluctuations in the cost of the commodities used in products we distribute have in the past adversely affected, and in the future may adversely affect, our results of operations, and financial condition.

If petroleum prices increase, our results of operations could be adversely affected. Conversely, prolonged weakness in the oil and gas industry could negatively impact our financial condition, results of operations, and cash flows.

        Petroleum prices have fluctuated significantly in recent years. Prices and availability of petroleum products are subject to political, economic, and market factors that are outside our control. Political events in petroleum-producing regions as well as hurricanes and other weather-related events may cause the price of fuel to increase. We deliver products to our customers via our own trucks as well as third-party carriers. Our operating profit will be adversely affected if we are unable to obtain the fuel we require or to fully offset the anticipated impact of higher fuel prices through increased prices or fuel surcharges to our customers. Besides passing fuel costs on to customers, we have not entered into any hedging arrangements that protect against fuel price increases, and we do not have any long-term fuel purchase contracts. If shortages occur in the supply of necessary petroleum products and we are not able to pass along the full impact of increased petroleum prices to our customers, our results of operations would be adversely affected.

        A number of our locations serve customers that are either direct or indirect participants in the oil and gas industry. Additionally, a number of our locations are also geographically located in or near areas where the oil and gas industry is a significant component of the overall local economy, such as in Texas and in the various shale gas producing regions within the U.S. and Canada. If the prices of oil and gas remain relatively low and our customers are negatively impacted, then our customers' demand for our products and services could also be negatively impacted which would have an adverse effect on our financial condition, results of operations, and cash flows.

Product shortages may impair our results of operations.

        Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. Generally, our products are available from various sources and in sufficient quantities. However, the loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could adversely impact our financial condition, results of operations, and cash flows. In addition, supply interruptions could arise from shortages of raw materials (including petroleum products), labor disputes, actions taken to combat contagious disease and viral outbreaks, or weather conditions affecting products or shipments, transportation disruptions, adjustments to our inventory levels, or other factors within and beyond our control.

        Short- and long-term disruptions in our supply chain would result in a need to maintain higher inventory levels as we replace similar product, a higher cost of product, and ultimately a decrease in our Net sales and profitability. A disruption in the timely availability of our products by our key suppliers would result in a decrease in our revenues and profitability. Although in many instances we have agreements with our suppliers, these agreements are generally terminable by either party on limited notice. Failure by our suppliers to continue to supply us with products on commercially reasonable terms, or at all, would put pressure on our operating margins and have a material adverse effect on our financial condition, results of operations, and cash flows. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes, but not always, passed on to our customers. Our inability to pass on material price increases to our customers could adversely impact our financial condition, results of operations, and cash flows.

We rely on third-party suppliers and, in some instances, international supply chains due to transportation. If we fail to identify and develop relationships with a sufficient number of qualified suppliers, or if there is a significant interruption in our logistics network and supply chains, our ability to timely and efficiently access products that meet our standards for quality and service our customers could be adversely affected.

        We buy the vast majority of our products and supplies from suppliers located in the U.S. and Canada. These suppliers manufacture and source products from the U.S. and abroad. The products sourced by our suppliers are transported by truck, rail, barge or ship by third-party providers. Products sourced internationally by our suppliers require longer supply chains. The length and complexity of these supply chains make those products subject to certain risks, many of which are beyond our control, which could cause significant interruptions or delays in delivery of our products.

        The occurrence of one or more natural disasters or extreme weather such as earthquakes, blizzards, storms, hurricanes, floods, fires, droughts, tornadoes; viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus, now known as COVID-19; geopolitical events, such as civil unrest, acts of terrorism or war (including security measures that could disrupt or impede our distribution networks and supply chains) in a country in which we operate or in which our suppliers are located or in which we or our suppliers source products could result in a disruption of our logistics or supply chain network. For example, should the COVID-19 outbreak continue or spread, it could disrupt our operations and those of our customers and suppliers. Any of these or other natural disasters, catastrophic events, or disruptions could cause any of our locations to become non-operational, adversely affect our ability to timely obtain or deliver products and services, impair our ability to meet customer demand for products and services, or result in lost sales, additional costs, or penalties, and/or damage our reputation. Any of these adverse consequences could have a significant impact on our financial condition, results of operations, and cash flows.

        Furthermore, our ability to identify and develop relationships with qualified suppliers who can satisfy our standards for quality and our need to access products and supplies in a timely and efficient manner is a significant challenge. We may be required to replace a supplier if their products do not meet our quality or safety standards. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers' control. Our results of operations and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. Our suppliers' ability to deliver products may also be affected by financing constraints caused by credit market conditions, which could negatively impact our revenue and cost of products sold, at least until alternate sources of supply are arranged.

Our suppliers source their products and supplies from around the world, including China.

        We buy our products and supplies from suppliers located in the U.S. and Canada, with limited exceptions. Our suppliers source their products and supplies from around the world, including China, and may assemble their products outside of North America. If any restrictions or significant increases in tariffs are imposed related to such products and supplies sourced from or assembled in China, or elsewhere, as a result of amendments to existing trade agreements, and our product and supply costs consequently increase, we may be required to raise our prices, which may result in decreased margins, the loss of customers, and a material adverse effect on our financial results. The extent to which our margins could decrease in response to any future tariffs is uncertain. We continue to evaluate the impact of the effective tariffs, including potential future retaliatory tariffs, as well as other recent changes in foreign trade policy on our supply chain, costs, sales and profitability, and are actively working through strategies to mitigate such impact, including reviewing sourcing options and working with our suppliers. In addition, COVID-19 has resulted in increased travel restrictions and the extended shutdown of certain businesses throughout the world. The impact of COVID-19 on our business is uncertain at this time and will depend on future developments; however, prolonged closures in China, and elsewhere, may disrupt the operations of certain of our suppliers, which could, in turn, negatively impact our business. Any such impact could be material.

We have substantial fixed costs and, as a result, our operating income is sensitive to changes in our Net sales.

        A significant portion of our expenses are fixed costs (including personnel), which do not fluctuate with Net sales. Consequently, a percentage decline in our Net sales could have a greater percentage effect on our operating income if we do not act to reduce personnel or take other cost reduction actions. Any decline in our Net sales would cause our profitability to be adversely affected. Moreover, a key element of our strategy is managing our assets, including our substantial fixed assets, more effectively, including through sales or other disposals of excess assets. Our failure to rationalize our fixed assets in the time, and within the costs, we expect could have an adverse effect on our results of operations and financial condition.

The development of alternatives to distributors in the supply chain could cause a decrease in our sales and results of operations and limit our ability to grow our business.

        Our customers could begin fulfilling more of their product needs directly from manufacturers, which would result in decreases in our Net sales and earnings. Our suppliers could invest in infrastructure to expand their own local sales force and sell more products directly to our customers, which also would negatively impact our business.

        In addition to these factors, our customers may elect to establish their own building products and distribution facilities, or give advantages to manufacturing or distribution intermediaries in which they have an economic stake. These changes in the supply chain could adversely affect our financial condition, results of operations, and cash flows.

Because our business is working capital intensive, we rely on our ability to manage our product purchasing and customer credit policies.

        Our operations are working capital intensive, and our inventories, accounts receivable, and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

The implementation of our technology initiatives could disrupt our operations in the near term, and our technology initiatives might not provide the anticipated benefits or might fail.

        We have made, and will continue to make, significant technology investments in our business, including our administrative functions. Our technology initiatives are designed to streamline our operations to allow our associates to continue to provide high quality service to our customers and to provide our customers with a better experience, while improving the quality of our internal control environment. The cost and potential problems and interruptions associated with the implementation of our technology initiatives could disrupt or reduce the efficiency of our operations in the near term. In addition, our new or upgraded technology might not provide the anticipated benefits, it might take longer than expected to realize the anticipated benefits or the technology might fail altogether.

Interruptions in the proper functioning of our IT systems, including from cybersecurity threats, could disrupt operations and cause unanticipated increases in costs or decreases in revenues, or both.

        We use our information systems to, among other things, manage inventories and accounts receivable, make purchasing decisions, and monitor our results of operations, process, transmit, and store sensitive electronic data, including employee, supplier, and customer records. As a result, the proper functioning of our IT systems is critical to the successful operation of our business. Our IT systems include proprietary systems developed and maintained by us. In addition, we depend on IT systems of third parties, such as suppliers, retailers, and original equipment manufacturers to, among other things, market and distribute products, develop new products and services, operate our website, host and manage our services, store data, process transactions, respond to customer inquiries, and manage inventory and our supply chain. Although our IT systems are protected through physical and software safeguards and remote processing capabilities exist, our IT systems or those of third parties upon whom we depend are still vulnerable to natural disasters, power losses, unauthorized access, telecommunication failures, and other problems. Despite our policies, procedures, and programs designed to ensure the integrity of our IT systems, we may not be effective in identifying and mitigating every risk to which we are exposed. Furthermore, from time to time, we rely on IT systems which may be managed, hosted, provided, and/or accessed by third parties or their vendors, to assist in conducting our business. Such relationships and access may create difficulties in anticipating and implementing adequate preventative measures or fully mitigating harms after a breach. If critical proprietary or third-party IT systems fail or are otherwise unavailable, including as a result of system upgrades and transitions, our ability to process orders, track credit risk, identify business opportunities, maintain proper levels of inventories, collect accounts receivable, pay expenses, and otherwise manage our business would be adversely affected.

        Cybersecurity incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, collecting ransoms, corrupting data, or causing operational disruption. Cybersecurity attacks in particular are becoming more sophisticated and include, but are not limited to, malicious software, attempts to gain unauthorized access to data (either directly or through our vendors and customers), denial of service attacks, and other electronic security breaches. Despite our security measures, our IT systems and infrastructure or those of our third parties may be vulnerable to such cybersecurity incidents. The result of these incidents could include, but are not limited to, disrupted operations, misstated or misappropriated financial data, theft of our intellectual property or other confidential information (including of our customers, suppliers, and employees), liability for stolen assets or information, increased cybersecurity protection costs, and reputational damage adversely affecting customer or investor confidence. In addition, if any information about our customers, including payment information, were the subject of a successful cybersecurity attack against us, we could be subject to litigation or other claims by the affected customers or by governments enforcing data privacy regulations. Such claims may result in significant sanctions, monetary costs, or other harm to us. Furthermore, we have incurred costs and may incur significant additional costs in order to implement the security measures we feel are appropriate to protect our IT systems.

Our costs of doing business could increase as a result of changes in U.S. federal, state, or local regulations.

        Our operations are principally affected by various statutes, regulations, and laws in the U.S. states and Canadian provinces in which we operate, as well as federal laws and regulations. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices, competition, immigration, and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the salability of our products. Changes in U.S. federal, state, or local regulations governing the sale of our products could increase our costs of doing business. In addition, changes to U.S. federal, state, and local tax regulations could increase our costs of doing business. We cannot provide assurance that we will not incur material costs or liabilities in connection with regulatory requirements.

        We deliver products to many of our customers through our own fleet of vehicles. The U.S. Department of Transportation (the "DOT") regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, or driver hours of service could increase our costs, which, if we are unable to pass these cost increases on to our customers, would reduce our gross margins, increase our Selling, general, and administrative expenses, and reduce our Net income.

        We cannot predict whether future developments in law and regulations concerning our business will affect our business, financial condition, and results of operations in a negative manner. Similarly, we cannot assess whether our business will be successful in meeting future demands of regulatory agencies in a manner which will not materially adversely affect our business, financial condition, or results of operations.

The nature of our business exposes us to construction defect and product liability claims as well as other legal proceedings.

        We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third-party suppliers, we are exposed to risks relating to the quality of the products we distribute. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. From time to time, we are involved in construction defect and product liability claims relating to the products we distribute and fabricate, among other things. In certain situations, we have undertaken to voluntarily remediate any defects, which can be a costly measure. We also operate a large fleet of trucks and other vehicles and therefore face the risk of traffic accidents.

        While we currently maintain insurance coverage to address a portion of these types of liabilities, we cannot make assurances that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Further, while we seek indemnification against potential liability for product liability claims from relevant parties, including but not limited to manufacturers and suppliers, we cannot guarantee that we will be able to recover under such indemnification agreements. Moreover, if we increase the number of private label products we distribute, our exposure to potential liability for products liability claims may increase. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our proprietary brand products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations, and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our Company.

        From time to time, we are also involved in government inquiries and investigations, as well as class action, consumer, employment, and tort proceedings, and other litigation. We cannot predict with certainty the outcomes of these legal proceedings and other contingencies, including environmental remediation and other proceedings commenced by government authorities. The outcome of some of these legal proceedings and other contingencies could require us to take, or refrain from taking, actions which could adversely affect our operations or could require us to pay substantial amounts of money. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management's attention and resources from other matters.

If we become subject to material liabilities under our self-insured programs, our financial results may be adversely affected.

        We provide workers' compensation, automobile, and product/general liability coverage through a high deductible insurance program. In addition, we are self-insured for our health benefits and maintain per employee stop-loss coverage. Although we believe that we have adequate stop-loss coverage for catastrophic claims to cap the risk of loss, our results of operations, and financial condition may be adversely affected if the number and severity of claims that are not covered by stop-loss insurance increases.

Our success depends upon our ability to attract, train, and retain highly qualified associates and key personnel.

        To be successful, we must attract, train, and retain a large number of highly qualified associates while controlling related labor costs. Our ability to control labor costs is subject to numerous external factors, including prevailing wage rates and health and other insurance costs. We compete with other businesses for these associates and invest significant resources in training and motivating them. There is no assurance that we will be able to attract or retain highly qualified associates in the future, including, in particular, those employed by companies we acquire. A very small proportion of our employees (within our recent acquisition of A.H. Harris) are currently covered by collective bargaining or other similar labor agreements. Historically, the effects of collective bargaining and other similar labor agreements on us have not been significant. However, if our employees were to unionize, including in the wake of any future legislation that makes it easier for employees to unionize, the effect on us may be adverse. Any inability by us to negotiate acceptable new contracts under these collective bargaining arrangements could cause strikes or other work stoppages, and new contracts could result in increased operating costs. If any such strikes or other work stoppages occur, or if other employees become represented by a union, we could experience a disruption of our operations and higher labor costs. Labor relations matters affecting our suppliers of products and services could also adversely affect our business from time to time.

        In addition, our business results depend largely upon our chief executive officer and senior management team as well as our branch managers and sales personnel and their experience, knowledge of local market dynamics and specifications, and long-standing customer relationships. We customarily sign employment letters providing for an agreement not to compete with key personnel of companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. Our inability to retain or hire qualified branch managers or sales personnel at economically reasonable compensation levels would restrict our ability to grow our business, limit our ability to continue to successfully operate our business, and result in lower results of operations and profitability.

Fluctuations in foreign currency exchange rates may reduce our revenues and profitability.

        As an industrial distributor of manufactured products, our profitability is tied to the prices we pay to the manufacturers from which we purchase our products. Some of our suppliers price their products in currencies other than the U.S. dollar or incur costs of production in non-U.S. currencies. Accordingly, depreciation of the U.S. dollar against foreign currencies increases the prices we pay for these products. Even short-term currency fluctuations could adversely impact revenues and profitability if we are unable to pass higher supply costs on to our customers. Our delayed ability to pass on material price increases to our customers could adversely impact our financial condition, results of operations, and cash flows.

If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted.

        Our ability to compete effectively depends, in part, upon our ability to protect and preserve proprietary aspects of our intellectual property, including our trademarks and customer lists. The use of our intellectual property or similar intellectual property by others could adversely impact our ability to compete, cause us to lose Net sales or otherwise harm our business. If it became necessary for us to resort to litigation to protect these rights, any proceedings could be burdensome and costly, and we may not prevail.

        Also, we cannot be certain that the products that we sell do not and will not infringe issued patents or other intellectual property rights of others. Further, we are subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks, patents, and other intellectual property rights of third parties by us or our customers in connection with their use of the products that we distribute. Should we be found liable for infringement, we (or our suppliers) may be required to enter into licensing agreements (if available on acceptable terms or at all) or pay damages and cease making or selling certain products. Moreover, we may need to redesign or sell different products to avoid future infringement liability. Any of the foregoing could cause us to incur significant costs, prevent us from selling our products, or negatively impact our ability to compete.

Income tax payments may ultimately differ from amounts currently recorded by us. Future tax law changes may materially increase our prospective income tax expense.

        We are subject to income taxation in many jurisdictions in the U.S., as well as Canada. Judgment is required in determining our worldwide income tax provision and, accordingly, there are many transactions and computations for which our final income tax determination is uncertain. We are routinely audited by income tax authorities in many tax jurisdictions. Although we believe our recorded tax estimates are reasonable, the ultimate outcome from any audit (or related litigation) could be materially different from amounts reflected in our income tax provisions and accruals. Future settlements of income tax audits may have a material effect on earnings between the period of initial recognition of tax estimates in the financial statements and the point of ultimate tax audit settlement. Additionally, it is possible that future income tax legislation and/or import tariffs or border adjustment proposals in any jurisdiction to which we are subject may be enacted that could have a material impact on our worldwide income tax provision beginning with the period that such legislation becomes effective.

We may not be able to identify new products and new product lines and integrate them into our distribution network, which may impact our ability to compete.

        Our business depends in part on our ability to identify future products and product lines that complement existing products and product lines and that respond to our customers' needs. We may not be able to compete effectively unless our product selection keeps up with trends in the markets in which we compete or trends in new products. In addition, our ability to integrate new products and product lines into our distribution network could impact our ability to compete. Furthermore, the success of new products and new product lines will depend on market demand and there is a risk that new products and new product lines will not deliver expected results, which could negatively impact our future sales and results of operations. Our expansion into new markets may present competitive, distribution, and regulatory challenges that differ from current ones. We may be less familiar with the target customers and may face different or additional risks, as well as increased or unexpected costs, compared to existing operations. Growth into new markets may also bring us into direct competition with companies with whom we have little or no past experience as competitors. To the extent we are reliant upon expansion into new geographic, industry, and product markets for growth and do not meet the new challenges posed by such expansion, our future sales growth could be negatively impacted, our operating costs could increase, and our business operations and financial results could be negatively affected.

We could incur significant costs in complying with environmental, health, and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits.

        Our operations are subject to various federal, state, local, and foreign environmental, health, and safety laws and regulations. Among other things, these laws regulate the emission or discharge of materials into the environment, govern the use, storage, treatment, disposal, and management of hazardous substances and wastes, protect the health and safety of our employees and the end users of our products, regulate the materials used in and the recycling of products and impose liability for the costs of investigating and remediating, and damages resulting from, present and past releases of hazardous substances. Violations of these laws and regulations or non-compliance with any conditions contained in any environmental permit can result in substantial fines or penalties, injunctive relief, requirements to install pollution or other controls or equipment, civil and criminal sanctions, permit revocations, and/or facility shutdowns. We could be held liable for the costs to address contamination of any real property we have ever owned, operated, or used as a disposal site. We could also incur fines, penalties, sanctions, or be subject to third-party claims for property damage, personal injury or nuisance, or otherwise as a result of violations of or liabilities under environmental laws in connection with releases of hazardous or other materials. In addition, changes in, or new interpretations of, existing laws, regulations, or enforcement policies, the discovery of previously unknown contamination, or the imposition of other environmental liabilities or obligations in the future, including additional investigation or other obligations with respect to any potential health hazards of our products or business activities, or the imposition of new permit requirements, may lead to additional compliance or other costs that could have material adverse effects on our business, financial condition, or results of operations.

We may be affected by global climate change or by legal, regulatory, or market responses to such potential change.

        Concern over climate change, including the impact of global warming, has led to significant federal, state, and international legislative and regulatory efforts to limit greenhouse gas ("GHG") emissions. For example, over the past several years, the U.S. Congress has considered various bills that would regulate GHG emissions. While these bills have not yet received sufficient Congressional support for enactment, some form of federal climate change legislation could be possible in the future. Even in the absence of such legislation, the Environmental Protection Agency, spurred by judicial interpretation of the Clean Air Act, may regulate GHG emissions, especially diesel engine emissions, and this could impose substantial costs on us. These costs include an increase in the cost of the fuel and other energy we purchase and capital costs associated with updating or replacing our internal fleet of trucks and other vehicles prematurely. In addition, new laws or future regulation could directly and indirectly affect our customers and suppliers (through an increase in the cost of production or their ability to produce satisfactory products) and our business (through the impact on our inventory availability, cost of sales, operations, or demands for the products we sell). Until the timing, scope, and extent of any future regulation becomes known, we cannot predict its effect on our cost structure or our results of operations. Notwithstanding our dedication to being a responsible corporate citizen, it is reasonably possible that such legislation or regulation could impose material costs on us. Moreover, even without such legislation or regulation, increased awareness, and any adverse publicity in the global marketplace about the GHGs emitted by companies involved in the transportation of goods could harm our reputation and reduce customer demand for our products and services.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could materially and adversely affect us.

        As a public company, we will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and will be required to prepare our financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that we file annual, quarterly, and current reports. Our failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits, and restrict our ability to access financing. In addition, the Sarbanes-Oxley Act requires that, among other things, we establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in our business, or changes in applicable accounting rules. We cannot assure you that our internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which we had previously believed that internal controls were effective. If we are not able to maintain or document effective internal control over financial reporting, our independent registered public accounting firm will not be able to certify as to the effectiveness of our internal control over financial reporting. While we have been adhering to these laws and regulations as a subsidiary of HD Supply, after the distribution we will need to demonstrate our ability to manage our compliance with these corporate governance laws and regulations as an independent, public company.

        Matters affecting our internal controls may cause us to be unable to report our financial information on a timely basis, or may cause us to restate previously issued financial information, and thereby subject us to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if we or our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could have a material and adverse effect on us by, for example, leading to a decline in our share price and impairing our ability to raise additional capital.

Our future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our debt obligations.

        In connection with the completion of the spinoff, we expect that we will incur debt. Our level of debt could have important consequences. For example, it could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

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  increase our vulnerability to adverse economic or industry conditions;

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  limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

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  place us at a competitive disadvantage compared to businesses in our industry that have less debt.

        Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments and a downgrade to our credit ratings. A downgrade in our credit ratings would increase our borrowing costs. In the event of a default, the holders of our debt could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our debt and the remedies sought by the holders of such debt could render us unable to pay principal and interest on our debt.

Risks Relating to Ownership of Our Common Stock

Because there has not been any public market for our common stock, the market price and trading volume of our common stock may be volatile and you may not be able to resell your shares at or above the initial market price of our common stock following the spinoff.

        Prior to the spinoff, there will have been no trading market for our common stock. We cannot assure you that an active trading market will develop or be sustained for our common stock after the spinoff, nor can we predict the price at which our common stock will trade after the spinoff. The market price of our common stock could fluctuate significantly due to a number of factors, many of which are beyond our control, including:

  •
  fluctuations in our quarterly or annual earnings results or those of other companies in our industry;

  •
  failures of our results of operations to meet the estimates of securities analysts or the expectations of our stockholders, or changes by securities analysts in their estimates of our future earnings;

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  announcements by us or our customers, suppliers, or competitors;

  •
  changes in laws or regulations which adversely affect our industry or us;

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  general economic, industry, and stock market conditions;

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  future sales of our common stock by our stockholders;

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  future issuances of our common stock by us;

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  our ability to pay dividends in the future; and

  •
  the other factors described in these "Risk Factors" and other parts of this information statement.

A large number of shares of our common stock are or will be eligible for future sale, which may cause the market price for our common stock to decline.

        Upon completion of the spinoff, we will have outstanding an aggregate of                        approximately             shares of common stock. Virtually all of those shares will be freely tradable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). We are unable to predict whether large amounts of our common stock will be sold in the open market following the spinoff. We are also unable to predict whether a sufficient number of buyers would be in the market at that time. Certain HD Supply stockholders may be required to sell the shares of White Cap common stock that they receive in the spinoff. For example, index funds currently holding HD Supply common stock may be required to sell the White Cap common stock they receive in the spinoff. In addition, it is possible that other HD Supply stockholders will sell the shares of White Cap common stock they receive in the spinoff for various reasons. For example, such stockholders may not believe that our business profile, capital structure, or level of market capitalization as an independent company fits their investment objectives. We can provide no assurance that there will be sufficient new buying interest to offset the potential sale of common stock of White Cap. Accordingly, our common stock could experience a high level of volatility immediately following the spinoff and, as a result, the price of our common stock could be adversely affected.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay, or prevent a change in control of our Company and may affect the trading price of our common stock.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (as defined in "Description of Capital Stock") will include a number of provisions that may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. For example, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will:

  •
  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

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  for five years following            , provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year;

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  for five years following            , provide that directors may be removed only for cause and then only by the affirmative vote of the holders of at least three-fourths (75%) of the shares then entitled to vote in an election of directors;

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  provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

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  prohibit stockholders from calling special meetings of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

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  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

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  for five years following            , require the approval of holders of at least three-fourths (75%) of the outstanding shares of our common stock, voting together as a single class, to amend our Amended and Restated By-laws and certain provisions of our Amended and Restated Certificate of Incorporation.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

        Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult, or prevent a change in our control, which may not be in the best interests of our stockholders.

We may not determine to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We may not declare and pay dividends on our common stock in the near future. In the absence of a dividend, the success of an investment in shares of our common stock would depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If there is no coverage of our Company by securities or industry analysts, the trading price for our common stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if one or more of these analysts downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

        This information statement and other materials we and HD Supply have filed or will file with the SEC include or will include forward-looking statements. Some of the forward-looking statements can be identified by the use of terms such as "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates," "anticipates," or other comparable terms. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this information statement and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects and growth strategies, and the industries in which we operate and include, without limitation, statements relating to our future performance.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry development may differ materially from those made in or suggested by the forward-looking statements contained in this information statement. In addition, even if our results of operations, financial condition and liquidity, and industry development are consistent with the forward-looking statements contained in this information statement, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors could cause actual results to differ materially from those contained in or implied by the forward-looking statements, including the risks and uncertainties discussed in "Risk Factors."

        Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include, but are not limited to the following, many of which are, and will be, amplified by the COVID-19 pandemic:

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  the impact of the COVID-19 pandemic on our sales, operations and supply chain, as well as the impacts on our customers, suppliers, vendors, and business partners;

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  if we do not realize some or all of the benefits expected to result from the spinoff, or if such benefits are delayed;

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  we have no history operating as an independent public company;

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  our ongoing businesses may be adversely affected and subject to certain risks and consequences as a result of pursuing the spinoff;

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  HD Supply's ability to successfully complete the spinoff on a tax-free basis, within the expected time frame or at all;

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  HD Supply's ability to change the terms of the spinoff and the related transactions and agreements in ways that may be unfavorable to us;

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  our accounting, enterprise resource planning, and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the spinoff;

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  after the distribution, certain members of management, directors, and stockholders will hold stock in both HD Supply and us, and as a result may face actual or potential conflicts of interest;

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  certain contracts that will need to be assigned from HD Supply or its affiliates to us in connection with the spinoff require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase our expenses or otherwise reduce our profitability;

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  our ability to successfully implement our business strategies and execute our long-term value creation strategy;

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  inherent risks of the non-residential and residential construction markets;

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  our ability to maintain profitability;

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  the competitive markets in which we operate and demand for our products and services in highly competitive and fragmented industries (including competitive pricing pressure from our customers);

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  the loss of any of our significant customers;

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  our ability to identify and acquire suitable acquisition candidates on favorable terms;

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  cyclicality and seasonality of the non-residential and residential construction markets;

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  our ability to manage fixed costs;

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  our ability to identify and develop relationships with a sufficient number of qualified suppliers and to maintain our supply chains;

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  the development of alternatives to distributors in the supply chain;

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  our ability to manage our working capital through product purchasing and customer credit policies;

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  cybersecurity breaches, disruptions, or failures in our IT systems and our failure to protect the security of personal information about our customers;

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  potential material liabilities under our self-insured programs;

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  our ability to attract, train, and retain highly qualified associates and key personnel;

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  laws and governmental regulations increasing our legal and regulatory expenses;

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  new and/or proposed trade policies could make sourcing product from foreign countries more difficult and more costly;

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  our ability to generate the cash needed to fund our operations and service our debt obligations to be incurred;

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  increased borrowing costs due to lowering or withdrawal of the ratings, outlook, or watch assigned to us, our debt securities to be issued, or our credit facilities to be incurred;

  •
  limitations and restrictions in the agreements to be entered into governing our indebtedness; and

  •
  other factors described in this information statement and from time to time in documents that we file with the SEC.

        All forward-looking statements are made only as of the date of this information statement and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 THE SPINOFF

Reasons for the Spinoff

        On September 24, 2019, HD Supply announced its intention to separate its Facilities Maintenance and Construction & Industrial businesses into two independent, publicly traded companies through a distribution of our common stock to HD Supply's stockholders in a spinoff. The transaction is subject to certain customary conditions, including, among others, the conditions described below under "—Spinoff Conditions and Termination."

        White Cap is currently an indirect wholly owned subsidiary of HD Supply. HD Supply will transfer, or cause its subsidiaries to transfer, to us all the assets and generally all the liabilities relating to HD Supply's Construction & Industrial business, which HD Supply intends to separate from its other operations.

        Based on our audited combined statements of operations and comprehensive income included elsewhere in this information statement: for the fiscal years ended February 2, 2020, February 3, 2019 and January 28, 2018, White Cap's Net sales as a percent of HD Supply's total Net sales was 49.1%, 49.0% and 44.5%, respectively. Based on our audited combined balance sheet as of February 2, 2020 and February 3, 2019 included elsewhere in this information statement, total assets and total liabilities attributable to White Cap as a percent of HD Supply's total assets and total liabilities was 34.4% and 18.5% and 33.1% and 12.5%, respectively.

        HD Supply's Facilities Maintenance and Construction & Industrial businesses operate largely autonomously, although they have benefitted by sharing executive management and some overhead costs. The spinoff will permit each of HD Supply and White Cap to focus exclusively on its individual business and enable investors to obtain and, if they so choose, retain direct exposure to each separate business.

        Among other things, following the spinoff, each of HD Supply and White Cap is expected to be able to:

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  position itself within its industry as a focused, independent company;

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  pursue both organic growth and acquisition opportunities aligned with its particular strategic priorities;

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  create a more optimal capital structure and capital allocation priorities consistent with its own financial profile; and

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  align its particular incentive compensation with its financial performance.

        There necessarily can be no assurance that the expected benefits of the spinoff will be realized. See "Risk Factors—Risks Relating to the Spinoff."

Results of the Spinoff

        After the spinoff, we will be an independent, publicly traded company. Immediately after the distribution date, we expect that              million shares of our common stock will be issued and outstanding, based on the distribution of            share [s] of our common stock for every             share of HD Supply common stock outstanding and the anticipated number of shares of HD Supply common stock outstanding as of the record date. The actual number of shares of our common stock to be distributed will be determined based on the number of shares of HD Supply common stock outstanding as of the record date.

        We and HD Supply will be parties to a number of short-term agreements that will govern the spinoff and our future relationship. For a more detailed description of these agreements, please see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

        You will not be required to make any payment for the shares of White Cap common stock you receive, nor will you be required to surrender or exchange your shares of HD Supply common stock or take any other action in order to receive the White Cap common stock to which you are entitled. The spinoff will not affect the number of outstanding shares of HD Supply common stock or any rights of HD Supply stockholders, although it is expected to affect the market value of the outstanding shares of HD Supply common stock.

Manner of Effecting the Spinoff

        The general terms and conditions relating to the spinoff will be set forth in a separation and distribution agreement between HD Supply and us. For a description of the terms of that agreement, see "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us—Separation and Distribution Agreement." Under the separation and distribution agreement, the distribution will occur on the distribution date. Each holder of HD Supply common stock will be entitled to receive             share[s] of our common stock for every            share of HD Supply common stock owned by such holder as of 5:00 p.m., Atlanta, Georgia time, on the record date. As discussed under "—Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution," if a holder of record of HD Supply common stock sells those shares in the "regular way" market after the record date and before or on the distribution date, that stockholder will be selling the right to receive our common stock in the distribution. The distribution will be made in book-entry form. For registered HD Supply stockholders, our transfer agent will credit their shares of White Cap common stock to book-entry accounts established to hold their White Cap common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own HD Supply common stock through a bank or brokerage firm, their White Cap common stock will be credited to their accounts by the bank or broker. See "—When and How You Will Receive White Cap Shares" below. Each White Cap share of common stock that is distributed will be validly issued, fully paid, and nonassessable.

        Holders of White Cap common stock will not be entitled to preemptive rights. See "Description of Capital Stock." Following the spinoff, stockholders whose shares are held in book-entry form may request the transfer of their White Cap common stock to a brokerage or other account at any time, without charge.

When and How You Will Receive White Cap Shares

        On the distribution date, HD Supply will release its White Cap common stock for distribution by American Stock Transfer & Trust Company, LLC, the distribution agent. The distribution agent will cause the shares of White Cap common stock to which you are entitled to be registered in your name or in the "street name" of your bank or brokerage firm.

        "Street Name" Holders.    Many HD Supply stockholders have HD Supply common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. For stockholders who hold their HD Supply common stock in an account with a bank or brokerage firm, shares of our common stock being distributed will be registered in the "street name" of your bank or broker, who in turn will electronically credit your account with the shares that you are entitled to receive in the distribution. We anticipate that banks and brokers will generally credit their customers' accounts with shares of our common stock on or shortly after the distribution date. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares credited to your account.

        Registered Holders.    If you are the registered holder of HD Supply common stock and hold your HD Supply common stock either in physical form or in book-entry form, the White Cap common stock distributed to you will be registered in your name and you will become the holder of record of that number of shares of our common stock. Our distribution agent will send you a statement reflecting your ownership of our common stock.

        Direct Registration System.    As part of the spinoff, we will be adopting a direct registration system for book-entry share registration and transfer of our common stock. Our common stock to be distributed in the spinoff will be distributed as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares will be mailed to you in connection with the spinoff. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. If at any time you want to receive a physical certificate evidencing your shares, you may do so by contacting our transfer agent and registrar. Contact information for our transfer agent and registrar is provided under "Description of Capital Stock—Transfer Agent, Distribution Agent, and Registrar." The distribution agent will begin mailing book-entry account statements reflecting your ownership of shares promptly after the distribution date. You can obtain more information regarding the direct registration system by contacting our transfer agent and registrar.

Treatment of Fractional Shares

        The transfer agent will aggregate all fractional shares and sell them on behalf of those holders who otherwise would be entitled to receive a fractional share. The transfer agent will determine, in its sole discretion, when, how, and through which broker-dealers such sales will be made without any influence by HD Supply or us. We anticipate that these sales will occur as soon as practicable after the distribution date. Those holders will then receive a cash payment in an amount equal to their pro rata share of the total net proceeds of those sales.

        It is expected that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures. You should contact your broker or other nominee for additional details.

        Neither HD Supply, nor we, nor the transfer agent will guarantee any minimum sale price for any fractional shares. Neither we nor HD Supply will pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders for U.S. federal income tax purposes. See "—Material U.S. Federal Income Tax Consequences of the Distribution" below.

Transferability of Shares You Receive

        Our common stock distributed to HD Supply stockholders will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act. Persons who may be deemed to be our affiliates after the spinoff generally include individuals or entities that control, are controlled by, or are under common control with us, and include our directors and certain of our officers. Our affiliates will be permitted to sell their White Cap common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144.

        Under Rule 144, an affiliate may not sell within any three-month period shares of White Cap common stock in excess of the greater of:

  •
  1% of the then outstanding number of shares of White Cap common stock; and

  •
  the average reported weekly trading volume of shares of White Cap common stock on NASDAQ during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale or, if no such notice is required, certain other applicable dates.

        Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements, the availability of current public information about us, and holding periods.

Stock-Based Plans

Treatment of Equity-Based Compensation

        With respect to HD Supply equity incentive awards held by White Cap employees, including White Cap's named executive officers and White Cap directors, that are outstanding on the distribution date and for which the underlying security is shares of HD Supply's common stock, it is currently anticipated that each outstanding HD Supply stock option, restricted stock, performance award, restricted stock unit, and deferred stock unit award will be equitably adjusted or converted into an award with respect to White Cap common stock. Each other HD Supply equity incentive award will also be equitably adjusted or converted, but will continue to relate to HD Supply common stock. In each case, the award will be equitably adjusted or converted in a manner intended to preserve the aggregate intrinsic value of the original HD Supply equity award, and will be subject to substantially the same terms and conditions after the spinoff as the terms and conditions applicable to the original HD Supply award prior to the distribution date, except:

  •
  with respect to each adjusted or converted stock option award, the per-share exercise price for each White Cap stock option and each HD Supply stock option will be adjusted or established, as applicable, so that each will retain, in the aggregate, the same intrinsic value that the original HD Supply stock option award had immediately prior to the distribution date (subject to rounding);

  •
  with respect to each adjusted or converted award covering White Cap common stock or HD Supply common stock, the number of underlying shares subject to such award will be determined based on application of (1) the ratio of HD Supply's pre-spinoff stock price to (a) the post-spinoff share price of White Cap in the case where the adjusted or converted award covers White Cap common stock or (b) the post-spin-off share price of HD Supply in the case where the adjusted award covers HD Supply common stock to (2) the number of HD Supply common shares subject to the original HD Supply award prior to the distribution date;

  •
  with respect to the performance awards, see "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performances Awards." Further information with respect to the performance awards will be provided in an amendment to this information statement.

        To the extent that an affected employee is employed in a non-U.S. jurisdiction, and the adjustments or grants contemplated above could result in adverse tax consequences or other adverse regulatory consequences, HD Supply may determine that a different equitable adjustment or grant will apply in order to avoid any such adverse consequences.

        We expect that the compensation committee of our board of directors will maintain a program to deliver long-term incentive awards to our executives and other employees that is appropriate for our business needs. However, the types of awards provided, the allocation of grant date values among the mix of awards, and the performance measures to be used may differ from HD Supply's past practice.

White Cap Omnibus Plan

        We anticipate that we will adopt the White Cap Omnibus Plan as defined in "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives." The White Cap Omnibus Plan will generally be administered by our compensation committee (or the board of directors in the case of non-employee director awards) and will generally enable our compensation committee (or the board of directors, as applicable) to provide equity incentive compensation to our employees, our non-employee directors, and eligible consultants. Pursuant to the White Cap Omnibus Plan, we may grant stock options (including "incentive stock options" as defined in Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units, performance awards, deferred stock units, and certain other awards based on or related to our common stock, subject to certain share and dollar limitations as described in the White Cap Omnibus Plan.

        The White Cap Omnibus Plan will authorize the grant of "adjusted awards" to certain current holders of HD Supply equity awards under the HD Supply equity compensation plans, as described above. In connection with the distribution of White Cap common stock to HD Supply stockholders, our compensation committee intends to authorize adjusted awards of White Cap stock options, restricted stock, performance awards, restricted stock units, and deferred stock units under the White Cap Omnibus Plan to White Cap employees and directors who hold corresponding awards covering HD Supply equity.

        Subject to adjustment as described in the White Cap Omnibus Plan, total awards under the White Cap Omnibus Plan will be limited to             million shares of White Cap common stock. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

        The White Cap Omnibus Plan also provides that, subject to adjustment as described in the White Cap Omnibus Plan:

  •
  no participant in any calendar year will be granted stock options, stock appreciation rights, or any other award based solely on an increase in the value of the shares from the grant date in respect of more than                 shares;

  •
  no participant in any calendar year will be granted more than                performance awards to be settled in shares;

  •
  no participant in any calendar year will receive a payment in excess of                in respect of performance awards to be settled in cash; and

  •
  no non-employee director of White Cap will be granted in any board compensation year awards under the White Cap Omnibus Plan having an aggregate maximum value, taken together with any cash fees payable to such non-employee director for such year, in excess of $            .

        All awards and shares that are distributed pursuant to awards are subject to the terms and conditions of any recoupment or clawback policy adopted by our compensation committee, our board of directors or us, including any policy adopted to comply with applicable law.

        Our compensation committee generally will be able to amend the White Cap Omnibus Plan, subject to stockholder approval in certain circumstances.

Cash-Based Incentive Program

        We expect that we will adopt a short-term incentive program that will permit us to provide annual cash-based incentive awards to certain officers and other key employees based on performance against pre-established annual goals. Under the short-term incentive program, we expect that participants will have an annual target award opportunity established by the White Cap Compensation Committee expressed as a percentage of each participants' base salary.

Material U.S. Federal Income Tax Consequences of the Distribution

        The following is a discussion of the material U.S. federal income tax consequences of the distribution to U.S. Holders (as defined below) of HD Supply common stock. This discussion is based on the Code, applicable Treasury regulations, administrative authorities and court decisions, all as in effect as of the date of this information statement, any of which may change, possibly with retroactive effect. For purposes of this discussion, a "U.S. Holder" is a beneficial owner of HD Supply common stock that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state therein or the District of Columbia;

  •
  a trust (1) that is subject to the primary supervision of a court within the U.S. and all the substantial decisions of which are controlled by one or more U.S. persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source.

        This discussion addresses only the consequences of the distribution to U.S. Holders that hold HD Supply common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder's particular circumstances or to a U.S. Holder subject to special rules, such as:

  •
  banks or other financial institutions, underwriters, or insurance companies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  real estate investment trusts and regulated investment companies;

  •
  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

  •
  expatriates or former long-term residents of the U.S.;

  •
  partnerships or other pass-through entities or investors in such entities;

  •
  dealers or traders in securities, commodities, or currencies;

  •
  grantor trusts;

  •
  persons subject to the alternative minimum tax;

  •
  U.S. persons whose "functional currency" is not the U.S. dollar;

  •
  persons who received HD Supply shares through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

  •
  persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding HD Supply shares, or, after the distribution, the outstanding White Cap ordinary shares; or

  •
  holdings of HD Supply shares, or, after the spinoff, White Cap ordinary shares, as a position in a "straddle" as part of a "synthetic security" or "hedge" as part of a "conversion transaction" or other integrated investment or risk reduction transaction.

        If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds HD Supply common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding HD Supply common stock should consult his, her, or its tax advisor.

        This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the distribution. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift, or other non-income tax or any non-U.S. state or local tax consequences of the distribution. Accordingly, each holder of HD Supply common stock should consult his, her, or its tax advisor to determine the particular U.S. federal, state, or local or non-U.S. income or other tax consequences of the distribution to such holder.

Tax Opinions

        The consummation of the distribution is conditioned upon the receipt of an opinion of tax counsel substantially to the effect that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify as a tax-free distribution to such stockholders within the meaning of Section 355 of the Code (the "Tax Opinion"). In rendering the Tax Opinion to be given as of the date of the distribution of White Cap common stock to the HD Supply stockholders (the "Closing Tax Opinion"), tax counsel will rely, on (i) customary representations, warranties, and covenants made by us and HD Supply, including those contained in certificates of officers of us and HD Supply, and (ii) specified assumptions, including an assumption regarding the completion of the spinoff and certain related transactions in the manner contemplated by the transaction agreements. In addition, tax counsel's ability to provide the Closing Tax Opinion will depend on the absence of changes in existing facts or law between the date of our registration statement on Form 10, of which this information statement is a part, and the closing date of the spinoff. If any of the representations, warranties, covenants, or assumptions on which tax counsel will rely is inaccurate, tax counsel may not be able to provide the Closing Tax Opinion or the tax consequences of the distribution could differ from those described below. An opinion of tax counsel does not preclude the IRS or the courts from adopting a contrary position. HD Supply does not intend to obtain a ruling from the IRS regarding the tax consequences of the distribution.

The Distribution

        Assuming that the distribution of all of the shares of White Cap common stock owned by HD Supply to the stockholders of HD Supply qualifies as a tax-free distribution within the meaning of Section 355 of the Code, in general, for U.S. federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, U.S. Holders of HD Supply common stock upon the receipt of our common stock;

  •
  the aggregate tax basis of the shares of our common stock distributed in the spinoff to a U.S. Holder of HD Supply common stock will be determined by allocating the aggregate tax basis such U.S. Holder has in the shares of HD Supply common stock immediately before such spinoff between such HD Supply common stock and our common stock in proportion to the relative fair market value of each immediately following the spinoff;

  •
  the holding period of any shares of our common stock received by a U.S. Holder of HD Supply common stock in the spinoff will include the holding period of the shares of HD Supply common stock with respect to which the distribution is made; and

  •
  a U.S. Holder of HD Supply common stock that receives cash in lieu of a fractional share of our common stock, if any, will generally recognize capital gain or loss, measured by the difference between the cash received for such fractional share and the U.S. Holder's tax basis in that fractional share, determined as described above, and such gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for such fractional share is more than one year as of the closing date of the spinoff.

        In general, if the distribution does not qualify as a tax-free distribution within the meaning of Section 355 of the Code, the distribution will be treated as a taxable dividend to holders of HD Supply common stock in an amount equal to the fair market value of our common stock received, to the extent of such holder's ratable share of HD Supply's earnings and profits. In addition, if the spinoff does not qualify as a tax-free distribution within the meaning of Section 355 of the Code, HD Supply will recognize taxable gain, which could result in significant tax liability to HD Supply.

        Even if the distribution were otherwise to qualify as a tax-free distribution within the meaning of Sections 355 of the Code, the distribution will be taxable to HD Supply under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of the stock of HD Supply or our common stock is acquired as part of a plan or series of related transactions that includes the distribution. If Section 355(e) applies as a result of such an acquisition, HD Supply would recognize taxable gain as described above, but the distribution would generally remain tax-free to you. Under some circumstances, the agreement between HD Supply and us related to taxes allocable between HD Supply and us would require us to indemnify HD Supply for the tax liability associated with such taxable gain. Under that agreement, we will generally be required to indemnify HD Supply for the resulting taxes in the event that the distribution fails to qualify for its intended tax treatment due to any action by us or any of our subsidiaries. If the distribution were to be taxable to HD Supply, the liability for payment of such tax by HD Supply or by us under such agreement could have a material adverse effect on HD Supply or us, as the case may be.

Information Reporting and Backup Withholding

        Treasury regulations generally require holders who own at least five percent of the total outstanding stock of HD Supply (by vote or value) and who receive our common stock pursuant to the distribution to attach to their U.S. federal income tax return for the year in which the spinoff occurs a detailed statement setting forth certain information relating to the spinoff. HD Supply and/or we will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of HD Supply common stock in lieu of fractional shares of our common stock in the spinoff may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding, unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder's U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

Market for Our Common Stock

        There is currently no public market for our common stock. We have applied to list our common stock on NASDAQ under the symbol "WCAP." We anticipate that trading of our common stock will commence on a "when-issued basis" approximately two trading days before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. Generally, shares of common stock may trade on NASDAQ on a when-issued basis after they have been authorized but not yet formally issued, which is often initiated by NASDAQ prior to the record date relating to the issuance of such common stock. When-issued transactions are settled after shares of our common stock have been issued to HD Supply stockholders. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued. We cannot predict what the trading price for our common stock will be before or after the distribution date. See "Risk Factors—Risks Relating to Ownership of Our Common Stock." In addition, we cannot predict any change that may occur in the trading price of HD Supply's common stock, which will continue to trade on NASDAQ under the symbol "HDS," as a result of the spinoff.

Trading of HD Supply Common Stock After the Record Date and Prior to the Distribution

        Beginning on or shortly before the record date and through the distribution date, we anticipate that there will be two concurrent markets in which to trade shares of HD Supply common stock: a regular way market and an ex-distribution market. Shares of HD Supply common stock that trade in the regular way market will trade with an entitlement to our common stock distributed in connection with the spinoff. Shares that trade in the ex-distribution market will trade without an entitlement to our common stock distributed in connection with the spinoff. Therefore, if you owned HD Supply common stock at 5:00 p.m., Atlanta, Georgia time, on the record date and sell those shares in the regular way market on or prior to the distribution date, you also will be selling your right to receive our common stock that would have been distributed to you in connection with the spinoff. If you sell those shares of HD Supply common stock in the ex-distribution market on or prior to the distribution date, you will still receive shares of our common stock that were to be distributed to you in connection with the spinoff as a result of your ownership of the HD Supply common stock on the record date. You are encouraged to consult with your financial advisor regarding the financial implications of selling your shares of HD Supply common stock before or on the distribution date.

Spinoff Conditions and Termination

        We expect that the spinoff will be completed on            , 2020, provided that, among other things:

  •
  the transactions as contemplated by the separation and distribution agreement will have been completed;

  •
  the HD Supply board of directors will, in its sole and absolute discretion, have authorized and approved the separation and the distribution and will not have withdrawn that authorization and approval;

  •
  the HD Supply board of directors will have declared the distribution of all of our outstanding shares of common stock to HD Supply stockholders;

  •
  HD Supply and we will have executed and delivered the separation and distribution agreement, employee matters agreement, transition services agreements, tax matters agreement, and all other ancillary agreements related to the spinoff;

  •
  the SEC shall have declared effective our registration statement on Form 10, of which this information statement is a part, under the Exchange Act, with no stop order in effect with respect to the Form 10, and this information statement shall have been sent to HD Supply stockholders;

  •
  no order, injunction, or decree that would prevent the consummation of the distribution will be threatened, pending or issued (and still in effect) by any governmental entity of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the distribution will be in effect, and no other event outside the control of HD Supply will have occurred or failed to occur that prevents the consummation of the distribution;

  •
  our common stock shall have been approved for listing on NASDAQ, subject to official notice of issuance;

  •
  HD Supply will have received an opinion of counsel, reasonably satisfactory to HD Supply, to the effect that, for U.S. federal income tax purposes, the distribution of all of the shares of

    White Cap common stock owned by HD Supply to the stockholders of HD Supply will qualify as a tax-free distribution within the meaning of Section 355 of the Code; and

  •
  prior to the spinoff, our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each in substantially the form filed as an exhibit to our registration statement on Form 10, of which this information statement is a part, will be in effect.

        HD Supply may waive one or more of these conditions, at the direction of its board of directors in its sole and absolute discretion, and the determination by the HD Supply board of directors regarding the satisfaction of these conditions will be conclusive. The fulfillment of these conditions will not create any obligation on HD Supply's part to effect the distribution, and HD Supply has reserved the right to amend, modify, or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date, at the direction of its board of directors. HD Supply does not intend to notify its stockholders of any modifications to the terms or the conditions to the separation that, in the judgment of its board of directors, are not material. To the extent that the HD Supply board of directors determines that any such modifications materially change the terms and conditions of the distribution, HD Supply will notify its stockholders in a manner reasonably calculated to inform them of such modifications with a press release, Current Report on Form 8-K, or other similar means.

Reason for Sending this Information Statement

        This information statement is being sent solely to provide information to HD Supply stockholders who will receive White Cap common stock in the spinoff. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor HD Supply undertake any obligation to update the information, except to the extent so required by applicable securities laws.

 CAPITALIZATION

        The following table sets forth White Cap's cash and cash equivalents and capitalization as of May 3, 2020 on a historical basis and on an as adjusted basis to give effect to the pro forma adjustments included in White Cap's unaudited pro forma combined financial information included elsewhere in this information statement. The information below is not necessarily indicative of what White Cap's cash and cash equivalents and capitalization would have been had the spinoff been completed as of May 3, 2020. In addition, this information is not indicative of White Cap's future cash and cash equivalents and capitalization. This table should be read in conjunction with the sections entitled "Selected Historical Combined Financial Data," "Unaudited Pro Forma Combined Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and corresponding notes included elsewhere in this information statement.

	As of May 3, 2020 (unaudited) (dollars in millions)
	Historical	As Adjusted
Cash and cash equivalents	$16.5	$82.5

Debt, including current and long-term
HDS Senior ABL Credit Facility	51.3	—
Senior ABL Credit Facility(1)	—	150.0
Senior notes(1)	—	590.0

Total debt	$51.3	$740.0

Equity
Common stock, par value $0.01 per share	—
Additional paid-in capital	—	366.4
Net parent company equity investment	985.1	—
Accumulated other comprehensive loss	(9.8)	(9.8)

Total stockholders' equity	975.3	356.6

Total capitalization	$1,026.6	$1,096.6

(1)
As part of the spinoff, we expect to incur approximately $750.0 million of new debt, which we expect to consist of $150.0 million of borrowings under the $600 million ABL Facility providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $600 million and approximately $600 million in aggregate principal amount of senior notes. The As Adjusted Senior notes are reported net of $10 million of debt issuance costs. See "Description of Certain Indebtedness."

 DIVIDEND POLICY

        We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Instead, we intend to retain earnings for use in the operation and expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions, and other factors that our board of directors may deem relevant.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The following table presents White Cap's selected historical combined financial data. The selected historical combined financial data for the three months ended May 3, 2020 and May 5, 2019 and the selected historical balance sheet as of May 3, 2020 are derived from White Cap's unaudited combined financial statements included elsewhere in this information statement. The selected historical combined financial data as of February 2, 2020 and February 3, 2019, and for the years ended February 2, 2020, February 3, 2019, and January 28, 2018, are derived from White Cap's audited combined financial statements included elsewhere in this information statement. The selected historical combined balance sheet as of January 28, 2018 and May 5, 2019 and the selected historical combined financial data as of January 29, 2017 and January 31, 2016 and for the years then ended are derived from White Cap's unaudited combined financial information that are not included in this information statement.

        The selected historical combined financial data include certain expenses related to HD Supply that were allocated to White Cap for certain corporate functions including IT, finance, legal, insurance, compliance, and human resources activities. These costs may not be representative of the future costs White Cap will incur as an independent, publicly traded company. In addition, White Cap's historical financial information does not reflect changes that White Cap expects to experience in the future as a result of the spinoff from HD Supply, including changes in White Cap's cost structure, personnel needs, capital structure, financing, and business operations. Consequently, the financial information included here may not necessarily reflect what White Cap's financial position, results of operations, and cash flows would have been had it been an independent, publicly traded company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of White Cap's future performance.

        For a better understanding, this section should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the "Unaudited Pro Forma Combined Financial Data" and corresponding notes and the combined financial statements and accompanying notes included elsewhere in this information statement.

Selected combined financial information

	Three Months Ended		Fiscal Year Ended
	May 3, 2020	May 5, 2019	February 2, 2020	February 3, 2019	January 28, 2018	January 29, 2017	January 31, 2016
(Dollars in millions)
Statement of income data:
Net sales	$713.3	$721.2	$3,019.4	$2,961.2	$2,276.4	$2,064.9	$1,931.6
Operating income	44.3	51.6	249.5	244.3	174.6	147.4	115.8
Income before provision for income taxes	44.0	51.3	248.3	236.5	134.4	107.8	76.2
Provision for income taxes	11.9	13.0	67.4	62.8	44.3	44.4	34.4

Net income	$32.1	$38.3	$180.9	$173.7	$90.1	$63.4	$41.8

Balance sheet data (end of period):
Total assets	$1,617.0	$1,658.4	$1,624.0	$1,399.6	$916.6	$841.7	^
Total liabilities	641.7	643.5	623.4	369.3	323.8	310.4	^
Other financial data:
Working capital(1)	407.8	430.8	424.5	490.4	355.3	296.7	^
Adjusted EBITDA(2)	64.6	69.5	326.7	323.6	232.4	199.3	161.0

^
No Balance sheet data as of January 31, 2016 has been provided as no such selected historical combined financial data was prepared for White Cap.

(1)
We define working capital as current assets (including cash) minus current liabilities.

(2)
Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. We present Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA enhances our investors' overall understanding of the financial performance of our business. We believe Adjusted EBITDA is helpful in highlighting operating trends, because it excludes the results of decisions that are outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and age and book depreciation of facilities and capital investments.

  We define Adjusted EBITDA as Net income plus (1) interest expense and interest income, net, (2) provision for income taxes, (3) depreciation and amortization, (4) restructuring charges, (5) stock-based compensation expenses, (6) acquisition and integration costs, and (7) certain corporate allocations.

  We believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. We compensate for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

  Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

  •
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt (when incurred);

  •
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;

  •
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

  •
  although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

        The following table presents a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (amounts in millions):

	Three Months Ended		Fiscal Year Ended
	May 3, 2020	May 5, 2019	February 2, 2020	February 3, 2019	January 28, 2018	January 29, 2017	January 31, 2016
Net income	$32.1	$38.3	$180.9	$173.7	$90.1	$63.4	$41.8
Interest expense, net	0.3	0.3	1.2	7.8	40.2	39.6	39.6
Provision for income taxes	11.9	13.0	67.4	62.8	44.3	44.4	34.4
Depreciation and amortization(1)	14.5	14.7	58.9	58.1	45.0	41.4	38.4
Restructuring and separation charges(2)	0.6	—	0.2	—	0.6	—	—
Stock-based compensation(3)	1.8	1.8	7.2	6.4	5.1	3.5	2.4
Acquisition and integration costs(4)	0.1	0.6	3.6	6.3	1.4	—	—
Corporate allocations(5)	3.3	0.8	7.2	8.5	5.7	7.0	4.4
Other	—	—	0.1	—	—	—	—

Adjusted EBITDA	$64.6	$69.5	$326.7	$323.6	$232.4	$199.3	$161.0

(1)
Depreciation and amortization includes amounts recorded within Cost of sales in the Combined Statements of Operations.

(2)
Represents the costs incurred for separation activities and branch closures or consolidations. These costs include occupancy costs, severance, relocation costs, and other costs incurred to exit a location.

(3)
Represents the stock-based compensation expense directly attributable to White Cap employees.

(4)
Represents the costs incurred in the acquisition and integration of A.H. Harris.

(5)
Represents stock-based compensation and restructuring charges incurred at HD Supply and allocated to us.

 UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The Unaudited Pro Forma Combined Financial Data of White Cap consist of unaudited pro forma combined statements of income for fiscal 2019 and for the three months ended May 3, 2020, and an unaudited pro forma combined balance sheet as of May 3, 2020. The Unaudited Pro Forma Combined Financial Data reported below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Combined Financial Data" and the combined financial statements and corresponding notes included elsewhere in this information statement.

        The following Unaudited Pro Forma Combined Financial Data are subject to assumptions and adjustments described in the accompanying notes. White Cap's management believes these assumptions and adjustments are reasonable under the circumstances and given the information available at this time. However, these adjustments are subject to change as HD Supply and White Cap finalize the terms of the spinoff, including the separation and distribution agreement and related transaction agreements. The Unaudited Pro Forma Combined Financial Data do not purport to represent what White Cap's financial position and results of operations actually would have been had the spinoff occurred on the dates indicated, or to project White Cap's financial performance for any future period following the spinoff.

        The unaudited pro forma combined statements of income give effect to the spinoff as if it had occurred on February 4, 2019 for fiscal 2019 and the three months ended May 3, 2020. The unaudited pro forma combined balance sheet as of May 3, 2020 gives effect to the spinoff as if it had occurred on May 3, 2020. These Unaudited Pro Forma Combined Financial Data include adjustments to reflect the following:

  •
  the contribution by HD Supply to White Cap, pursuant to the separation and distribution agreement, of its ownership of all the assets and liabilities that comprise our business;

  •
  the inclusion of $750 million of debt at an estimated weighted average interest rate of 5%;

  •
  a cash distribution of approximately $670 million to HD Supply;

  •
  the pro-rata distribution of approximately             million shares of common stock of White Cap to HD Supply stockholders; and

  •
  the impact of the separation and distribution agreement, tax matters agreement, employee matters agreement, and other commercial agreements between White Cap and HD Supply, as more fully described in "Relationship with HD Supply After the Spinoff—Agreements Between HD Supply and Us."

        HD Supply expects to incur approximately $50 million to $70 million of non-recurring costs in connection with the spinoff. These amounts are expected to cover matters such as investment advisory, recruiting, consulting, legal, auditing, and IT related services incurred to complete the spinoff. These amounts exclude costs related to White Cap's issuance of debt as part of the spinoff, which have been incorporated in the accompanying Unaudited Pro Forma Combined Financial Data.

        White Cap's combined financial statements include expense allocations for certain support functions that are currently provided on a centralized basis within HD Supply, such as expenses for business shared services, and other Selling, general, and administrative expenses that benefit White Cap. We expect to incur additional ongoing costs after the spinoff related to operating as an independent public company and replacing the services previously provided by HD Supply. We currently estimate those additional costs will range from approximately $20 million to $25 million in excess of fiscal 2019 reported Selling, general, and administrative expenses, excluding items impacting comparability. Our estimate takes into consideration the benefit that we will receive from the elimination of cost allocations from HD Supply after the spinoff is completed. The estimated additional costs are not reflected in the accompanying Unaudited Pro Forma Combined Financial Data as they are projected amounts based on estimates and would not be factually supportable.

        Due to the scope and complexity of these activities, the amount of the above-described costs could increase or decrease materially from those as currently estimated.

Unaudited Pro Forma Combined Balance Sheet
As of May 3, 2020
(in millions)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$16.5	$66.0	(A)(B)	$82.5
Receivables	373.2			373.2
Inventories	375.8			375.8
Other current assets	9.9			9.9

Total current assets	775.4			841.4

Property and equipment, net	115.3			115.3
Goodwill	386.1			386.1
Intangible assets, net	103.0			103.0
Operating lease right-of-use assets	231.3			231.3
Deferred tax assets	1.1			1.1
Other assets	4.8	4.0	(B)	8.8

Total assets	$1,617.0	$70.0		$1.687.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$219.0			$219.0
Accrued compensation and benefits	31.3			31.3
Current lease liabilities	64.1			64.1
Other current liabilities	53.2			53.2

Total current liabilities	367.6	—		367.6

Long-term debt, excluding current installments	51.3	688.7	(B)	740.0
Long-term lease liabilities	171.0			171.0
Deferred tax liabilities	36.2			36.2
Other liabilities	15.6			15.6

Total liabilities	641.7	688.7		1,330.4

Equity:
Net Parent Investment	985.1	(985.1)	(A)(C)	—
Common stock $0.01 par value	—		(C)
Additional paid-in capital	—	366.4	(C)	366.4
Accumulated other comprehensive loss	(9.8)			(9.8)

Total equity	975.3	(618.7)		356.6

Total liabilities and equity	$1,617.0	$70.0		$1,687.0

Unaudited Pro Forma Combined Statement of Income
For the Year Ended February 2, 2020
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$3,019.4			$3,019.4
Cost of sales	1,956.0			1,956.0

Gross Profit	1,063.4			1,063.4
Operating expenses:
Selling, general, and administrative	762.7	(3.7)	(D)	759.0
Depreciation and amortization	51.0			51.0
Restructuring and separation	0.2	(0.2)	(D)	—

Total operating expenses	813.9	(3.9)		810.0
Operating Income	249.5	3.9		253.4
Interest expense	1.2	38.4	(E)	39.6

Income Before Provision for Income Taxes	248.3	(34.5)		213.9
Provision for income taxes	67.4	(9.6)	(F)	57.8

Net Income	$180.9	$(24.9)		$156.0

Weighted Average of Shares of Common Stock Outstanding (thousands)
Basic			(G)
Diluted			(H)
Net Income Per Share
Basic
Diluted

 Unaudited Pro Forma Combined Statement of Income
For the Three Months Ended May 3, 2020
(in millions, except per share data)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$713.3			$713.3
Cost of sales	460.4			460.4

Gross Profit	252.9			252.9
Operating expenses:
Selling, general, and administrative	195.7	(1.8)	(D)	193.9
Depreciation and amortization	12.3			12.3
Restructuring and separation	0.6	(0.6)	(D)	—

Total operating expenses	208.6	(2.4)		206.2
Operating Income	44.3	2.4		46.7
Interest expense	0.3	9.6	(E)	9.9

Income Before Provision for Income Taxes	44.0	(7.2)		36.8
Provision for income taxes	11.9	(2.0)	(F)	9.9

Net Income	$32.1	$(5.2)		$26.9

Weighted Average of Shares of Common Stock Outstanding (thousands)
Basic			(G)
Diluted			(H)
Net Income Per Share
Basic
Diluted

Notes to Unaudited Pro Forma Combined Financial Information

        The following items resulted in adjustments reflected in the unaudited pro forma combined financial information:

  A.
  Reflects a $670 million distribution to HDS prior to the spinoff based on the assumed net proceeds of the debt described in Note (B). The amount of cash proceeds received from debt incurred at the spinoff, and thus the amount of cash distributed to HDS, will depend on market conditions at the time we incur the debt, which is not certain at this time.

  B.
  Reflects indebtedness totaling $750.0 million to be incurred by White Cap in conjunction with the spinoff, consisting of $600.0 million in aggregate principal amount of senior notes, net of $10 million estimated debt issuance costs, and approximately $150.0 million of borrowings under the $600.0 million ABL Facility. Other assets in the pro forma balance sheet reflects $4.0 million of estimated debt issuance costs for the ABL facility. The debt issuance costs will be recognized as a component of interest expense over the life of the two debt instruments.

  C.
  Reflects the pro forma recapitalization of our equity. As of the distribution date, HD Supply's net investment in our business will be exchanged to reflect the distribution of shares of our common stock to HD Supply stockholders. HD Supply stockholders will receive shares of our common stock based on an expected distribution ratio of                   share[s] of White Cap common stock for every                  share of HD Supply common stock.

  D.
  Reflects the removal of non-recurring separation costs directly related to our separation from HD Supply that were incurred during the historical period, but which are not expected to have a continuing impact on White Cap's results of operations following the completion of the separation. These costs were primarily for legal, tax, accounting and other third-party professional fees associated with the separation. The historical data reflects these costs incurred directly by us within Restructuring and separation costs and these costs allocated to us by HD Supply within Selling, general, and administrative expenses.

  E.
  Represents adjustments to interest expense and amortization of debt issuance costs related to approximately $750 million of debt that we expect to incur as described in Note (B). We expect the weighted-average interest rate on the debt to be approximately 5%. Interest expense may be higher or lower if our actual interest rate or credit ratings change. A 25 basis point increase/decrease in the weighted-average interest rate would increase/decrease annual interest expense by approximately $1.9 million. Also includes the reversal of historical interest expense.

  F.
  Reflects the tax effects of the pro forma adjustments at the applicable statutory income tax rate of 26.1% and that substantially all of the spinoff related costs are assumed to be non-deductible for tax purposes. The effective tax rate could be different (either higher or lower) depending on activities subsequent to the spinoff.

  G.
  The number of shares of White Cap common stock used to compute basic earnings per share is based on the weighted average number of shares of HD Supply common stock outstanding for fiscal 2019, assuming a distribution ratio of                  share[s] of White Cap common stock for every                  share of HD Supply common stock, which distribution ratio is subject to change.

  H.
  The unaudited pro forma diluted Net income per share of common stock and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from shares of common stock related to stock-based awards granted to White Cap employees under the HD Supply stock-based compensation programs. This calculation may not be indicative of the dilutive effect that will actually result from the White Cap stock-based awards issued in connection with the adjustment of outstanding HD Supply stock-based awards or the grant of new stock-based awards. The number of dilutive shares of common stock underlying White Cap stock-based awards issued in connection with the adjustment of outstanding HD Supply stock-based awards will not be determined until the distribution date or shortly thereafter. For the purposes of preparing the unaudited pro forma diluted earnings per share of common stock and pro forma weighted-average diluted shares, we believe an estimate based on applying the distribution ratio of                  share[s] of White Cap common stock for every                  share of HD Supply common stock, to the weighted-average HD Supply diluted shares outstanding for fiscal 2019 and first quarter 2020, provides a reasonable approximation of the potential dilutive effect of the stock-based awards. Outstanding options and other stock-based awards will be converted in a manner designed to reflect the intrinsic value of such awards at the time of spinoff, which may result in additional expense incurred by White Cap to the extent the conversion results in a change in fair value of the stock-based awards. The conversion of existing HD Supply awards to White Cap awards will not be known until the distribution date or shortly thereafter, therefore we do not believe we can establish a reasonable estimate of the potential additional expense that may be incurred until such time. A portion of any incremental expense will be recognized on the date of the modification for the vested portions of awards, and the remainder will be amortized over the remaining vesting period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis is intended to provide a summary of significant factors relevant to the financial performance and condition of the White Cap business, which we refer to in this discussion and analysis as the "Company" or "White Cap," of HD Supply Holdings, Inc., which we refer to in this discussion and analysis as "HD Supply" or "Parent." The discussion and analysis should be read together with White Cap's audited annual combined financial statements and related notes for the fiscal years ended February 2, 2020 ("fiscal 2019), February 3, 2019 ("fiscal 2018"), and January 28, 2018 ("fiscal 2017") and the unaudited quarterly combined financial statements and related notes for the three months ended May 3, 2020 ("first quarter 2020") and May 5, 2019 ("first quarter 2019"). Results for fiscal 2019, fiscal 2018, fiscal 2017, first quarter 2020, and first quarter 2019 are not necessarily indicative of results that may be attained in the future.

 White Cap

Overview

        White Cap operates through one segment and is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. With 269 customer-facing locations across the U.S. and Canada, we have nearly twice the number of locations compared to our direct largest competitor. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers. We believe the markets for our products and services present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our experienced associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market focus, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology platform and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

Impact of COVID-19 on our Business

        The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption and has and will likely adversely affect our business. As of the date of this filing, significant uncertainty exists concerning the magnitude of the impact and duration of the COVID-19 pandemic and the magnitude of the impact of the pandemic on our sales, profitability, operations, and supply chain and on our customers, suppliers, vendors, and business partners.

        White Cap is deemed to be an essential business in all areas in which it operates. As a result, we continue to service our customers. However, our customers have been impacted by various factors related to the pandemic, including the response of governmental and other regulatory authorities to the pandemic, such as "shelter-in-place," "stay-at-home" orders, and travel restrictions. These factors resulted in a slowing of our sales to the affected customers. Our facilities continue to operate, but we have restricted public access to our branches and showrooms, and instead serviced our customers through customer pickup areas in the front of our locations, as well as continued job-site deliveries and direct deliveries.

        With respect to liquidity, we are continuously evaluating our cash positions and have taken prudent actions to reduce costs and spending across our organization. This includes reducing hiring activities, adjusting pay programs, negotiating rent payment deferrals at our leased facilities, and limiting discretionary spending. We have also reduced anticipated spending on certain capital investment projects, instead focusing on enhancing our liquidity position. See "—Liquidity and Capital Resources" below for further information.

        We will continue to actively monitor the situation and may take further actions that alter our business operations as may be required by federal, state or local authorities or that we determine are in the best interests of our employees, customers, and suppliers.

Factors Affecting Our Business and Results of Operations

        Key factors that have influenced our results of operations and may do so in the future include:

Competitive Dynamics

        We operate in a highly fragmented and competitive market and hold a leading distributor position in the specialty concrete and construction products market in North America. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national distributors for specific products.

        We believe the principal competitive factors for the specialty construction market include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our key strengths and strategy allow us to compete effectively in our markets.

Customer Relationships

        We benefit from strong relationships with a diverse set of customers, ranging from the largest contractors in North America to sole-proprietor remodelers. Our customers are professional concrete contractors and self-performing general contractors, as well as all professional contractors who require power tools and accessories, safety equipment, and fastening products in non-residential, residential and other markets.

Acquisitions

        We look to complement our organic growth via select acquisitions that allow us to broaden our product offering, geographic footprint, and service capabilities. In accordance with the acquisition method of accounting under Accounting Standards Codification ("ASC") 805, "Business Combinations," the results of the acquisitions we completed are reflected in our combined financial statements from the date of the acquisition forward.

        On March 5, 2018, we acquired A.H. Harris for a purchase price of approximately $359.5 million in cash, net of cash acquired, and the final working capital settlement. We received the final working capital settlement of approximately $2.8 million during fiscal 2019. A.H. Harris is a specialty construction distributor serving the northeast and mid-Atlantic regions. This acquisition expands White Cap's market presence in the northeastern and mid-Atlantic areas of the U.S. For additional detail related to the acquisition of A.H. Harris, see Note 2, Acquisitions, to our audited combined financial statements.

Seasonality

        In a typical year, our results of operations are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. Seasonal variations in results of operations may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects and customer deliveries.

Fiscal Year

        Our fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal 2019 included 52 weeks, fiscal 2018 included 53 weeks, and fiscal 2017 included 52 weeks. First quarter 2020 and first quarter 2019 both included 13 weeks.

Key Business Metrics

Net Sales

        We earn our Net sales primarily from the sale of concrete accessories and other construction products and related value-add services to more than 200,000 customers. We recognize sales, net of sales tax and allowances for returns and discounts, when an identified performance obligation is satisfied by transfer of the promised goods or services to the customer. Net sales for certain products fluctuate with the price of commodities as we seek to minimize the effects of changing commodity prices by passing such increases in the prices of certain commodity-based products to our customers.

        We ship products to customers by internal fleet and third-party carriers. Net sales are recognized from product sales when control of the product and services are passed to the customer, which generally occurs at the point of destination.

        We include shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. We account for shipping and handling costs associated with outbound freight as a fulfillment cost. Such costs are included in Selling, general, and administrative expenses.

Gross Profit

        Gross profit primarily represents the difference between the product cost from our suppliers (net of earned rebates and discounts) including the cost of inbound freight and the sale price to our customers. The cost of outbound freight, purchasing, receiving, and warehousing are included in Selling, general, and administrative expenses within Operating expenses. Our Gross profits may not be comparable to those of other companies, as other companies may include all of the costs related to their distribution network in Cost of sales.

Operating Expenses

        Operating expenses are primarily comprised of Selling, general, and administrative expenses, which include payroll expenses (salaries, wages, employee benefits, payroll taxes, and bonuses), rent, insurance, utilities, repair and maintenance, and professional fees. In addition, Operating expenses include depreciation and amortization and restructuring charges.

Adjusted EBITDA and Free Cash Flow

        We supplement our financial results that are determined in accordance with GAAP with non-GAAP financial measures, including Adjusted EBITDA and free cash flow. This supplemental information should not be considered in isolation or as a substitute for the GAAP measurements.

        Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to Net income as a measure of operating performance. Free cash flow is also not a recognized term under GAAP and does not purport to be an alternative to operating cash flows as a measure of liquidity. We present Adjusted EBITDA and free cash flow because each is a primary measure used by management to evaluate operating performance. We believe the presentation of Adjusted EBITDA and free cash flow enhances investors' overall understanding of the financial performance of our business.

        We define Adjusted EBITDA as Net income plus (1) interest expense and interest income, net, (2) provision for income taxes, (3) depreciation and amortization, (4) restructuring charges, (5) stock-based compensation expenses, (6) acquisition and integration costs, and (7) certain corporate allocations.

        We define free cash flow as the cash provided by operating activities less capital expenditures.

        While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

        For additional detail, including a reconciliation of Net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented, see "Selected Historical Combined Financial Data—Selected combined financial information."

Combined Results of Operations—Three Months Ended May 3, 2020 and May 5, 2019

        Our combined financial results include allocations of operating costs from HD Supply. These costs are related to centralized support functions, which are comprised of finance, IT, human resources, legal, supply chain, and other support services.

	Three Months Ended
Dollars in millions	May 3, 2020	May 5, 2019	Percentage Increase (Decrease)
Net sales	$713.3	$721.2	(1.1)%
Gross profit	252.9	250.5	1.0%
Operating expenses:
Selling, general, and administrative	195.7	186.3	5.0%
Depreciation and amortization	12.3	12.6	(2.4)%
Restructuring and separation	0.6	—	*

Total operating expenses	208.6	198.9	4.9%
Operating income	44.3	51.6	(14.1)%
Interest expense	0.3	0.3	—

Income before provision for income taxes	44.0	51.3	(14.2)%
Provision for income taxes	11.9	13.0	(8.5)%

Net Income	$32.1	$38.3	(16.2)%

Non-GAAP Financial Data:
Adjusted EBITDA	$64.6	$69.5	(7.1)%

*
not meaningful

Three Months Ended May 3, 2020 Compared to Three Months Ended May 5, 2019

Highlights

        First quarter 2020 results were negatively impacted by the response of governmental and other regulatory authorities, including "shelter-in-place" and "stay-at-home" orders due to the COVID-19 pandemic. While White Cap was deemed an essential business in all areas in which it operates, the impact to our customers by the various factors related to the pandemic resulted in a slowing of our sales. These economic impacts generally began in mid-March 2020, which is the middle of our first quarter 2020.

        Net sales in first quarter 2020 decreased $7.9 million, or 1.1%, compared to first quarter 2019. Operating income in first quarter 2020 decreased $7.3 ?million, or 14.1%, as compared to first quarter 2019. Net income in first quarter 2020 decreased $6.2 million, or 16.2%, to $32.1 million as compared to first quarter 2019. Adjusted EBITDA in first quarter 2020 decreased $4.9 million, or 7.1%, as compared to first quarter 2019.

Net sales

        Net sales decreased $7.9 million, or 1.1%, in first quarter 2020 as compared to first quarter 2019.

        The Net sales decrease in first quarter 2020 was primarily due to varying state and local government restrictions on construction-related activities to address the COVID-19 pandemic. These restrictions, which were generally introduced in the middle of March 2020, resulted in an uneven impact on Net sales across our markets. Average year-over-year daily sales changes for the fiscal 2020 months of February, March, and April were an increase of 14.2%, an increase of 1.4%, and a decrease of 13.0%, respectively. There were 20 selling days in February, 20 selling days in March and 25 selling days in April of fiscal 2020 and fiscal 2019.

Gross profit

        Gross profit increased $2.4 million, or 1.0%, to $252.9 million during first quarter 2020 as compared to first quarter 2019.

        Gross margin increased approximately 80 basis points to 35.5% in first quarter 2020 as compared to first quarter 2019. The increase in gross margin in first quarter 2020 as compared to first quarter 2019 was primarily due to improved rebar gross margin rates as the cost of rebar declined year over year and an increase in sales of COVID-19 related safety products. The safety products category is a higher margin yielding category for us.

Operating expenses

        Operating expenses increased $9.7 million, or 4.9%, during first quarter 2020 as compared to first quarter 2019.

        Selling, general, and administrative expenses increased $9.4 million, or 5.0%, during first quarter 2020 as compared to first quarter 2019. The increase in Selling, general, and administrative expenses included a charge of $3.0 million for expected credit losses due to uncertainty in customer cash flows. Other increases include, personnel and fixed operating costs related to new branches and marketing expenses. These charges were partially offset by reductions in overtime pay, travel, and other controllable expenses in response to the COVID-19 pandemic. Restructuring and separation expenses in first quarter 2020 were primarily due to professional fees incurred to execute the previously announced spinoff.

        Operating expenses as a percentage of Net sales increased approximately 160 basis points to 29.2% first quarter 2020 as compared to first quarter 2019. The increase was primarily due to increased

Selling, general, and administrative expenses as a percentage of Net sales, resulting from both increased costs and a decline in Net sales.

Operating income

        Operating income decreased $7.3 million, or 14.1%, to $44.3 million during first quarter 2020 as compared to first quarter 2019, primarily due to the increase in Operating expenses, partially offset by the increase in Gross profit.

        Operating income as a percentage of Net sales decreased approximately 100 basis points to 6.2% in first quarter 2020 as compared to first quarter 2019 The decrease was primarily due to the increase in Operating expenses as a percentage of Net sales, partially offset by the increase in gross margin.

Interest expense

        Interest expense was flat at $0.3 million in first quarter 2020 as compared to first quarter 2019 as there was no change to interest charges from our Parent.

Provision for income taxes

        The provision for income taxes during the period is calculated by applying an estimated annual tax rate for the full fiscal year to pre-tax income for the reported period plus or minus unusual or infrequent discrete items occurring within the period. The provision for income taxes in first quarter 2020 was $11.9 million compared to $13.0 million in first quarter 2019. The effective rate for first quarter 2020 and first quarter 2019 was 27.0% and 25.3%, respectively. The effective rate in both periods was primarily impacted by the geographical mix of where income was generated.

        On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law. The CARES Act contains significant business tax provisions, including modifications to the rules limiting the deductibility of net operating losses ("NOLs") and expensing of qualified improvement property and business interest in Internal Revenue Code Sections 172(a) and 163(j), respectively. The effects of the new legislation are recognized upon enactment. The Company did not recognize any significant impact to income tax expense for first quarter 2020 related to the CARES Act.

        As of May 3, 2020, the Company had no tax-effected federal and less than $0.1 million of state NOL carryforwards that can be used to offset cash income taxes due on future earnings.

Net Income

        Net income decreased $6.2 million, or 16.2%, to $32.1 million during first quarter 2020 as compared to first quarter 2019, primarily due to the increase in Operating expenses, partially offset by the increase in Gross profit.

Adjusted EBITDA

        Adjusted EBITDA decreased $4.9 million, or 7.1%, in first quarter 2020 as compared to first quarter 2019.

        The decrease in Adjusted EBITDA was primarily due to the increase in Operating expenses, partially offset by the increase in Gross profit.

        Adjusted EBITDA as a percentage of Net sales decreased approximately 50 basis points in first quarter 2020 as compared to first quarter 2019. The decrease was primarily driven by the increase in Selling, general, and administrative expenses as a percentage of Net sales.

Combined Results of Operations—Fiscal Years 2019, 2018, 2017

        Our combined financial results include allocations of operating costs from HD Supply. These costs are related to centralized support functions, which are comprised of finance, IT, human resources, legal, supply chain, and other support services.

				Percentage Increase (Decrease)
	Fiscal Year
				2019 vs. 2018	2018 vs. 2017
Dollars in millions	2019	2018	2017
Net sales	$3,019.4	$2,961.2	$2,276.4	2.0%	30.1%
Gross profit	1,063.4	1,043.3	816.6	1.9%	27.8%
Operating expenses:
Selling, general, and administrative	762.7	748.0	601.2	2.0%	24.4%
Depreciation and amortization	51.0	51.0	40.2	—	26.9%
Restructuring and separation	0.2	—	0.6	*	*

Total operating expenses	813.9	799.0	642.0	1.9%	24.5%
Operating income	249.5	244.3	174.6	2.1%	39.9%
Interest expense	1.2	7.8	40.2	(84.6)%	(80.6%)

Income before provision for income taxes	248.3	236.5	134.4	5.0%	76.0%
Provision for income taxes	67.4	62.8	44.3	7.3%	41.8%

Net Income	$180.9	$173.7	$90.1	4.1%	92.8%

Non-GAAP Financial Data:
Adjusted EBITDA	$326.7	$323.6	$232.4	1.0%	39.2%

*
not meaningful

Fiscal 2019 Compared to Fiscal 2018

Highlights

        Net sales in fiscal 2019 increased $58.2 million, or 2.0%, compared to fiscal 2018. Operating income in fiscal 2019 increased $5.2 million, or 2.1%, as compared to fiscal 2018. Net income in fiscal 2019 increased $7.2 million, or 4.1%, to $180.9 million as compared to fiscal 2018. Adjusted EBITDA in fiscal 2019 increased $3.1 million, or 1.0%, as compared to fiscal 2018.

Net sales

        Net sales increased $58.2 million, or 2.0%, in fiscal 2019 as compared to fiscal 2018. On an organic basis, which excludes A.H. Harris sales in fiscal 2019 through March 4, 2019 (the one-year anniversary of the acquisition) and excluding the 53rd week for fiscal 2018, Net sales increased $85.3 million, or 2.9%, in fiscal 2019 as compared to fiscal 2018. The increase in organic sales was primarily due to our growth initiatives as we estimated market growth to be flat for fiscal 2019. The 53rd week in fiscal 2018 contributed approximately $50.9 million in organic Net sales.

Gross profit

        Gross profit increased $20.1 million, or 1.9%, to $1,063.4 million during fiscal 2019 as compared to fiscal 2018.

        The increase in Gross profit in fiscal 2019 as compared to fiscal 2018 was primarily due to Net sales increases as a result of growth initiatives, partially offset by 52 weeks of sales as compared to 53 weeks in fiscal 2018.

        Gross margin was flat at 35.2% in fiscal 2019 as compared to fiscal 2018.

Operating expenses

        Operating expenses increased $14.9 million, or 1.9%, during fiscal 2019 as compared to fiscal 2018.

        Selling, general, and administrative expenses increased $14.7 million, or 2.0%, during fiscal 2019 as compared to fiscal 2018. The increase was primarily a result of inflation on real estate, equipment lease renewals, employee benefit costs, and other growth investments. Selling, general, and administrative expenses included $3.6 million and $6.3 million of acquisition and integration costs related to A.H. Harris in fiscal 2019 and fiscal 2018, respectively. Restructuring and separation expenses of $0.2 million in fiscal 2019 were primarily due to professional fees incurred to execute the spinoff.

        Operating expenses as a percentage of Net sales of 27.0% in fiscal 2019 were flat as compared to fiscal 2018. Selling, general, and administrative expenses as a percentage of Net sales of 25.3% in fiscal 2019 were flat as compared to fiscal 2018.

Operating income

        Operating income increased $5.2 million, or 2.1%, to $249.5 million during fiscal 2019 as compared to fiscal 2018, primarily due to higher sales volume.

        Operating income as a percentage of Net sales was flat at 8.3% in fiscal 2019 as compared to fiscal 2018.

Interest expense

        Interest expense declined $6.6 million, or 84.6%, in fiscal 2019 as compared to fiscal 2018 due to a reduction of interest charges from our Parent.

Provision for income taxes

        The provision for income taxes in fiscal 2019 was $67.4 million compared to $62.8 million in fiscal 2018. The effective rate for fiscal 2019 and fiscal 2018 was 27.1% and 26.6%, respectively. The effective rate in both periods was primarily impacted by the geographical mix of where income was generated.

        As of February 2, 2020, the Company had no tax-effected federal and less than $0.1 million of state NOL carryforwards that can be used to offset cash income taxes due on future earnings.

Net Income

        Net income increased $7.2 million, or 4.1%, to $180.9 million during fiscal 2019 as compared to fiscal 2018, primarily due to higher sales volume and lower interest expense, partially offset by the increase in Operating expenses.

Adjusted EBITDA

        Adjusted EBITDA increased $3.1 million, or 1.0%, in fiscal 2019 as compared to fiscal 2018.

        The increase in Adjusted EBITDA was primarily due to the increase in sales volume, partially offset by the increase in Operating expenses.

        Adjusted EBITDA as a percentage of Net sales decreased approximately 10 basis points in fiscal 2019 as compared to fiscal 2018. The decrease was primarily due a reduction in Selling, general, and administrative expenses, after adjustments, as a percentage of Net sales in fiscal 2019 as compared to fiscal 2018.

Fiscal 2018 Compared to Fiscal 2017

Highlights

        Net sales in fiscal 2018 increased $684.8 million, or 30.1%, compared to fiscal 2017. On an organic basis, excluding A.H. Harris sales, Net sales in fiscal 2018 increased $320.4 million, or 14.1%, as compared to fiscal 2017. Operating income in fiscal 2018 increased $69.7 million, or 39.9%, to $244.3 million as compared to fiscal 2017. Net income in fiscal 2018 increased $83.6 million, or 92.8%, to $173.7 million as compared to fiscal 2017. Adjusted EBITDA in fiscal 2018 increased $91.2 million, or 39.2%, as compared to fiscal 2017.

        On March 5, 2018, the Company completed the acquisition of A.H. Harris, a specialty construction distributor. The acquisition expanded White Cap's market presence in the northeastern and mid-Atlantic areas of the U.S.

Net sales

        Net sales increased $684.8 million, or 30.1%, to $2,961.2 million during fiscal 2018 as compared to fiscal 2017.

        The Net sales increase was primarily due to increases in market volume, growth initiatives, and the acquisition of A.H. Harris. The A.H. Harris acquisition generated $364.4 million of Net sales in fiscal 2018. In addition, fiscal 2018 included 53 weeks, as compared to 52 weeks in fiscal 2017, net of a reduction in selling days due to the timing of holidays, resulting in approximately $41.2 million of incremental sales. Organic sales growth, net of change in selling days, was $284.2 million, or 12.5%, during fiscal 2018 as compared to fiscal 2017. We estimate market growth for fiscal 2018 to be in the mid-single digits.

Gross profit

        Gross profit increased $226.7 million, or 27.8%, to $1,043.3 million during fiscal 2018 as compared to fiscal 2017.

        The increase in Gross profit in fiscal 2018 as compared to fiscal 2017 was due to sales growth from increased market volume, growth initiatives, and the acquisition of A.H. Harris.

        Gross margin decreased approximately 70 basis points to 35.2% in fiscal 2018 as compared to 35.9% in fiscal 2017. The acquisition of A.H. Harris and the introduction of their product mix contributed to the decline in gross margin, unfavorably impacting gross margin by approximately 30 basis points during fiscal 2018 as compared to fiscal 2017. In addition, rebar gross margins declined in fiscal 2018 due to an increase in steel costs driven by tariffs and duties. We increased our pricing of rebar to recover the increase in rebar costs, but not enough to maintain our gross margin rate, negatively affecting our overall margin rate by approximately 20 basis points in fiscal 2018 as compared to fiscal 2017.

Operating expenses

        Operating expenses increased $157.0 million, or 24.5%, during fiscal 2018 as compared to fiscal 2017.

        Selling, general, and administrative expenses increased $146.8 million, or 24.4%, during fiscal 2018 as compared to fiscal 2017. The increase was primarily a result of the acquisition of A.H. Harris, increases in variable expenses due to higher sales volume and increased investments in growth initiatives, primarily the hiring of additional personnel to support the expanding business and future growth. Selling, general, and administrative expenses included $6.3 million and $1.4 million of acquisition and integration costs related to A.H. Harris in fiscal 2018 and fiscal 2017, respectively.

        Depreciation and amortization expense increased $10.8 million, or 26.9%, during fiscal 2018 as compared to fiscal 2017. The increase was primarily due to increased intangible amortization expense as a result of the acquisition of A.H. Harris.

        Operating expenses as a percentage of Net sales decreased approximately 120 basis points to 27.0% in fiscal 2018 as compared to fiscal 2017. Selling, general, and administrative expenses as a percentage of Net sales decreased approximately 110 basis points to 25.3% in fiscal 2018 as compared to fiscal 2017. The decrease was primarily a result of the leverage of fixed costs through sales volume increases, partially offset by increased investments in the growth initiatives noted above.

Operating income

        Operating income increased $69.7 million, or 39.9%, to $244.3 million during fiscal 2018 as compared to fiscal 2017, primarily due to higher sales volume, including the acquisition of A.H. Harris, partially offset by the increase in Operating expenses.

        Operating income as a percentage of Net sales increased approximately 60 basis points to 8.3% in fiscal 2018 as compared to fiscal 2017. The leverage of fixed costs through sales volume increases was partially offset by the decline in gross margin and increased investments in growth initiatives.

Interest expense

        Interest expense declined $32.4 million, or 80.6%, in fiscal 2018 as compared to fiscal 2017 due to a reduction of interest charges from our Parent.

Provision for income taxes

        The provision for income taxes in fiscal 2018 was $62.8 million compared to $44.3 million in fiscal 2017. The effective rate for fiscal 2018 was 26.6% which was primarily impacted by the geographical mix of where income was generated. The effective rate for fiscal 2017 was an expense of 33.0% which was primarily impacted by the enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA") and the geographical mix of where income was generated.

        As of February 3, 2019, the Company had approximately $1.7 million of tax-effected federal and state NOL carryforwards that could be used to offset cash income taxes due on future earnings.

Net Income

        Net income increased $83.6 million, or 92.8%, to $173.7 million during fiscal 2018 as compared to fiscal 2017, primarily due to higher sales volume, including the acquisition of A.H. Harris, and lower interest expense, partially offset by the increase in operating expenses.

Adjusted EBITDA

        Adjusted EBITDA increased $91.2 million, or 39.2%, in fiscal 2018 as compared to fiscal 2017.

        The increase in Adjusted EBITDA was primarily due to the increase in sales volume, partially offset by the increase in Operating expenses.

        Adjusted EBITDA as a percentage of Net sales increased approximately 70 basis points in fiscal 2018 as compared to fiscal 2017. The increase was driven by a decrease in Selling, general, and administrative expenses as percentage of Net sales due to the leverage of fixed costs through sales volume increases, partially offset by a decline in gross margins of approximately 70 basis points.

 Liquidity and Capital Resources

Sources of Liquidity and Capital

        White Cap's liquidity needs are funded primarily by cash flows from its operations and, as needed, from the financial support of HD Supply and as a borrower under HD Supply, Inc.'s ("HDS") asset based lending agreement in Canada.

        HD Supply maintains a centralized approach to managing the cash and the financing of White Cap's business. Under HD Supply's centralized cash management system, cash requirements of White Cap are provided directly by HD Supply, and cash generated by the operations of White Cap are remitted directly to HD Supply on a continuous basis. The resulting receivables and payables are then immediately contributed from, or distributed to, HD Supply as changes to owner's equity.

        White Cap does not maintain separate financing sources with third parties. Historically, HD Supply has had adequate sources of liquidity to provide necessary financial support to White Cap.

        Upon completion of the spinoff, our capital structure and sources of liquidity will change significantly from our historical capital structure. Our businesses will no longer participate in cash management and funding arrangements with HD Supply or as a borrower under HDS's Canadian asset based lending agreement, and we expect to incur debt. As part of the spinoff, we expect to incur approximately $750 million of new debt, which we expect to consist of $150.0 million of borrowings under the $600 million ABL Facility providing for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $600 million and approximately $600 million in aggregate principal amount of senior notes. See "Description of Certain Indebtedness."

        We have used our internally generated cash flow to invest in growth and operational initiatives and fund working capital requirements. We expect our cash flows from operations to be adequate to support these requirements as well as service any future debt, and fund future acquisitions, if any. Our ability to fund these capital needs will depend on our ongoing ability to generate cash from operations and to access our borrowing facilities and capital markets. We believe that our future cash from operations, together with our access to funds on hand, or available through borrowing facilities and capital markets, will provide adequate resources to fund our operating and financing needs for at least the next twelve months. We are continuously evaluating our cash positions in light of the economic impacts of the COVID-19 pandemic and have taken prudent actions to reduce costs and spending across our organization. This includes reducing certain hiring activities, adjusting pay programs, negotiating rent payment deferrals at our leased facilities, and limiting discretionary spending. We have also reduced anticipated spending on certain capital investment projects.

        Additionally, on April 11, 2020, the Canadian government enacted legislation to implement the Canada Emergency Wage Subsidy ("CEWS"). The CEWS is a temporary wage subsidy to encourage employees to rehire and to retain workers, and to prevent further job losses due to the COVID-19 pandemic. The CEWS applies to qualifying employers for the period March 15, 2020 to June 6, 2020. Generally, the CEWS provides an amount to employers equal to 75% of employees' renumeration paid, up to a weekly, per employee limit. In first quarter 2020, the Company applied for and recognized approximately $0.7 million of pre-tax income benefit related to CEWS.

Cash Flows

        Information about the White Cap's cash flows, by category, is presented in the Combined Statements of Cash Flows and is summarized as follows:

	Three Months Ended
			Fiscal Year
	May 3, 2020	May 5, 2019
			2019	2018	2017
	Amounts in millions
Net cash provided by (used for):
Operating activities	$69.9	$70.4	$304.9	$212.8	$156.6

Investing activities	(5.0)	(9.4)	(39.3)	(395.1)	(34.5)

Financing activities	(64.6)	(60.8)	(266.1)	186.4	(120.1)
Free cash flow:
Operating activities	$69.9	$70.4	$304.9	$212.8	$156.6
Less: Capital expenditures	(5.0)	(9.4)	(42.7)	(32.9)	(34.9)

Free cash flow	$64.9	$61.0	$262.2	$179.9	$121.7

Working capital

        Working capital, excluding cash and cash equivalents, was $391.3 million as of May 3, 2020, decreasing $22.6 million as compared to $413.9 million as of May 5, 2019. The decrease was primarily driven by a decrease in Receivables due to a decline in sales as a result of the COVID-19 pandemic as well as a decrease in inventory purchases due to a decline in sales.

        Working capital, excluding cash and cash equivalents, was $408.3 million as of February 2, 2020, decreasing $65.4 million as compared to $473.7 million as of February 3, 2019. The decrease was primarily driven by the inclusion of $58.3 million of Current portion of lease liabilities due to the adoption of ASC 842, "Leases," on the first day of fiscal 2019. The decrease was also impacted by an increase in Accounts payable and a decrease in Inventory, partially offset by an increase in Receivables and a decline in Accrued compensation and benefits due to timing of payments.

Operating activities

        During first quarter 2020, cash provided by operating activities was $69.9 million compared to $70.4 million in first quarter 2019. The decrease in operating cash flows is primarily due to a decline in earnings as a result of the COVID-19 pandemic, partially offset by improvement in working capital.

        During fiscal 2019, cash provided by operating activities was $304.9 million compared to $212.8 million in fiscal 2018. The increase in operating cash flows is primarily attributable to growth in earnings. During fiscal 2018, cash provided by operating activities was $212.8 million compared to $156.6 million in fiscal 2017. The increase in operating cash flows is primarily attributable to growth in earnings, partially offset by investments in working capital for business growth.

Investing activities

        During first quarter 2020, cash used in investing activities was $5.0 million, comprised entirely of capital expenditures.

        During first quarter 2019, cash used in investing activities was $9.4 million, comprised entirely of capital expenditures.

        During fiscal 2019, cash used in investing activities was $39.3 million, comprised primarily of $42.7 million of capital expenditures, partially offset by the receipt of the final working capital settlement of approximately $2.8 million during fiscal 2019 for the acquisition of A.H. Harris.

        During fiscal 2018, cash used in investing activities was $395.1 million, comprised primarily of $362.3 million for the acquisition of A.H. Harris and $32.9 million of capital expenditures.

        During fiscal 2017, cash used in investing activities was $34.5 million, comprised primarily of $34.9 million of capital expenditures.

Financing activities

        During first quarter 2020, cash used in financing activities was $64.6 million, primarily due to a net cash distribution to our Parent.

        During first quarter 2019, cash used in financing activities was $60.8 million, primarily due to a net cash distribution to our Parent.

        During fiscal 2019, cash used in financing activities was $266.1 million, primarily due to a net cash distribution to our Parent.

        During fiscal 2018, cash provided by financing activities was $186.4 million, primarily due to a net cash contribution from our Parent, which included a contribution for the purchase of A.H. Harris.

        During fiscal 2017, cash used in financing activities was $120.1 million, primarily due to a net cash distribution to our Parent.

Commodity Risk

        We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates, and higher material costs. In addition, our operating performance is affected by price fluctuations in the commodity-based products that we purchase and sell, which contain commodities such as steel and other commodities. We are also exposed to fluctuations in petroleum costs as we deliver a substantial portion of the products we sell by truck. We seek to minimize the effects of inflation and changing prices through economies of scale in purchasing and inventory management, resulting in cost reductions and productivity improvements, as well as price increases to maintain reasonable gross margins.

        As discussed above, our results of operations were impacted by fluctuating commodity prices based on our ability or inability to pass increases in the costs of certain commodity-based products to our customers through price increases. Such commodity price fluctuations have from time to time produced volatility in our financial performance and could do so in the future.

Off-Balance Sheet Arrangements

        Prior to our adoption of ASC 842, "Leases," in fiscal 2019, our operating leases were not reflected in our Combined Balance Sheets.

Contractual Obligations

        The following table discloses aggregate information about our contractual obligations as of February 2, 2020 and the periods in which payments are due (amounts in millions):

		Payments due by period
	Total	Fiscal 2020	Fiscal 2021 - 22	Fiscal 2023 - 24	Fiscal years after 2024
Long-term debt	$45.7	$—	$45.7	$—	$—
Interest on long-term debt(i)	3.7	1.7	2.0	—	—
Operating leases	272.5	66.4	117.7	64.8	23.6
Purchase obligations(ii)	36.8	36.8	—	—	—

Total contractual cash obligations	$358.7	$104.9	$165.4	$64.8	$23.6

(i)
The interest on long-term debt in the table above reflects 100% of the interest obligation on the long-term debt as the outstanding balance is fully allocated to White Cap. A portion of this interest expense is allocated to White Cap's Combined Statements of Operations and Comprehensive Income, based on White Cap's Canadian operating income relative to the operating income of the other HD Supply operating division within HDS Canada, Inc.

(ii)
Purchase obligations include various commitments with vendors entered into in the normal course of business to purchase goods and services, primarily inventory. These purchase obligations are generally cancelable, but White Cap has no intent to cancel.

Critical Accounting Policies

Revenue Recognition

        We recognize revenue, net of allowances for returns and taxes collected from the customer, when an identified performance obligation is satisfied by the transfer of control of promised products or services to the customer. We ship products to customers by internal fleet and third-party carriers. Transfer of control to the customer for products generally occurs at the point of destination (i.e., upon transfer of title and risk of loss of product). Transfer of control to the customer for services occurs when the customer has the right to direct the use of and obtain substantially all of the remaining benefits of the asset that is created or enhanced from the service. We account for shipping and handling costs associated with outbound freight as a fulfillment costs. Such costs are included in Selling, general, and administrative expenses.

Allowance for Credit Losses

        We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of our lien and bond rights. Trade receivables arise primarily from sales to customers. We establish an allowance for credit losses to present the net amount of trade receivables expected to be collected. The allowance is determined using an estimation of loss rates based upon historical experience adjusted for factors that are relevant to determine the expected collectability of trade receivables. Some of these factors include macroeconomic conditions that correlate with historical loss experience, delinquency trends, aging behavior of trade receivables, and credit and liquidity quality indicators for certain industry groups, customer classes, or individual customers. These estimations and factors require assumptions and judgments regarding matters that are inherently uncertain, including the impact that the COVID-19 pandemic may have on the liquidity, credit, and solvency status of our customers or their industries. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, the allowance for credit losses could differ significantly, resulting in either higher or lower future credit losses.

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost or net realizable value. The cost of our inventories is determined by the weighted average cost method. We evaluate our inventory value at the end of each quarter to ensure that it is carried at the lower of cost or net realizable value. This evaluation includes an analysis of historical physical inventory results, a review of potential excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, each location's perpetual inventory records are adjusted to reflect any declines in net realizable value below inventory carrying cost. To the extent historical physical inventory results are not indicative of future results and if future events impact, either favorably or unfavorably, our ability to sell our products or our relationships with certain key vendors, our inventory reserves could differ significantly, resulting in either higher or lower future inventory provisions.

Consideration Received from Vendors

        We enter into agreements with many of our vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. We accrue the receipt of vendor rebates as part of our cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of vendor rebates is included in the carrying value of inventory at each period end for vendor rebates to be received on products not yet sold. While we believe we will continue to receive consideration from vendors in fiscal 2020 and thereafter, there can be no assurance that vendors will continue to provide comparable amounts of vendor rebates in the future.

Impairment of Long-Lived Assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, we project undiscounted future cash flows over the remaining life of the asset. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset less any costs of disposition. Our judgment regarding the existence of impairment indicators is based on market and operational performance. Future events could cause us to conclude that impairment indicators exist and that assets are impaired. Evaluating the impairment also requires us to estimate future operating results and cash flows that require judgment by management. If different estimates were used, the amount and timing of asset impairments could be affected.

Business Combinations, Goodwill, and Other Intangible Assets

        We allocate the purchase price paid for business acquisitions to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price paid over the fair values of these identifiable assets and liabilities is allocated to goodwill. The allocation of the purchase price paid requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, timing and amounts of future expected cash flows of acquired customers and trade names from a market participant perspective, estimated revenue growth rates, estimates of useful lives, and discount rates. Management's estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

        We periodically assess the carrying value of goodwill by reviewing the fair value of the net assets underlying all acquisition-related goodwill on a reporting unit basis. We assess the recoverability of goodwill in the fourth quarter of each fiscal year.

        We also use judgment in assessing whether we need to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes, and other events. If the carrying amount of a reporting unit that contains goodwill exceeds fair value, a possible impairment would be indicated.

        We determine the fair value of a reporting unit using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation.

        Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company's most recent long-range forecast and, for years beyond the forecast, the Company's estimates, which are based on estimated exit multiples times the final forecasted year earnings before interest, taxes, depreciation, and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

        There was no indication of impairment in either of the Company's reporting units in the fiscal 2019, fiscal 2018, or fiscal 2017 annual tests.

        The Company's DCF model is based on our expectation of future market conditions for both of the reporting units, as well as discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined or discount rates have increased to the extent that the Company's goodwill could be further impaired. It is not possible at this time to determine if any such future impairment charge would result.

Income Taxes

        Income tax expense or benefit is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

        The Company follows the GAAP guidance for uncertain tax positions within ASC 740, "Income Taxes." ASC 740 provides guidance related to the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The standard prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. Initial recognition, derecognition and measurement is based on management's judgment given the facts, circumstances and information available at the reporting date. We reevaluate uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement could result in the recognition of a tax benefit or an additional charge to the tax provision.

        For the Global Intangible Low-Tax Income ("GILTI") provisions of the TCJA, the Company has elected GILTI as a period cost if and when incurred.

Self-Insurance

        We have a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, workers' compensation, and we are self-insured for medical claims, while maintaining per employee stop loss coverage, and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. Self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. To the extent the projected future development of the losses resulting from environmental, workers' compensation, automobile, general, and product liability claims incurred as of May 3, 2020 differs from the actual development of such losses in future periods, our insurance reserves could differ significantly, resulting in either higher or lower future insurance expense.

Management Estimates

        Management believes the assumptions and other considerations used to estimate amounts reflected in our combined financial statements are appropriate. However, if actual experience differs from the assumptions and other considerations used in estimating amounts reflected in our combined financial statements, the resulting changes could have a material adverse effect on our combined results of operations, and in certain situations, could have a material adverse effect on our financial condition.

Stock-Based Compensation

        Our stock option expense is estimated at the grant date based on an award's fair value as calculated by the Black-Scholes option-pricing model and is recognized as an expense over the requisite service period. The Black-Scholes model requires various highly judgmental assumptions including expected volatility and option life. If any of the assumptions used in the Black-Scholes model change significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we estimate an expected forfeiture rate on all of our stock-based compensation awards and only recognize expense for those awards expected to vest. We estimate the forfeiture rate based on historical experience. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly. See Note 7, Stock-Based Compensation and Employee Benefit Plans, to our audited combined financial statements.

Recent Accounting Pronouncements

        See Note 1, Nature of Business and Summary of Significant Accounting Policies, to our audited combined financial statements and Note 9, Recent Accounting Pronouncements, to our unaudited combined financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The information required by this Item is set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commodity Risk."

 BUSINESS

Our Company

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. With 269 customer-facing locations across the U.S. and Canada, we have nearly twice the number of locations compared to our direct largest competitor. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers. We believe the markets for our products and services present opportunities for continued significant growth. We aspire to set the standard of excellence in delivering industry-leading products, services, and expertise through our experienced associates and seamless customer experience. This aspiration drives us and is reflected in the customer and market focus, intense teamwork, process excellence, and trusted relationships that define our culture. We believe our long-standing customer relationships, scale and branch footprint, talented associates with deep industry knowledge, extensive product and service offering, strategic supplier relationships, integrated technology platform, and intense focus on the customer distinguish us from other distributors and have driven above-market growth and attractive returns on invested capital.

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 SKUs, including concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products. We operate 269 customer-facing locations in 39 U.S. states and six Canadian provinces where our approximately 5,600 experienced associates provide support for our more than 200,000 customers annually. We also directly support our customers with experienced associates and through our fleet of more than 1,200 trucks for critical same day/next day jobsite deliveries. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize the various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse.

        Our value-add services include project pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We engage our customers through a variety of sales channels, including professional account managers and an inside sales force, direct marketing and merchandising promotions, programs utilizing market and contractor trade-specific product catalogs, and integration with our digital platform. Our distribution network allows us to provide rapid, reliable, and on-time delivery and customer pickup throughout the U.S. and Canada. We believe that our comprehensive supply chain solutions improve the effectiveness and efficiency of our customers' business. Additionally, our technology infrastructure provides integrated workflow capabilities for our customers, and enables dynamic pricing, budgeting, reporting, and analytical capabilities. We believe customers view us as an integral part of the value chain due to our extensive product knowledge, expansive product availability, and ability to directly integrate with their systems and workflows.

        We estimate that the aggregate size of the domestic addressable market for specialty concrete and construction products was approximately $42 billion in 2019. We define our domestic addressable market as the total dollars spent in the U.S. for our products and services excluding products sold direct to customers from manufacturers.

        For fiscal 2019, we generated $3.0 billion in Net sales, representing 2.9% growth over fiscal 2018, excluding the impact of acquisitions and the 53rd week of fiscal 2018; $180.9 million of Net income, representing a 4.1% increase over fiscal 2018; $326.7 million of Adjusted EBITDA, representing 1.0% growth over fiscal 2018; and $249.5 million of operating income, representing a 2.1% increase over fiscal 2018. For a reconciliation of Net income, the most directly comparable financial measure under

GAAP, to Adjusted EBITDA, see "Selected Historical Combined Financial Data—Selected combined financial information."

Our Competitive Strengths

        We believe that we benefit significantly from the following strengths:

        Leadership positions with significant scale in large, fragmented markets. We are a leading distributor for specialty concrete and construction products in North America. We estimate that we have an approximately 6% share of a competitive $42 billion total domestic addressable market. We define our domestic addressable market as the total dollars spent in the U.S. for our products and services excluding products sold direct to customers from manufacturers. The total addressable market is fragmented, with a number of smaller local and regional competitors that focus on distinct pieces of the total addressable market. The majority of our customers make purchase decisions at a local level while demanding a high level of service and availability of a broad set of complex products from a large number of suppliers. As a result, White Cap competes both with smaller local and regional competitors as well as other national distributors. Because we believe the majority of the total addressable market is served by local or regional competitors, we believe we have an opportunity for long-term profitable growth, particularly given the large number of our customer-facing locations across the U.S. and Canada.

        Strong value proposition for customers as "one-stop-shop" for products and services. We leverage our experienced associates as well as our branch and jobsite presence to better serve our customers. Specifically, we provide specialty concrete and construction products serving professional concrete contractors and self-performing general contractors, as well as all professional contractors who require power tools and accessories, safety equipment, and fastening products in non-residential, residential and other markets. Our comprehensive portfolio of approximately 400,000 SKUs includes concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products.

        We focus on specialized solutions that benefit from a consultative sales process, and we serve the entire lifecycle of a project from excavation to project completion, and maintenance and repair. Our experienced associates serve as trusted resources to our customers. Our products and services are utilized on some of the nation's most visible and challenging multi-year projects including data and distribution centers, corporate headquarters, and state of the art recreational destinations, such as casinos and sports arenas, critical infrastructure, such as airports, water treatment plants, and road and bridge construction and repair.

        We also provide services to our customers including pre-bid assistance, jobsite delivery, two-hour ready will-call, rebar fabrication, tilt-up concrete brace and form rental, value engineering, and product, application, and jobsite safety training. We utilize our fleet of more than 1,200 trucks to provide same day/next day jobsite delivery and provide advice to our customers in our 269 customer-facing locations.

        We believe that our experienced associates and the breadth of our products and services provide us with a significant competitive advantage versus our smaller local and regional competitors, which helps us secure repeat business and earn new business.

        Diversity across customers, suppliers, geographic footprint, and end-markets. We believe that our relationships with a broad set of customers provides visibility into the future needs of our marketplace and diversifies our business across a wide array of project types. Additionally, our broad customer base of more than 200,000 contractors limits customer concentration, as no single customer is responsible for more than 0.7% of our Net sales and our top 10 customers represented only approximately 3.4% of our Net sales during fiscal 2019. We maintain strong and long-tenured relationships with many of our approximately 4,300 suppliers, both domestic and international. We maintain relationships with multiple suppliers for many of our products, so we are able to limit the risk of product shortages and supply chain disruptions while at the same time offering a compelling assortment of product options for our customers. No single supplier is responsible for more than 5.3% of our cost of goods sold and our top 10 suppliers represented only approximately 23% of our cost of goods sold during fiscal 2019. Our diverse geographic footprint of 269 customer-facing locations throughout 39 U.S. states and six Canadian provinces limits our dependence on any one region, and allows us to better serve large, national customers who benefit from our scale.

        Leadership with significant relevant customer service experience. Our executive management team has an average of 28 years of relevant industry experience across executive and field positions, primarily with HD Supply and its predecessors.

        Our Chief Executive Officer, John Stegeman, has led HD Supply Construction & Industrial since April 2010 and possesses over 34 years of relevant experience. Previously, Mr. Stegeman worked for Ferguson Enterprises, a U.S distributor of plumbing supplies, PVF, waterworks, and fire and fabrication products company, for 24 years, serving as its President and Chief Executive Officer from 2005 to 2009. At Ferguson, Mr. Stegeman oversaw a number of successful acquisitions which provides him with relevant experience that are expected to benefit White Cap as a standalone company.

        Our President, Alan Sollenberger, has over 12 years of industrial distribution experience, most recently serving as President of White Cap since November 2019, Chief Operating Officer from February 2017 to November 2019, Chief Administrative Officer from April 2015 to February 2017, Vice President, Chief Financial Officer from May 2010 to April 2015, and, prior to that, held various finance positions at HD Supply and The Home Depot.

        Our Chief Financial Officer, Shawn Meredith, has over 12 years of experience as a chief financial officer and over 13 years of industrial products experience, seven of which have been focused on distribution, before joining HD Supply Construction & Industrial in May 2019. Her prior roles include serving as CFO for Watsco subsidiary, Gemaire Distributors and CFO for Innovative Therapies.

        Our General Counsel and Corporate Secretary, Susan Stucker, has over 30 years of legal experience, including 13 years with HD Supply. From April 2007 to December 2015, Ms. Stucker was responsible for labor and employment law matters, and, since January 2016, has led HD Supply's litigation, employment law, and risk management teams.

        Our Chief Human Resources Officer, Elizabeth Malkin, has nearly 20 years of experience in the human resources field and, since October 2006, has held various roles in the areas of talent acquisition, organizational effectiveness, talent management, and learning at HD Supply.

        All of our leaders are focused on promoting team chemistry and creating an engaging work environment that incentivizes employees to deliver exceptional service to customers.

        Customer-integrated technology infrastructure. We have an integrated information technology ("IT") infrastructure that enables us to leverage our inventory and data to better service our customers. We have invested in customer-specific applications, enabling us to reduce transactional friction and improve customer connectivity. We intend to continue to invest in integrated technology platforms to improve efficiency and the overall customer experience. We believe these capabilities differentiate White Cap from our smaller competitors.

        Deep preferred supplier relationships. We have developed extensive and long-term relationships with many of our suppliers who, we believe, value our history of close coordination, national scale, and field capabilities. This provides us with access to new products, custom training on specialized products, and early awareness of upcoming projects, making us the distributor of choice for many of our customers.

        Cooperative culture focused on performance and excellence. We believe our focus on customer success, a local market managed sales approach, intense teamwork, process excellence, and trusted relationships drive our approximately 5,600 experienced associates to perform at the highest level. Our associates benefit from strong industry experience and participate in ongoing leadership and sales training.

        Strong financial profile with attractive operating cash flows. We benefit from purchasing scale and strategic initiatives that increase our Net income and Adjusted EBITDA. Our low capital requirements and effective capital management result in strong operating cash flows.

Our Business Strategy

        We plan to further strengthen our competitive position, deliver profitable growth, and create stockholder value through our growth initiatives, including:

        Driving sales leadership. We intend to further expand our position as a leading distributor for specialty concrete and construction products by increasing our size and scale across customers, geographies, and products. The key components of this strategy are growing market share with existing customers, acquiring new customers, and enhancing customer connectivity.

        Expanding trades and services. We have identified a number of products and services across key markets that are currently underrepresented or otherwise not offered by us. To capture these opportunities, we plan to work with new and existing suppliers to grow the product and service line for our customers at competitive prices and to add the necessary training to allow our experienced associates to assist with respect to these capabilities. As we continue to grow, we believe adding these incremental products and services will further benefit our strong customer and supplier relationships while also enabling us to expand our market share.

        Pursuing new store openings to enhance strategic positioning in existing markets and to enter new markets. We will continue to invest in new store openings. We intend to pursue new store openings both in our existing markets where we see an opportunity to leverage our expansive product and service capabilities and in other major metropolitan markets across the U.S. and Canada. We believe new store openings provide an attractive path to growing our footprint given easy integration with our existing operations. Since 2011, we have opened 50 new stores. These locations have allowed us to both enhance our market share in previously existing markets and to grow into new geographies.

        Pursuing value-enhancing acquisitions. Acquisitions are core to our strategic business model. We expect the spinoff and our customized post-distribution capital structure to support the active pursuit of potential acquisition targets with financial metrics that align with our financial profile and capital allocation strategy. In this regard, we intend to complement our history of organic growth through select acquisitions that would be expected to broaden our product offering, geographic footprint, and service capabilities. Acquisitions have been an effective way to grow in both existing and new geographies, and White Cap and its management team have a successful track record of sourcing, acquiring, and integrating over 30 acquisitions since 1997. We believe that our scale and reputation make us the acquirer of choice for many smaller industry participants. Most recently, we acquired A.H. Harris, which has provided us with access to large, dense, and growing metropolitan areas in the Northeast. A.H. Harris added capabilities in proprietary forming and shoring solutions, waterproofing, and rebar fabrication. In addition, we believe we acquired significant talent through the A.H. Harris acquisition.

        Setting the standard of excellence. Providing industry-leading products, services, and expertise through our experienced associates and exceptional customer experience.

        Focusing on driving customer success. We earn the trust of our valued customers by consistently delivering what is needed, when they need it, and where they need it.

        Committing to meaningful associate, supplier, and community relationships. Our dedication to providing safe work environments, exceptional experiences, and compelling opportunities supports our efforts to attract and retain the most qualified and motivated associates in the industry. Similarly, we believe that we maintain excellent relationships with our suppliers and strive to be their first call when choosing a go-to-market partner for their products. Consistent with our local presence and focus, we actively invest in the communities in which we operate, supporting organizations, programs, and events that foster community development both financially and through the volunteer efforts of our associates.

        Continuing to invest in attracting, retaining, and developing world-class talent. We will maintain and expand our already-strong talent base by continuing to develop our employees through leadership programs and workshops, which provide specialized training and learning tools. In addition, we deliver attractive opportunities to our associates while leveraging their knowledge and expertise by redeploying them across our organization. Additionally, the spinoff will allow us to develop our own equity incentive compensation program to retain employees and attract new talent.

        Investing in further integration with our customers. We continue to invest in winning additional business with our existing customers. In particular, we are looking to invest in capabilities that enable customer-facing integrations and digital platform capabilities, which we believe will make White Cap the preferred partner for our customers and enable deeper relationships and create opportunities for outsized growth.

        Continuing to focus on operational excellence. We continue to emphasize and execute on our operational initiatives to leverage our scale for improved profitability, strengthen our pricing and category management capabilities, enhance our supply chain efficiency, and invest in IT solutions to drive productivity throughout the business.

Our Markets

        We offer a diverse range of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. We estimate that the aggregate size of the domestic addressable market for specialty concrete and construction products was approximately $42 billion in 2019, with demand driven primarily by non-residential construction, residential construction, and repair and remodeling construction spending. We define our domestic addressable market as the total dollars spent in the U.S. for our products and services, excluding products sold direct to customers from manufacturers. The total addressable market is fragmented, with a number of smaller local and regional competitors that focus on distinct pieces of the total addressable market. The majority of our customers make purchase decisions at a local level while demanding a high level of service and availability of a broad set of complex products from a large number of suppliers. These market dynamics make the distributor a critical element within the value chain.

        We serve professional contractors and traders in the specialty concrete and construction market by meeting their distinct and customized supply needs in non-residential and residential applications. We serve our customers through our 269 customer-facing locations in 39 U.S. states and six Canadian provinces. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers. We believe the markets for our products and services present opportunities for continued significant growth in the non-residential and residential construction end markets.

Our History

        Although the history of the White Cap brand and related businesses dates back to California in 1976, we have been operating as a reportable segment of HD Supply since it was acquired by three private equity firms from The Home Depot, Inc. in 2007. On July 2, 2013, HD Supply completed an initial public offering of its common stock and we have continued as a reportable segment and business unit of HD Supply since that time, and expect to continue as such until the spinoff is completed.

        In March 2018, we completed the acquisition of A.H. Harris, a specialty construction distributor serving the northeast and mid-Atlantic regions, expanding our market presence in the northeastern U.S. For additional information on the acquisition of A.H. Harris, see Note 2, Acquisitions, to our audited combined financial statements.

Customers and Suppliers

        We maintain a customer base of more than 200,000 customers, many of whom represent long-term relationships. We are subject to very low customer concentration with our ten largest customers generating approximately 3.4% of our Net sales in fiscal 2019, reducing our exposure to any single customer.

        We have developed strong and long-tenured relationships with many of our approximately 4,300 suppliers, both domestic and international. These supplier relationships provide us with consistent, reliable access to inventory, volume purchasing benefits, and the ability to deliver a diverse product offering on a cost-effective basis. We buy the vast majority of our products and supplies from suppliers located in the U.S. and Canada. These suppliers manufacture and source products from the U.S. and abroad. The products sourced by our suppliers, are transported by truck, rail, barge, or ship by third-party providers, which can result in longer supply chains. We maintain relationships with multiple suppliers for many of our products, so we are able to limit the risk of product shortages and supply chain disruptions while at the same time offering a compelling assortment of product offerings to our customers. No single supplier is responsible for more than 5.3% of our cost of goods sold and our top 10 suppliers represented approximately 23% of our cost of goods sold during fiscal 2019.

Competition

        We operate in a highly fragmented and competitive market and hold a leading position in the specialty concrete and construction market. The majority of our competition comes from mid-size regional distributors and small, local distributors; however, we also face competition from a number of national distributors for specific products.

        We believe the principal competitive factors for the specialty construction market include local selling capabilities, availability, breadth and cost of materials and supplies, technical knowledge and expertise, value-add service capabilities, customer and supplier relationships, reliability and accuracy of service, effective use of technology, delivery capabilities and timeliness, pricing of products, and the provision of credit. We believe that our key strengths and strategy allow us to compete effectively in our market.

Seasonality

        In a typical year, our results of operations are impacted by seasonality. Historically, sales of our products have been higher in the second and third quarters of each fiscal year due to favorable weather and longer daylight conditions during these periods. Generally, during the winter months, construction and renovation activity declines due to inclement weather and shorter daylight hours. Seasonal variations in results of operations may also be significantly impacted by inclement weather conditions, such as cold or wet weather, which can delay construction projects and customer deliveries.

Products

        Our portfolio of industry-leading products and services provides a unique "one-stop-shop" value proposition of professional products and services, spanning approximately 400,000 SKUs including concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products.

Intellectual property

        Our trademarks and those of our subsidiaries are registered or otherwise legally protected in the U.S., Canada, and China. We, together with our subsidiaries, own approximately 20 trademarks registered worldwide. We also rely upon trade secrets and know-how to develop and maintain our competitive position. We protect intellectual property rights through a variety of methods, including trademark, patent, copyright, and trade secret laws, in addition to confidentiality agreements with suppliers, employees, consultants, and others who have access to our proprietary information. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our material trademark registrations so long as they remain valuable to our business. Other than the trademarks White Cap ®, Brigade ®, Brafasco ®, and A.H. Harris ®, we do not believe our business is dependent to a material degree on trademarks, patents, copyrights, or trade secrets. Other than commercially available software licenses, we do not believe that any of our licenses for third-party intellectual property are material to our business, taken as a whole. See "Risk Factors—Risks Relating to Our Business—If we are unable to protect our intellectual property rights, or we infringe on the intellectual property rights of others, our ability to compete could be negatively impacted."

Employees

        In domestic and international operations, we had approximately 5,600 employees as of February 2, 2020, consisting of approximately 3,800 hourly personnel and approximately 1,800 salaried employees.

        As of February 2, 2020, less than 1% of our workforce was covered by collective bargaining agreements.

Regulation

        Our operations are affected by various statutes, regulations and laws in the markets in which we operate, which historically have not had a material effect on our business. While we are not engaged in a regulated industry, we are subject to various laws applicable to businesses generally, including laws affecting land usage, zoning, the environment, health and safety, transportation, labor and employment practices, competition, immigration, and other matters. Additionally, building codes may affect the products our customers are allowed to use, and consequently, changes in building codes may affect the salability of our products. The transportation and disposal of many of our products are also subject to federal regulations. The DOT regulates our operations in domestic interstate commerce. We are subject to safety requirements governing interstate operations prescribed by the DOT. Vehicle dimensions and driver hours of service also remain subject to both federal and state regulation. See "Risk Factors—Risks Relating to Our Business—Our costs of doing business could increase as a result of changes in U.S. federal, state, or local regulations."

Environmental, Health, and Safety Matters

        We are subject to a broad range of foreign, federal, state, and local environmental, health, and safety laws and regulations, including those pertaining to air emissions, water discharges, the handling, disposal, and transport of solid and hazardous materials and wastes, the investigation and remediation of contamination, and otherwise relating to health and safety and the protection of the environment and natural resources. As our operations, and those of many of the companies we have acquired, to a limited extent involve and have involved the handling, transport, and distribution of materials that are, or could be classified as, toxic or hazardous, there is some risk of contamination and environmental damage inherent in our operations and the products we handle, transport, and distribute. Our environmental, health, and safety liabilities and obligations may result in significant capital expenditures and other costs, which could negatively impact our business, financial condition, and results of operations. We may be fined or penalized by regulators for failing to comply with environmental, health, and safety laws and regulations, or we may be held responsible for such failures by companies we have acquired. In addition, contamination resulting from our current or past operations, and those of many of the companies we have acquired, may trigger investigation or remediation obligations, which may have a material adverse effect on our business, financial condition, and results of operations. See "Risk Factors—Risks Relating to Our Business—We could incur significant costs in complying with environmental, health, and safety laws or permits or as a result of satisfying any liability or obligation imposed under such laws or permits."

Legal Proceedings

        White Cap is involved in various legal proceedings arising in the normal course of its business. White Cap establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, "Contingencies." In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on White Cap's combined financial condition, results of operations, or cash flows. For all other matters management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the combined financial position, results of operations, or cash flows of White Cap if disposed of unfavorably. For material matters with loss contingencies that are reasonably possible and reasonably estimable, including matters with loss contingencies that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that White Cap has accrued for, management has estimated the aggregate range of potential loss as $0 million to $5 million. If a material loss is probable or reasonably possible, and in either case estimable, White Cap has considered it in the analysis and disclosed any such matter accordingly.

Properties

        As of February 2, 2020, we had a network of approximately 269 customer-facing locations, of which 263 were leased and six were owned. We generally prefer to lease our locations, as it provides the flexibility to expand or relocate our sites as needed to serve evolving markets. Our leased locations comprise approximately seven million square feet. Our leases typically have an initial term that ranges from three to seven years, and the leases usually provide for the option to renew. In addition, we lease a principal executive office co-located with our branch operations in Norcross, Georgia and support offices in Orlando, Florida.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We anticipate that the White Cap board of directors will adopt a written related person transactions policy under which related persons, namely our executives, directors, and principal stockholders, and each of their immediate family members, will not be permitted to enter into certain transactions, or materially modify or amend an ongoing transaction, with White Cap in an amount exceeding $120,000, without the consent of our Audit Committee or a designated member of the Audit Committee. Any request for us to enter into or materially modify or amend such transactions would be required to be presented to our Audit Committee for review, consideration, and approval. All of our directors and executive officers would be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person's interest in the transaction, and, if applicable, the impact on a director's independence. Under any such policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction. The policy will not apply to matters approved by other committees of independent directors, such as compensation.

        We anticipate entering into an indemnification agreement with each of our directors and officers. The indemnification agreements will provide our directors with contractual rights to the indemnification and expense advancement rights provided under our Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

RELATIONSHIP WITH HD SUPPLY AFTER THE SPINOFF

Historical Relationship with HD Supply

        We are currently an indirect wholly owned subsidiary of HD Supply. We were incorporated in Delaware on January 10, 2020. In conjunction with the spinoff, HD Supply will transfer, or cause its subsidiaries to transfer, to us all the assets and generally all the liabilities relating to the White Cap business, which HD Supply intends to separate from its other operations. As a result of the historical relationship between us and HD Supply, in the ordinary course of our business, we and our subsidiaries have received various services provided by HD Supply and some of its other subsidiaries, including treasury and cash management, procurement, IT, general accounting and finance, payroll and human resources, environmental, health and safety, legal, communications, real estate and facilities, and other general and administrative stewardship. Our audited and unaudited combined financial statements include allocations by HD Supply of a portion of its overhead costs related to those services. These cost allocations have been determined on a basis that we and HD Supply consider to provide a reasonable reflection of the use of those services.

HD Supply's Distribution of Our Shares

        HD Supply will be our sole stockholder until completion of the distribution. In the distribution, HD Supply is distributing its entire equity interest in us to its stockholders as described in more detail in the section entitled "The Spinoff." The spinoff will be subject to a number of conditions, some of which are more fully described above under "The Spinoff—Spinoff Conditions and Termination."

Agreements Between HD Supply and Us

        In the discussion that immediately follows, we have summarized the terms of material agreements that we intend to enter into with HD Supply in connection with the spinoff and to govern our ongoing relationship with HD Supply following the spinoff. The summaries of these agreements are not complete and are qualified by reference to the terms of the agreements, the forms of which will be included as exhibits to the registration statement on Form 10, of which this information statement is a part. We encourage you to read the full text of those agreements. The terms of those agreements have not yet been finalized; changes, some of which may be material, may be made prior to the spinoff.

Separation and Distribution Agreement

        The separation and distribution agreement will contain the key provisions relating to the spinoff, including provisions relating to the principal intercompany transactions required to effect the spinoff, the conditions to the spinoff and provisions governing the relationships between HD Supply and us after the spinoff.

        Transfer of Assets and Assumption of Liabilities.    The separation and distribution agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in advance of our separation from HD Supply so that each of White Cap and HD Supply retains the assets necessary to operate its respective business and retains or assumes the liabilities allocated to it in accordance with the reorganization.

        Representations and Warranties.    In general, neither HD Supply nor we will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the separation and distribution agreement, all assets will be transferred on an "as is," "where is" basis.

        The Distribution. The separation and distribution agreement will govern HD Supply's and our respective rights and obligations regarding the proposed distribution. Prior to the distribution, HD Supply will deliver all of our issued and outstanding shares of common stock to the distribution agent. On the distribution date, HD Supply will instruct the distribution agent to electronically deliver shares of our common stock to HD Supply's stockholders based on the distribution ratio. The HD Supply board of directors will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the distribution.

        Conditions. The separation and distribution agreement will also provide that several conditions must be satisfied or waived by HD Supply, at the direction of its board of directors in its sole and absolute discretion, before the distribution can occur. For further information about these conditions, see "The Spinoff—Spinoff Conditions and Termination." The HD Supply board of directors may, in its sole and absolute discretion, determine the record date, the distribution date, and the terms of the spinoff and may at any time prior to the completion of the spinoff decide to abandon or modify the spinoff.

        Termination. HD Supply, at the direction of its board of directors in its sole and absolute discretion, may terminate the separation and distribution agreement at any time prior to the distribution.

        Release of Claims. HD Supply and we will each agree to release the other and its affiliates and their respective directors, officers, employees, agents, advisors, consultants and other representatives, and the successors and permitted assigns of any of the foregoing, from any claims against any of them that arise out of or relate to acts or events occurring or failing to occur or any conditions existing at or prior to the time of the distribution. These releases will be subject to exceptions set forth in the separation and distribution agreement.

        Indemnification. HD Supply and we will each agree to indemnify the other and each of the other's affiliates and their respective past and present directors, officers, and employees, and each of their successors and assigns, against certain liabilities incurred in connection with the spinoff and our and HD Supply's respective businesses. Neither HD Supply's nor our indemnification obligations are subject to any cap. The amount of either HD Supply's or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The separation and distribution agreement will also specify procedures regarding claims subject to indemnification.

Tax Matters Agreement

        In connection with the spinoff (together with certain related transactions), we and HD Supply will enter into a tax matters agreement that will govern the parties' respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the spinoff (or certain related transactions including the distribution) to qualify as tax-free for U.S. federal income tax purposes. The tax matters agreement will also set forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests, and assistance and cooperation on tax matters.

        In general, the tax matters agreement will govern the rights and obligations that we and HD Supply have after the spinoff with respect to taxes for both pre- and post-closing periods. Under the tax matters agreement, HD Supply generally will be responsible for all of our pre-closing income taxes that are reported on combined tax returns with HD Supply or any of its affiliates. We will generally be responsible for all other income taxes and all non-income taxes primarily related to White Cap that are due and payable after the spinoff.

        The tax matters agreement will further provide that:

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  Without duplication of our indemnification obligations described in the prior paragraph, we will generally indemnify HD Supply against (i) taxes arising in the ordinary course of business for which we are responsible (as described above) and (ii) any liability or damage resulting from a breach by us or any of our affiliates of a covenant or representation made in the tax matters agreement; and

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  HD Supply will indemnify us against taxes for which HD Supply is responsible under the tax matters agreement (as described above).

        In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements, or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding. Indemnification obligations of the parties under the tax matters agreement are not subject to any cap.

        Further, the tax matters agreement generally will prohibit us and our affiliates from taking certain actions that could cause the distribution to fail to qualify for their intended tax treatment, including:

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may be prevented from allowing or permitting certain business combinations or transactions to occur;

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not sell or otherwise issue our common stock, other than pursuant to issuances that satisfy certain regulatory safe harbors set forth in Treasury regulations;

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases of less than 20% of our common stock (in the aggregate);

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  during the two-year period following the distribution date (or otherwise pursuant to a "plan" within the meaning of Section 355(e) of the Code), we may not amend our Amended and Restated Certificate of Incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and

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  more generally, we may not take any action that could reasonably be expected to cause the distribution to fail to qualify as a tax-free distribution under Section 355 of the Code.

        In the event that the distribution fails to qualify for its intended tax treatment, in whole or in part, and HD Supply is subject to tax as a result of such failure, the tax matters agreement will determine whether HD Supply must be indemnified for any such tax by us. As a general matter, under the terms of the tax matters agreement, we are required to indemnify HD Supply for any tax-related liabilities incurred in connection with the distribution due to any action by us or any of our subsidiaries following the distribution. Therefore, in the event that the distribution fails to qualify for its intended tax treatment due to any action by us or any of our subsidiaries, we will generally be required to indemnify HD Supply for the resulting taxes.

Employee Matters Agreement

        In connection with the distribution and spinoff, we expect to enter into an employee matters agreement with HD Supply that will govern the respective rights, responsibilities, and obligations of us and HD Supply after the spinoff with respect to transferred employees, collective bargaining agreements, incentive plans, group health and welfare plans, defined contribution plans, equity-based awards, and other employment, compensation, and benefit-related matters.

        Liabilities. In general, HD Supply will be responsible for all employment, compensation, and employee benefit liabilities relating to employees of HD Supply and former employees of HD Supply and for all liabilities relating to HD Supply's benefit plans, and White Cap will be responsible for all employment, compensation, and employee benefit liabilities relating to employees of White Cap and former employees of the White Cap business and for all liabilities relating to White Cap's benefit plans, subject to certain exceptions further described in the employee matters agreement.

        Employee Benefits. In general, our employees currently participate in various group health and welfare, retirement, and other employee benefit and compensation plans maintained by HD Supply. Details relating to the benefit plans in which White Cap employees and former employees of the White Cap business will participate after the spinoff are still being discussed between us and HD Supply. However, other than as otherwise provided in the transition services agreement, we expect that White Cap will establish its own group health and welfare plans and retirement plans.

        Equity Compensation. In general, it is currently anticipated that each outstanding HD Supply equity incentive award held by a White Cap employee or White Cap director as of the spinoff will be adjusted or converted into an award with respect to White Cap common stock and each other HD Supply equity award will also be adjusted or converted but will continue to relate to HD Supply common stock. In each case, the award will be equitably adjusted or converted in a manner intended to preserve the aggregate intrinsic value of the original HD Supply equity award and, other than regarding performance awards, the terms of the equity awards, such as vesting dates, will generally remain substantially the same. Information with respect to the performance awards will be provided in an amendment to this information statement.

Transition Services Agreement

        We and HD Supply will enter into a short-term transition services agreement under which HD Supply will provide and/or make available various services to us, and we will provide and/or make available various services to HD Supply. The services to be provided to us by HD Supply primarily include:

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  IT and network, security, and applications support;

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  accounting and finance;

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  operations, marketing and procurement;

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  human resources, payroll and benefits;

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  treasury;

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  insurance accounting and claims processing;

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  tax matters; and

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  administrative services.

        In consideration for certain services, we will pay fees to HD Supply for the services provided, and those fees will be based on the costs that are specifically attributable and directly related to our business. HD Supply will provide certain services without charge.

        HD Supply will agree to provide the services for various time periods, which generally will not exceed 12 months from the distribution date. We will have the right to extend the time periods during which certain limited services are provided.

        The services to be provided to HD Supply by us primarily include:

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  accounting and finance;

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  cash reconciliation;

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  tax matters;

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  insurance accounting and claims processing; and

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  certain IT services.

        In consideration for certain services, HD Supply will pay fees to us for the services provided, and those fees will be based on the costs that are specifically attributable and directly related to HD Supply. We will provide certain services without charge.

        We will agree to provide the services for various time periods, which generally will not exceed eight months from the distribution date.

        The personnel performing services under the transition services agreement on HD Supply's behalf will be employees and/or independent contractors of HD Supply or its subsidiaries and will not be under our direction or control. The personnel performing services under the transition services agreement on our behalf will be our employees and/or independent contractors and will not be under HD Supply's control.

        The transition services agreement will also contain customary mutual indemnification provisions, which will be subject to customary limitations.

Other Arrangements

        Information with respect to any other arrangements between HD Supply and us will be provided in an amendment to this information statement.

 MANAGEMENT

Our Directors Following the Spinoff

        The following table and biographies present information, as of July 17, 2020, concerning the individuals whom we expect to serve as our directors following the spinoff, including their respective business experience. The following also includes information about all public company directorships each individual currently holds or held during the past five years.

Name	Age	Occupation	Board Committees	Independent	Other Public Company Boards
James A. Rubright	73	Retired CEO, Rock-Tenn; Board Chairman, White Cap	Audit; NC&G (Chair)	Yes	2
Peter A. Dorsman	64	Retired EVP, NCR	Audit; NC&G; Compensation (Chair)	Yes	2
Jennifer Graham-Johnson	52	Retired Chief Human Resources Officer, RockTenn/WestRock	NC&G; Compensation	Yes	0
Stephen J. Konenkamp	62	Retired Partner, Ernst & Young	Audit (Chair); NC&G; Compensation	Yes	1
John A. Stegeman	59	CEO, White Cap	—	No	0

        Mr. Rubright will serve as our independent Board Chairman. He served as Chief Executive Officer of Rock-Tenn Co., a paper and packaging manufacturer, from 1999 until his retirement in October 2013, and served as an executive officer of Sonat, Inc., an energy holding company, from 1994 to 1999 in various capacities, including head of Sonat's interstate natural gas pipeline group and energy marketing businesses. Prior to 1994, he was a partner in the law firm of King & Spalding. Mr. Rubright currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since October 2014, he has been independent lead director, and currently is chairman of the nominating and corporate governance committee and a member of the audit committee. Additionally, Mr. Rubright has served as a member of the board of directors of Southern Company Gas, an energy services holding company, since 2016. He previously served as a member of the board of directors of Forestar Group, Inc., a real estate and natural resources company, from 2007 until 2017; AGL Resources, Inc., an energy services holding company (the former Southern Company Gas), from 2001 to 2016; Avondale, Incorporated, the parent company of Avondale Mills, Inc., from 2003 to 2008, and as chairman of Rock-Tenn's board from 2000 until his retirement in October 2013. He holds a bachelor of arts degree from Yale College and a juris doctor degree from the University of Virginia Law School.

        Director Qualifications: Mr. Rubright has significant experience in public company management and board leadership, and a deep understanding of operations, strategy, and risk management that provides valuable insight to our board of directors.

        Mr. Dorsman will serve as an independent director. He retired from NCR Corporation, a global technology company, in April 2014. As executive vice president, global services since July 2012, Mr. Dorsman led NCR Services, a leading global provider of outsourced and managed service offerings. He was also responsible for customer experience, continuous improvement, and quality throughout NCR, serving as chief quality officer during this period. He served as NCR's executive vice president, industry solutions group and global operations from November 2011 to July 2012, and, before then, senior vice president, global operations. Prior to rejoining NCR, Mr. Dorsman was executive vice president and chief operating officer of Standard Register, a provider of information solutions, where he was responsible for the day-to-day operations of the company. Before his role at Standard Register, Mr. Dorsman previously served for nearly 20 years at NCR in various global marketing and sales leadership roles including vice president of worldwide industry marketing. Mr. Dorsman currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since March 2017, he has served as a member of the compensation committee and the nominating and corporate governance committee. Additionally, Mr. Dorsman currently serves on the board of directors for Applied Industrial Technologies, a global industrial distributor. During his tenure as a director of Applied Industrial Technologies since July 2002, he has been lead independent director, chairman of the corporate governance committee, and currently is chairman of the executive organization and compensation committee and a member of the corporate governance and executive committees. Mr. Dorsman is also currently a member of the board of directors for IDEAL Industries, a diversified manufacturer. Mr. Dorsman joined the board of directors for IDEAL Industries in August 2016. He served on the board of directors of nfrastructure (a Zones subsidiary), a global information technology solutions provider, from October 2016 to March 2019. He earned a bachelor of science degree from Syracuse University in 1977.

        Director Qualifications: Mr. Dorsman is an experienced board member and brings extensive experience in leading large supply chain and customer service organizations. He has broad distribution expertise as both a senior executive and as a board member.

        Ms. Graham-Johnson will serve as an independent director. She held positions of increasing responsibility in risk management and human resources over the course of her 24 years of service with RockTenn/WestRock, a corrugated packaging company. She started her career with RockTenn as a risk analyst in 1993 and assumed responsibility for employee benefits in 1995 and employee services in 2002. She was promoted to Senior Vice President, Employee Services in February 2012, to Executive Vice President, Human Resources in April 2012, and served as Chief Human Resources Officer from July 2015 to December 2017. Prior to joining RockTenn/WestRock, Ms. Graham-Johnson worked as a risk analyst for Deere and Company, a manufacturing company, from June 1990 to May 1993. She received a Bachelor of Business Administration, Risk Management, from the University of Georgia.

        Director Qualifications: Ms. Graham-Johnson brings significant leadership and expertise in the human resource and executive compensation fields, that coupled with her risk management history and expertise and her extensive M&A transactional experience in human resources, provides valuable insight to our board.

        Mr. Konenkamp will serve as an independent director. He retired in June 2019 after 38 years (26 as a partner) with Ernst & Young LLP and its affiliates ("EY"), a professional services firm. Prior to his retirement, he served as EY's Global Deputy Vice Chair, Assurance Services comprising EY's audit, fraud investigation, and accounting advisory services, globally. Prior to this position, he served as EY's Americas Deputy Vice Chair, Assurance from July 2011 to June 2014 and as Assurance Managing Partner of EY's Southeast Region from July 2009 to June 2011. From 1993 until 2010, he served as an audit partner with EY responsible for audits of both public and private companies. Mr. Konenkamp currently serves on the board of directors for HD Supply. During his tenure as a director of HD Supply since October 2019, he has been a member of the audit committee and was designated an audit committee financial expert as defined by the SEC. He received a Bachelor of Business Administration and Master of Accountancy from the University of Georgia and is a Certified Public Accountant.

        Director Qualifications: Mr. Konenkamp brings to the board significant operational and risk management experience, as well as extensive expertise in accounting and auditing, with 38 years of experience leading audits, audit practices, and overseeing teams leading audits.

        John A. Stegeman will serve as our Chief Executive Officer and a director. Mr. Stegeman joined HD Supply in April 2010 as Executive President and focused on building the specialty construction and safety business as the President of HD Supply Construction & Industrial. Prior to joining HD Supply, Mr. Stegeman was President and Chief Executive Officer of Ferguson Enterprises, a plumbing supplies, pipe, valves and fittings, waterworks, fire and fabrication products distributor, from 2005 to 2009. He began his career with Ferguson in 1985 as a management trainee and advanced through the company holding various management positions in three of Ferguson's five business groups: Waterworks, Plumbing, and Heating and Air Conditioning. As part of the Ferguson Waterworks business group, Mr. Stegeman served as Senior Vice President before being named Chief Operating Officer of Ferguson in May 2005. Mr. Stegeman received a bachelor's degree from Virginia Tech and has attended advanced management programs at the Wharton School of Business, the International Institute for Management Development, Duke University's Fuqua School of Business, University of Virginia's Darden School of Business, and Columbia University.

        Director Qualifications: Mr. Stegeman has led White Cap, as a subsidiary of HD Supply, since April 2010. He has significant experience leading our Company and has a deep understanding of our business, strategy, and strengths.

Classified Board

        Our Amended and Restated Certificate of Incorporation provides for a classified board of directors. Upon completion of the spinoff, the board of directors will initially be divided into three classes. We anticipate that the three classes will be comprised of the following:

  •
  Class I: Mr. Stegeman and Ms. Graham-Johnson

  •
  Class II: Mr. Dorsman and Mr. Konenkamp

  •
  Class III: Mr. Rubright

        The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the spinoff, which White Cap expects to hold in 2021. The directors designated as Class II directors will have terms expiring at the 2022 annual meeting of stockholders, and the directors designated as Class III directors will have terms expiring at the 2023 annual meeting of stockholders. Commencing with the 2021 annual meeting of stockholders, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires. Class I directors will be elected to three-year terms at the 2021 annual meeting of stockholders, Class II directors will be elected to three-year terms at the 2022 annual meeting of stockholders, and Class III directors will be elected to one-year terms at the 2023 annual meeting of stockholders. Commencing with the 2025 annual meeting of stockholders, the board of directors will no longer be classified and directors will no longer be divided into classes.

        Information with respect to the identities and biographies of the balance of our board will be provided in an amendment to this information statement.

Our Executive Officers Following the Spinoff

        The following table and biographies present information, as of July 17, 2020, concerning the individuals we expect to serve as our executive officers following the spinoff, including their respective business experience. See "—Our Directors Following the Spinoff" for information regarding our Chief Executive Officer, Mr. Stegeman.

Name	Age	Position
John A. Stegeman	59	Chief Executive Officer
Alan W. Sollenberger	50	President
Shawn G. Meredith	50	Chief Financial Officer
Susan V. Stucker	58	General Counsel and Corporate Secretary
Elizabeth H. Malkin	43	Chief Human Resources Officer

        Alan W. Sollenberger will serve as our President. He served as President, HD Supply Construction & Industrial since November 2019, as Chief Operating Officer from February 2017 to November 2019, as Chief Administrative Officer from April 2015 to February 2017, as Vice President, Chief Financial Officer from May 2010 to April 2015, as Vice President, Chief Financial Officer of HD Supply Plumbing and Electrical division from January 2009 to May 2010, and as Director, Strategic Business Development of HD Supply from August 2007 to January 2009. Prior to joining HD Supply, he held positions in strategic business development with The Home Depot from 2004 to 2007, and finance and accounting positions with the Ford Motor Company from 2000 to 2004, General Electric, Industrial Systems from 1998 to 2000, RB&W Logistics from 1996 to 1998, and Ernst & Young, LLP from 1992 to 1996. Mr. Sollenberger received a bachelor of science in business administration from Michigan State University and a master of business administration from Emory University.

        Shawn G. Meredith will serve as our Chief Financial Officer. She served as our Chief Financial Officer since May 2019, with over seven years in industrial products and distribution experience. Prior to joining HD Supply, she served as Senior Vice President, Chief Financial Officer of Gemaire Distributors, a heating, air conditioning, refrigeration equipment, parts, and supplies distributor and wholly-owned subsidiary of Watsco, Inc., from August 2016 to May 2019, and as Vice President, Compliance of Watsco, Inc., an air conditioning, heating and refrigeration equipment, and related parts and supplies distributor, from June 2016 to August 2016. She served as Vice President, Operations of Cardinal Health, a health care services and products company, from September 2014 to May 2016, after a sale and integration of the Innovative Therapies business where she served as Chief Financial Officer from October 2013 to September 2014. She served as Chief Financial Officer at BFG Supply from May 2012 to October 2013, and as Chief Financial Officer of HSW International/Remark Media from May 2008 to May 2012. She served in progressive finance leadership roles at Network Communications, Medical Doctor Associates and PricewaterhouseCoopers from October 2001 to April 2008. Ms. Meredith received a bachelor of science in accounting from the University of Florida and a master in accounting from Florida International University. She is a certified public accountant.

        Elizabeth H. Malkin will serve as our Chief Human Resources Officer. In this role, she will oversee all areas of the human resources function including compensation, benefits, talent acquisition, organizational development and learning, mergers and acquisitions, employee relations, human resources systems and payroll, as well as Corporate Communications. With nearly 20 years in the human resources field, Ms. Malkin has significant experience outlining people strategies and developing leaders at all levels of the organization. She has served as Vice President, Human Resources for HD Supply Construction & Industrial since April 2018. Ms. Malkin joined HD Supply in 2006 and held various roles of increasing responsibility in the areas of talent acquisition, organizational effectiveness, talent management, and learning, including Director of Enterprise Talent Management from May 2014 to March 2017 and Director, Learning and Leadership Development from March 2017 to April 2018. Prior to joining HD Supply, Ms. Malkin served in recruiting positions with Sarnoff Corporation, a division of SRI, International and in various recruiting and project management positions with Capital One Financial Services. Ms. Malkin received a bachelor of arts in psychology from Agnes Scott College and a graduate certificate in human resource management from Southern New Hampshire University.

        Susan V. Stucker will serve as our General Counsel and Corporate Secretary. She joined HD Supply in April 2007 and was promoted to Vice President, Legal, in November 2010, with responsibility for labor and employment law matters, and, in January 2016, her area of responsibility was expanded to also include the company's litigation, employment law, and risk management teams. Prior to joining HD Supply, she served as Director, Legal for Sprint Telecommunications from October 1991 to April 2007. She holds a bachelor of arts and juris doctor degrees from Florida State University.

Director Independence

        NASDAQ rules require that our board of directors have a majority of independent directors. We currently expect that all of our directors, other than Mr. Stegeman, will qualify as independent according to the rules and regulations of the SEC and NASDAQ as of the distribution date.

Board Leadership Structure

        As noted in our contemplated Corporate Governance Guidelines, the board will have no policy with respect to the separation of the offices of Board Chairman and chief executive officer. As part of its annual self-evaluation process, the board will evaluate whether the board leadership structure provides the optimal structure for the Company.

        Mr. Rubright will serve as our independent Board Chairman. Our contemplated Corporate Governance Guidelines require the Board Chairman either to be independent or, if not, to be complemented by an independent lead director. The respective roles and responsibilities of the Board Chairman and independent lead director are set forth in the Company's contemplated Corporate Governance Guidelines, which will be posted to our website prior to the distribution date.

Committees of the Board

        Upon completion of the spinoff, the committees of our board of directors are expected to consist of an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. Each of these committees will be required to comply with the requirements of the SEC and NASDAQ. Our board of directors will adopt a written charter for each of these committees, which will be posted to our website prior to the distribution date:

Audit Committee

        Upon completion of the spinoff, the members of the Audit Committee are expected to be Messrs. Dorsman, Konenkamp (Chair) and Rubright. Our Audit Committee will have oversight responsibility for, among other things, assisting the board in reviewing our financial reporting and other internal control processes, our financial statements, the independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors, and our compliance with legal and regulatory requirements and our code of ethics. We expect that all the members of the Audit Committee will be independent under the NASDAQ rules and Exchange Act rules and regulations. We also expect that each committee member will be financially literate under the NASDAQ rules and that Mr. Konenkamp will qualify as an audit committee financial expert.

Nominating and Corporate Governance Committee

        Upon completion of the spinoff, the members of the Nominating and Corporate Governance Committee are expected to be Messrs. Dorsman, Konenkamp and Rubright (Chair) and Ms. Graham-Johnson. Our Nominating and Corporate Governance Committee will have the responsibility of identifying and, as appropriate, recommending candidates for election to the board, reviewing the composition of the board and its committees, developing and recommending to the board corporate governance guidelines that are applicable to us, and overseeing board evaluations. We expect that all the members of the Nominating and Corporate Governance Committee will be independent under the NASDAQ rules.

Compensation Committee

        Upon completion of the spinoff, the members of the Compensation Committee are expected to be Messrs. Dorsman (Chair) and Konenkamp and Ms. Graham-Johnson. Our Compensation Committee will have oversight responsibility for, among other things, executive succession planning process, the compensation of our executive officers and directors, approving equity grants and other incentive arrangements, and authorizing employment-related agreements for our executive officers. We expect that all the members of the Compensation Committee will be independent under the NASDAQ rules and Exchange Act rules and regulations.

Director Compensation

        Upon completion of the spinoff, we anticipate that director compensation will be provided pursuant to a board of directors compensation policy that is substantially similar to the HD Supply directors compensation policy. The director compensation year is anticipated to run from the date of each annual stockholders meeting. A director who is a Company employee will not receive any compensation for service as a director.

Equity Compensation

        It is anticipated that, under our directors compensation policy, each non-employee director will receive an annual equity award in the form of restricted stock units under our White Cap Omnibus Plan (which we plan to adopt and which is described in further detail in "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives" below). It is anticipated that the number of restricted stock units will be determined by dividing $             ($            for the independent lead director) by the closing price of our common stock on the grant date, which will be the date of our annual stockholders meeting. Each restricted stock unit represents the contingent right to receive one share of our common stock. The restricted stock units are anticipated to vest on the earliest of: (1) the one-year anniversary of the grant date, (2) the Company's next annual stockholders meeting, or (3) a change in control, and are anticipated to be settled upon vesting unless the director elects to defer settlement until termination of board service. A pro rata portion of the award is anticipated to vest upon termination of the director's service due to death, disability, or age 75 retirement based on the number of days of service during the year of termination. Equity compensation is prorated for directors who serve less than the full compensation year. Except as described above for terminations due to death, disability, or age 75 retirement, it is anticipated that restricted stock units will be forfeited on termination of board service before the awards have vested.

Cash Compensation

        It is anticipated that each non-employee director will be paid an annual cash retainer for board service that will be payable in installments at each quarterly board meeting. In addition, each non-employee director appointed to serve as a member of a standing board committee will receive an annual cash retainer equal to a specified amount based on the committee. In addition to the other cash retainers, any non-employee board chairman and any independent lead director is anticipated to receive another annual cash retainer. Cash fees are prorated for directors who serve less than the full compensation year.

        It is anticipated that directors may elect to convert their cash fees into Company common stock in the form of deferred stock units. Each deferred stock unit represents the right to receive one share of our common stock. The deferred stock units are anticipated to be fully vested and settled upon termination of the director's board service.

Travel Expense Reimbursements

        It is anticipated that directors will be reimbursed for their reasonable expenses related to board membership, including first-class airfare on a commercial airline for travel to board meetings or for other Company business.

Stock Ownership Guidelines and Holding Period Requirements

        Our independent directors will be expected to own shares of our common stock valued at five times the annual cash board retainer within five years of their appointment or election to the board, under the terms of our stock ownership guidelines. It is anticipated that directors will be required to hold 50% of their vested stock awards until the ownership guidelines are satisfied and that they may elect to defer settlement of their vested restricted stock units and deferred stock units until termination of board service. These deferred vested stock units are anticipated to be deemed owned for purposes of the stock ownership guidelines.

Director Orientation and Continuing Education

        It is anticipated that we will provide orientation for new directors and provide our directors with materials or briefing sessions on subjects that we believe will assist them in discharging their duties. We anticipate that we will engage third parties to provide either in-boardroom or dinner meeting education to our directors. It is anticipated that to supplement the education we provide, we will encourage our directors to attend external programs and will reimburse (subject to a cap) the costs of attending such programs.

Code of Conduct and Ethics and a Code of Ethics for Senior Executive and Financial Officers

        Prior to the distribution date, we will adopt a written Code of Conduct and Ethics and a written Code of Ethics for Senior Executive and Financial Officers that are designed to reinforce our commitment to high ethical standards and to promote:

  •
  accountability and responsibility for making good decisions and for the outcomes of those decisions;

  •
  responsibility to one another by treating all with dignity and respect;

  •
  responsibility to the public and our stockholders by taking responsibility for our actions;

  •
  responsibility to our business partners by treating our business partners as equals in the quest for high business conduct standards; and

  •
  responsibility to governments and the law by complying with applicable legal and regulatory standards.

        Our Code of Conduct and Ethics will be applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our Company and our subsidiary companies, as well as to our directors. A copy of our Code of Conduct and Ethics will be available on our website prior to the distribution date.

        Our Code of Ethics for Senior Executive and Financial Officers, which will also be available on our website prior to the distribution date, applies to our chief executive officer, chief financial officer, chief accounting officer, and any other senior executive or financial officer performing similar functions. Prior to the distribution date, we will also adopt a policy providing procedures by which our in-house and outside attorneys are to report material violations of applicable U.S. federal or state laws, or a material breach of a fiduciary duty, as required by SEC rules.

Selecting Nominees for Director

        All of our current directors and those who have been elected prior to the spinoff have been identified and selected by HD Supply.

        Our board will delegate to the Nominating and Corporate Governance Committee (once constituted) the responsibility for reviewing and recommending nominees for director to the board. In accordance with our contemplated Corporate Governance Guidelines, and on recommendation of the Nominating and Corporate Governance Committee, our board will adopt criteria for the selection of new directors based on the strategic needs of the Company and the board. We anticipate that the Nominating and Corporate Governance Committee will periodically review the criteria adopted by the board and, if deemed desirable, recommend changes to the criteria.

        Pursuant to the criteria to be adopted by our board, the board will seek members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Individuals will be considered for nomination to the board based on their business and professional experience, judgment, oversight roles held, age, skills, and background. The board will also consider the candidate's availability, absence of conflicts, and any applicable independence or experience requirements. The Nominating and Corporate Governance Committee will consider diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in experience and skills relevant to the board's performance of its responsibilities in the oversight of the business.

        Any stockholder who wishes to recommend a prospective candidate for the board for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Susan V. Stucker, General Counsel and Corporate Secretary, White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071. Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the board. Our Amended and Restated By-laws (as defined below) set forth the requirements for director nomination by a stockholder of persons for election to the board.

Board Refreshment and Diversity

        The Nominating and Corporate Governance Committee will periodically assess the composition of our board, including whether any vacancies are expected on our board due to retirement or otherwise, and may make recommendations to the board for consideration. We will also have a mandatory retirement age of 75 for our directors, absent special circumstances. To provide board continuity, it is anticipated that an exception will be made to our mandatory age retirement policy to allow Mr. Rubright to serve as Board Chairman for at least three years following the spinoff.

Executive Sessions of our Non-Management Directors

        The independent Board Chairman, or the independent lead director if the Board Chairman is not independent, and the full board separately, will have authority to require the board to meet in executive sessions outside the presence of management. We expect the independent directors to meet at regularly scheduled executive sessions without management at least twice per year. In the absence of an independent Board Chairman, the independent lead director will act as chair at such meetings.

Board's Role in Risk Oversight

        Our board will have overall responsibility for overseeing our risk management. Under its contemplated charter, the Audit Committee (once constituted) will be responsible for reviewing and discussing the Company's risk management practices, including the effectiveness of the systems and policies for risk assessment and risk management, the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, any unusual material transactions, and management, internal auditor and independent auditor reviews of the Company's Foreign Corrupt Practices Act policies, procedures and monitoring. The Audit Committee will also oversee our corporate compliance and ethics programs, as well as the internal audit function (all once established). The board's other committees (once constituted) will oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee (once constituted) will oversee the potential risks associated with our compensation policies and practices.

Corporate Governance Guidelines

        Our board is expected to adopt a set of Corporate Governance Guidelines in connection with the spinoff to assist it in guiding the Company's corporate governance practices. Our Corporate Governance Guidelines will be available on our website prior to the distribution date.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee will be established upon completion of the spinoff. During fiscal 2019, we were not an independent company, and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who currently serve as our executive officers were made by HD Supply. See "Executive Compensation."

Communicating with our Board of Directors

        Any stockholder or interested party who wishes to communicate directly with our board, or with any individual director of our board, may do so by writing to Susan V. Stucker, General Counsel and Corporate Secretary, White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071 or by email at                        . Please specify to whom your letter should be directed. Once the communication is received and reviewed by the Corporate Secretary, it will be promptly forwarded to the addressee, as appropriate. Communications that are not related to the duties and responsibilities of the board, including advertisements, junk mail and mass mailings, solicitations for business, routine customer service complaints, new product or service suggestions, opinion survey pools, requests for employment, requests for contributions, or other inappropriate material will not be forwarded to our directors.

 COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Background

        For purposes of this Compensation Discussion and Analysis, the persons identified below (and listed in the Fiscal 2019 Summary Compensation Table below) are referred to collectively as our named executive officers, or NEOs:

  •
  John A. Stegeman, Chief Executive Officer;

  •
  Shawn G. Meredith, Chief Financial Officer;

  •
  Alan W. Sollenberger, President;

  •
  Elizabeth H. Malkin, Chief Human Resources Officer; and

  •
  Susan V. Stucker, General Counsel and Corporate Secretary.

        In connection with the spinoff, we describe both the NEOs' historical compensation (to the extent attributable to either us or HD Supply) and the material terms of any compensation arrangements anticipated to be in place after the spinoff.

        The information provided for fiscal 2019 and any prior periods reflects, to the extent applicable, compensation earned at HD Supply for each of the NEOs based on their respective roles with HD Supply during fiscal 2019 and any prior periods reflected and the design and objectives of its executive compensation programs in place prior to the spinoff.

        As discussed above, we are currently a part of HD Supply and not an independent company, and the Compensation Committee of our board of directors (the "White Cap Compensation Committee") has not yet been formed. All executive and director compensation decisions for our NEOs prior to the spinoff were or will be made or overseen by the HD Supply Compensation Committee (referred to hereafter as "Committee") or the HD Supply board of directors. Therefore, except as otherwise indicated, this Compensation Discussion and Analysis focuses on, as applicable, HD Supply compensation earned by each of the NEOs based on their respective roles with HD Supply during HD Supply's fiscal 2019, or for prior periods, as applicable, and the design and objectives of HD Supply's executive and director compensation programs in place prior to the spinoff.

        Because our NEOs, other than Mr. Stegeman, were not executive officers of HD Supply during 2019, their fiscal 2019 compensation decisions were generally not made by the Committee but rather by Mr. Stegeman, subject to approval by Mr. DeAngelo, except in the case of Ms. Stucker, whose compensation decisions were made by HD Supply's General Counsel and Corporate Secretary, with input from HD Supply's Human Resources team. Executive compensation decisions for our NEOs following the spinoff are expected to be made by the White Cap Compensation Committee.

        We currently anticipate that, except as otherwise described in this Compensation Discussion and Analysis, compensation programs for our NEOs immediately following the distribution date will be substantially similar to the programs currently utilized by HD Supply for its executive officers. However, we anticipate that the spinoff will provide the opportunity for us to have a different short-term and long-term incentive plan design that will allow us to better motivate and reward our NEOs and other employees to maximize the growth and success of White Cap as a standalone company than we are currently able to do as part of the HD Supply consolidated group. In addition, having our own equity plan will also allow us to establish eligibility criteria and a long-term equity mix that best serves our goals and objectives as a separate public company.

Result of Say-on-Pay Vote

        At HD Supply's 2017 annual meeting of stockholders, 97.23% of stockholder votes cast were in favor of HD Supply's executive compensation programs. The Committee considered the results of the say-on-pay vote in its review of HD Supply's compensation programs for fiscal 2019 (as described below).

2019 Executive Compensation

        During fiscal 2018, the Committee initiated a review of the executive compensation program that was led by the Committee's independent consultant, Pearl Meyer, with input from executive leadership. Pearl Meyer annually conducts an external market study to assess the competitiveness of current pay opportunities for the executive officers of HD Supply. Only one of our NEOs, Mr. Stegeman, was an executive officer of HD Supply during 2019 and, therefore, his position is the only one of our NEOs included in the Pearl Meyer study. The Committee approved the following primary changes for Mr. Stegeman for fiscal 2019. Mr. Stegeman approved compensation decisions for our other NEOs for fiscal 2019, other than Ms. Stucker, whose compensation was approved by HD Supply's General Counsel and Corporate Secretary, with market data input from the Human Resources team. Mr. Stegeman did not participate in discussions regarding his compensation.

  •
  Based on the market competitiveness of his base salary, Mr. Stegeman did not receive a merit increase for 2019. Base salaries were increased for our other NEOs to reflect executive performance and in the case of Ms. Malkin and Ms. Stucker, to improve market competitive positioning. Mr. Sollenberger, Ms. Malkin, and Ms. Stucker received merit increases of 4%, 20%, and 3%, respectively. Ms. Meredith did not receive a merit increase for 2019 as she joined White Cap in May 2019. See "Compensation Discussion and Analysis—Components of Compensation—Base Salary" on pages 110 to 111 for additional information regarding base salary changes.

  •
  The Annual Incentive Plan ("AIP") plan design and target opportunities for fiscal 2019 remained unchanged from fiscal 2018. See "Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentives" on pages 111 to 113 for additional information regarding the AIP.

  •
  The same target long-term incentive grant values were maintained for our NEOs other than Mr. Stegeman whose target increased from 150% to 200% of base salary based on business performance and internal equity considerations. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives" on pages 113 to 117 for additional information regarding long-term incentive grants.

  •
  Performance awards, settled in shares, were added to the long-term incentive mix beginning in fiscal 2018 for Mr. Stegeman, increasing the pay-for-performance nature of his long-term incentive awards, while creating additional focus and accountability on achieving and sustaining long-term earnings per share and free cash flow growth. Because our other NEOs were not executive officers, they did not receive performance awards in 2018 or 2019. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Annual Equity Grants" on pages 116 to 117 for additional information regarding the performance awards.

        The following charts reflect the target pay mix for our CEO and the other NEOs for fiscal 2019:

2019 Executive Compensation and Pay-for-Performance Results

        The payouts and potential values for our NEOs under HD Supply's short-term and long-term incentive programs for fiscal 2019 were as follows:

  •
  AIP payouts were earned at 45.37% of target for all NEOs (except Ms. Stucker) based on White Cap performance relative to White Cap targets for fiscal 2019; Ms. Stucker's payout was 40.34% of target based on corporate-wide performance relative to corporate-wide targets (GSC) for fiscal 2019;

  •
  Stock options and restricted stock awards granted in March 2019 decreased in value ($43.23 stock price on grant date and $40.74 at fiscal year end); and

  •
  Performance awards granted to Mr. Stegeman in March 2018 and March 2019 were earned at 121.5% and 83.3% of target, respectively, based on cumulative adjusted earnings per share and cumulative free cash flow results through February 2, 2020 but subject to his continued employment through the end of the respective performance periods. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Annual Equity Grants" on pages 116 to 117 for additional information regarding the performance awards.

        With respect to CEO pay, the following illustrates target versus realizable pay for fiscal 2019:

        The following definitions were used for realizable pay:

  •
  Base Salary: actual base salary earned during fiscal 2019 (target base salary is based on the 12-month merit cycle that begins in March)

  •
  Annual Incentive: actual short-term incentive paid for fiscal 2019 performance

  •
  Restricted Stock: fiscal year end value of restricted stock awards granted in March 2019 (all unvested at fiscal year end)

  •
  Options: fiscal year end in-the-money value of stock options granted in March 2019 (all unvested at fiscal year end)

  •
  Performance awards: fiscal year end intrinsic value of target level performance award grant in March 2019 (all unvested at fiscal year end)

        None of the equity value shown in the chart above was vested as of fiscal year end, which the Committee believes provides strong ongoing performance and retention strength.

        In evaluating fiscal 2019 performance and pay results, the Committee believes that it reflects strong alignment between pay and performance, while also allowing us to attract and retain talent. It is anticipated that White Cap will continue to have the same sound overall governance processes, practices, and policies as those that were in effect for HD Supply for fiscal 2019, which include the following:

What We Do

✓
executive sessions without management

✓
independent compensation consultant

✓
review of total compensation tally sheets

✓
annual compensation risk assessment

✓
significant amount of pay "at risk"

✓
significant use of equity-based pay

✓
capped incentive opportunities

✓
clawback policy upon a restatement

✓
robust stock ownership requirements

✓
performance-based equity awards

What We Don't Do or Allow

✘
excessive severance

✘
single trigger equity acceleration on a change in control where awards honored or assumed

✘
parachute excise tax gross-ups

✘
option repricing or buyouts

✘
hedging, pledging, or short sales of our securities

Determining Executive Compensation

        It is anticipated that the processes and procedures followed by the White Cap Compensation Committee for determining executive compensation for our NEOs following the spinoff will be substantially similar to the processes and procedures followed by the Committee for determining fiscal 2019 executive compensation decisions, as set forth below.

        The Committee oversees and directs our executive compensation process and plan designs. Working under the guidance and direction of the Committee and its independent compensation consultant, our human resources team develops and implements programs that we believe are aligned with the strategies and philosophies embraced by the Committee and our Company. Our finance team supports the process by providing financial analysis and input and review of program design. Except with respect to his own compensation, our CEO has final management-level review of any compensation program before it is sent to the Committee for consideration and approval. The Committee has the task of evaluating and approving our material compensation programs, including our equity compensation program. Management consults with the Committee during the design process to obtain its direction and feedback on how the design of our executive compensation programs support the overall strategy of the Company. Data from the outside consultant is also used during the design process to obtain further insight into the features of our compensation program.

        We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives' total direct compensation packages. We review total compensation levels for executive officers at least annually through the use of tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive's total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives' unexercised stock options and unvested performance awards and outstanding stock awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control. The tally sheets provide useful context but do not materially impact executive compensation decisions.

        For fiscal 2019, HD Supply's CEO provided the Committee with a performance assessment for Mr. Stegeman. The Committee then approved the amount and form of each element of compensation (including base salary, annual cash incentive compensation, equity-based incentive compensation, benefits, and perquisites) for Mr. Stegeman after considering performance assessments and compensation recommendations made by management. The Committee may not delegate its authority for approval of executive officer compensation. Because our NEOs other than Mr. Stegeman were not executive officers in fiscal 2019, Mr. Stegeman approved compensation decisions for our other NEOs for fiscal 2019, other than Ms. Stucker, whose compensation was approved by HD Supply's General Counsel and Corporate Secretary, with market data input from the Human Resources team.

        None of our NEOs attended Committee meetings during fiscal 2019. It is anticipated that after the spinoff, White Cap's CEO, chief financial officer, chief human resources officer, and general counsel will generally attend regularly scheduled quarterly White Cap Compensation Committee meetings but will not be present for the executive sessions or for any discussion of his or her own compensation.

Philosophy and Objectives

        It is anticipated that White Cap's compensation philosophy and objectives following the spinoff will initially be substantially similar to those followed by HD Supply for fiscal 2019, as set forth below.

        The Committee and our management support a performance culture geared toward customer success and sustainable, long-term profitability. Our compensation programs are designed to reward achievement of these goals, thereby attracting and retaining talent that will contribute to such a culture. In particular, our executive compensation programs are intended to meet the following objectives:

  •
  Balance commitment, long-term financial success, short-term operational excellence, and achievement of short-term goals. This balance includes, but is not limited to, driving profitable growth while aligning our executives' long-term interests with stockholders' interests.

  •
  Attract, retain, motivate, and reward our top executive talent.

  •
  Differentiate rewards based on outstanding individual performance so as to promote a high-performance culture geared toward customer success and sustainable, long-term profitability.

        In addition, we intend that our compensation programs will be aligned with:

  •
  Our business strategy:  Our compensation programs link pay to our business strategy by rewarding executives upon achievement of profitability, long-term growth, excellence in achievement of short-term operational and financial goals, and by reinforcing the "One Team" philosophy.

  •
  Our stockholders' interests:  Through the strategic use of equity-based compensation, the total compensation of our executives is directly linked to the sustained value they create for our stockholders.

  •
  Our goal of retaining and motivating key talent:  To retain the best executive talent, the total compensation opportunity is designed to provide attractive levels of compensation if performance targets are met and upside opportunity when performance targets are exceeded.

Compensation Consultant and Use of Comparator Data

        It is anticipated that the White Cap Compensation Committee will engage Pearl Meyer, a leading executive compensation advisor, to provide input with respect to White Cap's executive compensation programs after the spinoff, including a market review of the competitiveness of total compensation of executives and a review of the equity program. It is anticipated that a representative from Pearl Meyer will attend White Cap Compensation Committee meetings. It is anticipated that Pearl Meyer's services to the White Cap Compensation Committee and the use of comparator data following the spinoff will be substantially similar to the processes discussed below with respect to HD Supply compensation for fiscal 2019.

        During fiscal 2019, the Committee requested and received information from Pearl Meyer with respect to potential conflicts of interest, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies and procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement; (6) any business or personal relationships between executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Committee concluded that the work of Pearl Meyer did not raise any conflict of interest.

        In general, neither the Company nor the Committee has exclusively relied on any of the data or advice received from Pearl Meyer as to the amount of any particular item of compensation. Pearl Meyer provides input which the Company and the Committee take into consideration, as the case may be, on the particular element of compensation under consideration.

        The Committee reviews compensation levels and practices at comparator companies in setting the compensation of our NEOs and when reviewing or establishing the compensation programs for other associates. The information is used to help the Committee better understand the competitive market and how executives are compensated at other companies that are similar in size or industry or with whom we compete for talent.

        We seek comparators that share a similar industrial distribution model or are a direct competitor to a specific business unit. Companies are, therefore, included in the comparator group because they (1) operate in the same business as the Company or one of our business units, (2) operate in a similar business, or (3) operate in a similar business model. The comparator group was developed by Pearl Meyer, with input from management and the Committee, and has been used to provide input into both the value of total compensation for executives as well as the relative value of each component of compensation. We do not rely on percentile rankings of compensation within the comparator group to determine specific compensation amounts for the NEOs; rather, the comparator group is used to identify programs and levels of pay which management and the Committee consider when evaluating our own programs.

        For fiscal 2019 compensation decisions for Mr. Stegeman, the following comparator group was used, consisting of companies in the same or similar business or having a similar business model as HD Supply:

Fiscal 2019 Comparator Group

Applied Industrial Technologies, Inc.	LKQ Corp.	WESCO International, Inc.
Beacon Roofing Supply, Inc.	MRC Global, Inc.	W.W. Grainger, Inc.
CDW Corporation	MSC Industrial Direct Co., Inc.	Univar, Inc.
Fastenal Co.	United Rentals, Inc.
Henry Schein, Inc.	Watsco, Inc.

        For post-spinoff compensation decisions for our NEOs, the following comparator group was used, consisting of companies in the same or similar business or having a similar business model as White Cap:

Post-Spinoff Compensation Comparator Group

        Information with respect to our comparator group will be provided in an amendment to this information statement.

        It is anticipated that the White Cap Compensation Committee will annually review and approve the compensation comparator group that is used for any external market analysis.

Components of Compensation

        We believe that the compensation programs that we will maintain are important in achieving the compensation goals described above. For fiscal 2019, the principal components of compensation for the NEOs were base salary, annual cash incentives, annual equity incentives, and benefits and perquisites. It is anticipated that these will remain the principal components of compensation for our NEOs following the spinoff.

        While our NEOs will not have employment agreements with White Cap, each of our NEOs will be party to an at-will employment offer letter which may contain certain employment arrangements, including severance payments. Messrs. Stegeman and Sollenberger were also each a party to a change in control agreement with HD Supply for fiscal 2019. The HD Supply change in control agreements with Messrs. Stegeman and Sollenberger will terminate at the time of the spinoff. We anticipate that all our NEOs will enter into similar change in control agreements with White Cap effective at the time of the spinoff. These arrangements are discussed more fully under "Executive Compensation—Potential Payments upon Termination or Change in Control" on pages 125 to 129.

        Each of the components of compensation for the NEOs is discussed below, including a discussion of the factors considered in determining the applicable amount payable or achievable under each component. The design of each component of compensation fits into the overall executive pay program and supports the philosophy and objectives previously discussed in the following manner:

Pay Component	Objective of Pay Component	Key Measures
Base salary	• Provides competitive pay while managing fixed costs • Rewards an executive for exemplary achievements against non-financial goals	• Individual performance and contribution • Scope of responsibilities • Experience • Achievement of non-financial goals
Annual cash incentives	• Focuses on short-term operational metrics that drive and support our long-term strategy • Where applicable, creates incentives for performance based on White Cap performance	• Achievement of agreed upon operating plan goals in profitability and working capital for fiscal 2019 • Achievement of agreed upon performance goals of White Cap following the spinoff
Annual equity incentives

•

Aligns executive interests to stockholder interests by rewarding long-term focus on profitability and value creation for the enterprise

•

Assists in the retention of key talent

•

Creates an "ownership culture"

• Growth in stock value • Growth in adjusted earnings per share and free cash flow • Employment retention through the vesting period of equity awards
Benefits and perquisites	• Benefits provide a safety net of protection in the case of illness, disability, or death • Perquisites generally enable the executive to perform their duties efficiently and minimize distractions	• Benefits are provided to executives on the same basis as provided to our salaried associates • Perquisites are valued by our executives at minimal cost to us
Change in control benefits	• Focuses management on acting in the best interests of our stockholders in a change in control context	• Double trigger—benefits paid upon occurrence of a change in control and involuntary or constructive termination

Base Salary

        It is anticipated that the processes for determining base salary for our NEOs will be substantially similar to the processes discussed below with respect to HD Supply compensation for fiscal 2019.

        Base salaries are established at levels designed to attract and retain top executive talent while managing fixed costs at an appropriate level. The determination of any particular executive's base salary is based on personal performance and contribution, experience in the role, changes to the scope of responsibilities, market rates of pay, and internal equity. The fiscal 2019 salary increases were based on these factors but were primarily focused on bringing base salary closer to market rates of pay and on the executive's performance. Mr. Stegeman did not receive a merit increase for fiscal 2019 based on the market competitiveness of his base salary. Fiscal 2019 and fiscal 2020 merit decisions set forth below for Mr. Stegeman were based on input from Pearl Meyer using the fiscal 2019 comparator group and for our other NEOs was based on input from our Human Resources team using market data from Pearl Meyer.

        The following summarizes the salary increases for fiscal 2019 for each NEO. The salary increase (where applicable) is effective for the 12-month period beginning in March of each year; the salary reported in the Summary Compensation Table on page 121 is base salary earned during the relevant fiscal year.

Name	2018	2019	% Increase
John A. Stegeman (CEO)	792,227	792,227	—
Shawn G. Meredith (CFO)	—	315,000	—
Alan W. Sollenberger	386,000	400,000	4
Elizabeth H. Malkin	200,000	240,000	20
Susan V. Stucker	254,662	261,272	3

        Our NEOs received (where applicable) the following salary increases in March 2020 in accordance with the normal merit cycle. The Committee approved Mr. Stegeman's salary and the salary for our other NEOs was approved by Mr. Stegeman, other than Ms. Stucker's salary which was approved by HD Supply's general counsel, with input from our Human Resources team. Due to the COVID-19 pandemic and its related impact on the business, the March 2020 salaries of all White Cap salaried associates, including our NEOs, was temporarily cut by 3% through the end of Q3-fiscal 2020.

Name	2020	% Increase	% Decrease (COVID-19)	2020 Salary After 3% Cut
John A. Stegeman (CEO)	792,227	—	3	768,460
Shawn G. Meredith (CFO)	350,000	11	3	339,500
Alan W. Sollenberger	440,000	10	3	426,800
Elizabeth H. Malkin	265,000	10	3	257,050
Susan V. Stucker	269,110	3	3	261,036

        With input from Pearl Meyer using the comparator group set forth above for post-spinoff compensation decisions, the Committee approved the following salary increases for our NEOs to be effective at the time of the spinoff. The salary increases are focused primarily on bringing base salary closer to market rates of pay based on the comparator group benchmarking for the position at the time of the spinoff.

Name	Effective at Spinoff
John A. Stegeman (CEO)	X
Shawn G. Meredith (CFO)	X
Alan W. Sollenberger	X
Elizabeth H. Malkin	X
Susan V. Stucker	X

Annual Cash Incentives

        It is anticipated that the process for determining the design of annual cash incentives for our NEOs will be substantially similar to the process discussed below with respect to HD Supply annual cash incentives for fiscal 2019. However, the spinoff will provide the opportunity for us to have a different short-term incentive plan design that will allow us to better motivate and reward our NEOs and other employees to maximize the growth and success of White Cap as a standalone company than we are currently able to do as part of the HD Supply consolidated group.

        Annual cash incentives are designed to focus the NEOs on producing superior results against key financial metrics. By tying a significant portion of the executive's total annual cash compensation to annual variable pay, we reinforce our "pay for performance" culture and focus our executives on critical short-term financial and operational objectives which also support our long-term financial goals.

        All of our NEOs participate in the AIP, which provides cash-based incentives dependent on annual results against the key financial metrics described below. AIP target payouts to our NEOs are expressed as a percentage of base salary. Annually, these percentage targets are reviewed against comparator data and adjusted, if necessary, based on the Committee's estimation of what level of targeted payouts is necessary to retain, motivate, and reward our executives.

        For fiscal 2019, the AIP performance payout weighting was based 80% on an Adjusted EBITDA target and 20% on an average working capital as a percentage of sales target ("AIP-Working Capital"). Adjusted EBITDA for the fiscal 2019 AIP performance payout is Adjusted EBITDA as defined in HD Supply's fiscal 2019 annual report on Form 10-K. Additional information regarding Adjusted EBITDA referred to herein (including a reconciliation to the most comparable GAAP measure) is included under Management's Discussion and Analysis of Financial Condition and Results of Operations—Key business metrics—Adjusted EBITDA and Adjusted Net Income (Loss) in HD Supply's annual report on Form 10-K for fiscal 2019. AIP-Working Capital is computed by averaging the gross working capital at the end of each fiscal month divided by the fiscal year sales. Gross working capital was selected to focus on operational working capital and to mitigate any incentive to alter results through adjustments to accruals or reserves.

        For fiscal 2019, the Committee viewed Adjusted EBITDA as the key operating metric that would drive consolidated HD Supply business profitability. The AIP-Working Capital measure is intended to increase the focus on cash management across HD Supply, to avoid creating disincentives for investment in growth, and to reward teams for incremental annual improvements in working capital while continuing to grow EBITDA.

        These results were measured at various levels for each NEO based on their role and responsibilities, as follows:

  •
  Stegeman, Meredith, Sollenberger, and Malkin—Construction & Industrial (C&I) (86%); Home Improvement Solutions (HIS) (10%); and Construction & Industrial—Canada (C&I Canada) (4%); and

  •
  Stucker—Consolidated Global Support Center (GSC);

        The following are the performance and payout scales that were approved by the Committee in March 2019 for the fiscal 2019 annual cash incentives for NEOs, as well as the actual performance results for 2019.

	Adjusted EBITDA (80% Weight)					AIP-Working Capital % of Sales (20% Weight)
($ in millions)	GSC ($)	C&I ($)	C&I Canada (CAN$)	HIS ($)	Payout % of Target	GSC (%)	C&I (%)	C&I Canada (%)	HIS (%)	Payout % of Target
Threshold	870.7	280.4	16.9	31.8	25	19.6	21.1	21.1	13.0	50
Target	939.5	307.2	19.4	34.0	100	18.5	19.9	19.9	12.2	100
Stretch	997.9	338.0	21.3	36.0	150	17.4	18.7	18.7	11.5	150
Maximum	1,042.3	360.7	29.0	39.0	200	16.3	17.5	17.5	10.8	200
Actual	873.0	280.5	16.4	33.7		18.7	19.9	20.9	11.4
Payout % of Target	27.69	25.18	0.00	89.40		90.93	100.48	58.16	157.39

        Based on the pre-approved goals and payout ranges, and actual results, the following summarizes the actual amounts earned by each NEO under the fiscal 2019 AIP. Ms. Meredith's payout is prorated from her May 20, 2019 hire date through the end of fiscal 2019.

	Target AIP Opportunity
Name	Base Salary	% Salary	$ Value	Weighted Avg Payout % of Target	Actual AIP Award
John A. Stegeman (CEO)	792,227	100	792,227	45.37	359,445
Shawn G. Meredith (CFO)	315,000	40	89,712	45.37	40,704
Alan W. Sollenberger	400,000	50	200,000	45.37	90,743
Elizabeth H. Malkin	240,000	40	96,000	45.37	43,557
Susan V. Stucker	261,272	40	104,509	40.34	42,157

        Due to the COVID-19 pandemic and its impact on the consolidated HD Supply business for fiscal 2020 and the uncertainty in establishing appropriate financial measures for fiscal 2020 annual cash incentives, approval of the plan design for fiscal 2020 was delayed until late July 2020. Additional information will be provided in an amendment to this information statement after the plan design has been finalized.

Annual Equity Incentives

        Our NEOs currently participate in HD Supply's long-term incentive plan, which provides annual equity grants to our NEOs under the HD Supply Omnibus Incentive Plan that was approved by stockholders in May 2017 (the "HD Supply Omnibus Plan"). The HD Supply Omnibus Plan is an amendment and restatement of the HD Supply 2013 Omnibus Stock Incentive Plan (the "2013 Plan"), which replaced and succeeded the HDS Investment Holding, Inc. Stock Incentive Plan ("Prior Plan") that was adopted by the board shortly following HD Supply's separation from Home Depot in 2007. Upon adoption of the 2013 Plan, the Prior Plan terminated and no future awards may be made under that plan. However, awards previously granted under the Prior Plan are unaffected by its termination.

        It is anticipated that the board of directors of White Cap will establish the White Cap Holdings, Inc. Omnibus Incentive Plan (the "White Cap Omnibus Plan"), that will be approved by HD Supply as the sole stockholder of White Cap prior to the spinoff. The authorized shares available under the plan for grants to our NEOs and other eligible White Cap associates after the spinoff is        shares, representing approximately        % of the anticipated White Cap outstanding shares at the time of the spinoff. The number of authorized shares was determined with input from Pearl Meyer based on equity plan dilution rates using the comparator group set forth above for post-spinoff compensation decisions. It is anticipated that at the effective date of the spinoff, outstanding HD Supply equity awards held by our NEOs and other White Cap associates will be converted to White Cap equity awards under the White Cap Omnibus Plan in a manner intended to preserve the aggregate intrinsic value of the original HD Supply award. For further information regarding the treatment of equity awards in the spinoff, see "The Spinoff—Stock-Based Plans."

        It is also anticipated that the board of directors of White Cap will establish the White Cap Holdings, Inc. Employee Stock Purchase Plan that will be approved by HD Supply as the sole stockholder of White Cap prior to the spinoff. The authorized shares available under the Employee Stock Purchase Plan for grants to eligible White Cap associates after the spinoff is         shares, representing approximately        % of White Cap anticipated outstanding shares at the time of the spinoff. We do not anticipate that our NEOs will be eligible to participate in this plan.

        The spinoff will provide the opportunity for us to have a different long-term incentive plan design that will allow us to better motivate and reward our NEOs and other employees to maximize the growth and success of White Cap as a standalone company than we are currently able to do as part of the HD Supply consolidated group. In addition, having our own equity plan will also allow us to establish eligibility criteria and a long-term equity mix that best serves our goals and objectives as a separate public company.

        We believe that granting equity awards is an effective way to align executive performance to our key goal of increasing value for our stockholders. Assuming that our management is successful in increasing the value of the Company, equity awards will have a high potential value for all participants as a percentage of total compensation. The vesting component is intended to maximize the retentive effect of the equity grants.

Performance Awards

        Performance awards were added to the annual grant mix for HD Supply NEOs, including Mr. Stegeman, beginning in fiscal 2018. The grant mix for Mr. Stegeman for fiscal 2019 is 50% stock options, 25% restricted stock, and 25% performance awards. The grant mix for our other NEOs for fiscal 2019 is 50% stock options and 50% restricted stock. Because our NEOs other than Mr. Stegeman were not executive officers during either fiscal 2018 or fiscal 2019, they did not receive performance awards which are granted only to executive officers.

        The performance awards are tied to cumulative adjusted earnings per share (50% of the award) and cumulative free cash flow (50% of the award) over a three-year period (fiscal 2018-fiscal 2020 for the March 2018 performance award and fiscal 2019-fiscal 2021 for the March 2019 performance award), with a payout opportunity, assuming a threshold level of performance is achieved, of 50% at threshold, 100% at target and 200% maximum, interpolated for performance between threshold/target and target/maximum achievement levels, with new three-year performance period grants made annually. "Cumulative adjusted earnings per share" means the sum of the adjusted net income per diluted weighted-average common shares outstanding for each fiscal year during the three-year performance period. Adjusted net income is defined as Net income (loss) less income from discontinued operations, net of tax, further adjusted for loss on extinguishment of debt and certain non-cash, non-recurring, non-operational, or unusual items, net of tax. "Cumulative free cash flow" means the cumulative net cash provided by (used in) operating activities, reduced by capital expenditures for the period, as such terms are defined by U.S. GAAP. Additional information regarding free cash flow is included under Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, capital resources and financial condition—External Financing" in HD Supply's annual report on Form 10-K for fiscal 2019.

        Performance award shares are granted at the target level of performance. Participants receive payouts in the form of common stock at the end of the performance period in amounts determined by the extent to which the established performance goals were met. The Committee may adjust the performance goals for any performance period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

        At the time of grant of the performance awards, the Committee reserved discretion to make adjustments in measuring performance for restructurings, reorganizations, acquisitions, dispositions, and similar changes. In connection with the spinoff, the Committee currently intends to exercise its reserved discretion to truncate the performance period for the performance awards made to Mr. Stegeman with the last completed fiscal year prior to the spinoff due to the changing nature and relevance of the performance goals after the spinoff. Payout of his awards will, therefore, be based on the cumulative adjusted earnings per share and cumulative free cash flow actual results against targets through the end of fiscal 2019, subject to his continued employment through the end of the original three-year performance period. Following are the performance and payout scales approved by the Committee in

March 2018 and in March 2019 and actual performance results through fiscal 2019. The payout opportunity is 50% at threshold, 100% at target, and 200% maximum (applied to one-half of target stock units granted for each of the two performance measures).

2018 Performance Award

Metric	Goals	Fiscal 2018 ($)	Fiscal 2019 ($)	Cumulative ($)	Payout % of Target
Cumulative Adjusted Earnings Per Share	Threshold	2.86	3.25	6.11	50
	Target	3.18	3.61	6.79	100
	Maximum	3.50	3.97	7.47	200
	Actual	3.40	3.57	6.97
	Payout %			127.20%
Cumulative Adjusted Free Cash Flow	Threshold	439.10	482.40	921.50	50
($-in millions)	Target	487.90	536.00	1,023.90	100
	Maximum	536.70	589.60	1,126.30	200
	Actual	469.00	571.00	1,040.00
	Payout %	n/a	n/a	115.70%

2019 Performance Award

Metric	Goals	Fiscal 2019 ($)	Payout % of Target
Cumulative Adjusted Earnings Per Share	Threshold	3.43	50
	Target	3.81	100
	Maximum	4.19	200
	Actual	3.57
	Payout %	68.40%
Cumulative Adjusted Free Cash Flow	Threshold	515.70	50
($-in millions)	Target	573.00	100
	Maximum	630.30	200
	Actual	571.00
	Payout %	98.30%

        Based on actual results to the performance goals and payout ranges for the truncated performance period, the following summarizes the actual amounts earned by Mr. Stegeman that will be paid to him at the end of the original three-year performance period, contingent upon his continued employment with White Cap through such date.

	Target Performance Shares Granted		Weighted Average Payout % of Target		Performance Shares Earned Based on Actual Results
Name	2018 Award	2019 Award	2018 Award	2019 Award	2018 Award	2019 Award
John A. Stegeman	8,130	9,162	121.5	83.3	9,875	7,633

        At the time of the spinoff, Mr. Stegeman's earned performance awards (at the levels described above but subject to a continued service requirement) will be converted to White Cap performance awards under the White Cap Omnibus Plan. Consistent with the terms of the original grant agreements, the payout will continue to be made at the end of the original three-year performance period, subject to Mr. Stegeman's continued service with White Cap through the vesting date, and the performance awards generally will continue to be subject to the other terms of the original award agreement. For further information regarding the treatment of equity awards in the spinoff, see "The Spinoff—Stock-Based Plans" on pages 44 to 45.

Annual Equity Grants

        The Committee made an annual equity grant to our NEOs in March 2019 in the form of nonqualified stock options (50% of grant value), restricted stock awards (25% of grant value for Mr. Stegeman; 50% of grant value for our other NEOs), and performance awards (25% of grant value for Mr. Stegeman). The stock option and restricted stock awards vest in four equal annual installments on each of the first through fourth anniversaries of the grant date. Mr. Stegeman's performance award vests on the third anniversary of the March 2019 grant date based on achievement of performance goals. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performance Awards" on pages 114 to 116 for additional information regarding the performance awards. Our other NEOs did not receive performance awards since they were not executive officers during fiscal 2019. The grants in March 2019 were based on the following percentages of each NEO's 2018 fiscal year end base salary. Ms. Meredith's grant was based on her salary at the time of her May 2019 hire date and prorated for time in position.

Name	Fiscal 2019 Annual Grants (% of Base Salary at 2018 FYE)
John A. Stegeman	200
Shawn G. Meredith	55
Alan W. Sollenbeger	55
Elizabeth H. Malkin	55
Susan V. Stucker	55

        Fifty percent of this amount was divided by the per option Black-Scholes value on the grant date to determine the number of nonqualified stock options granted, 50% (25% for Mr. Stegeman) was divided by the per share closing stock price on the grant date to determine the number of restricted shares, and 25% was divided by the per share closing stock price on the grant date to determine the number of performance awards for Mr. Stegeman. The percentage of base salary amount and the allocation percentage among stock options, restricted stock and performance awards was determined based on benchmarking data for equity grants and total compensation, using the fiscal 2019 compensation comparator group set forth on page 109, prorated for time in the position. The benchmarking data serves as a general guideline for managing overall pay decisions relative to market benchmarks, but actual pay decisions may also be based on a subjective assessment of a variety of factors, including experience, individual performance, Company performance, department performance, long-term potential, internal pay equity, tenure, and retention value.

        The Committee also made an annual equity grant of in the form of nonqualified stock options (50% of grant value) and restricted stock awards (50% of grant value) for Mr. Stegeman and restricted stock awards (100% of grant value) for our other NEOs in March 2020 based on the same percentages of each NEO's 2019 fiscal year end base salary.

Name	Fiscal 2020 Annual Grants (% of Base Salary at 2019 FYE)
John A. Stegeman	200
Shawn G. Meredith	55
Alan W. Sollenbeger	55
Elizabeth H. Malkin	55
Susan V. Stucker	55

        Performance awards were not included in the grant mix for Mr. Stegeman for the March 2020 grants due to the goal setting and conversion complexity associated with the pending spinoff transaction. The Committee approved 100% restricted stock for our other NEOs to minimize issues of valuing stock options pre-spinoff and potential stock price volatility post-spinoff, as well as to reward efforts for a successful completion of the spinoff and to enhance retention strength both pre-spinoff and post-spinoff. Further customization of the long-term incentive plan design for fiscal 2021 will be reviewed and considered by the White Cap Compensation Committee after the spinoff. The Committee will continue to evaluate the long-term incentive plan design each year to ensure alignment with business priorities and market practices and may approve further changes to the plan design in subsequent years.

Benefits and Perquisites

        It is anticipated that the benefits and perquisites for our NEOs at the time of the spinoff will be substantially similar to those discussed below that were received by our NEOs from HD Supply for fiscal 2019. Many of these benefits were not available to our NEOs other than Mr. Stegeman for fiscal 2019 as they were not executive officers during fiscal 2019. However, it is anticipated that similar benefits and perquisites will be made available to all our NEOs at the time of the spinoff.

        The benefits provided to our NEOs are the same as those generally provided to our other salaried associates and include medical, dental and vision insurance, basic life insurance and accidental death and dismemberment insurance, short and long-term disability insurance, and a 401(k) plan. Our NEOs participated in a limited number of perquisite programs during fiscal 2019. We maintain these programs because they are valued by our NEOs but impose relatively little cost to us. Based on market research for fiscal 2019, the level of benefit provided was generally below the level of benefit provided by industry peers.

        Mr. Stegeman participated in the executive basic life insurance plan for fiscal 2019. Under this plan, the beneficiary of a participant who dies while employed by us is entitled to a lump sum payment of $500,000. The participant owns the insurance policy, and the Company pays the premium on his or her behalf. The value of the premium for fiscal 2019 was $2,580 for Mr. Stegeman. Because our other NEOs were not executive officers during fiscal 2019, they did not receive this benefit.

        Other benefits provided to our NEOs include use of a company car, the purchase of a company car for less than market value, and reimbursement for financial planning services. The value of providing company cars and reimbursement for financial planning services is taxable to the executive and is grossed up to avoid reducing the value of the benefits. Mr. Stegeman received a $15,000 financial planning services benefit for fiscal 2019. Following the spinoff, it is anticipated that our CEO will receive an $18,000 financial planning benefit and each of our other NEOs will receive a $15,000 financial planning benefit each fiscal year. For fiscal 2019, only Messrs. Stegeman ($52,808) and Sollenberger ($28,319) received the company car benefit.

        Because the Company's business continuity is best facilitated by avoiding any prolonged or unexpected absences by members of its senior management team, all NEOs are strongly encouraged to take advantage of comprehensive executive physical examinations paid for by the Company. For fiscal 2019, Mr. Stegeman received a $287 executive physical benefit, and Mr. Sollenberger received a $3,296 benefit, for fiscal 2019.

        At the end of the year, each participant receives an additional payment equal to the gross amount of taxes paid on the life insurance, financial planning and car benefits. This additional payment is also taxable to the executive and is grossed up. The tax gross-ups received by our NEOs for fiscal 2019 totalled $20,054 for Mr. Stegeman and $7,968 for Mr. Sollenberger.

        Other personal benefits provided were travel costs that had both a business purpose and personal benefit for Mr. Stegeman ($6,212) and a relocation benefit ($37,446) for Ms. Meredith.

        For the amount of perquisites and other personal benefits for each executive, please refer to the All Other Compensation table on page 122.

Change in Control Agreements

        To focus management on acting in the best interests of our stockholders in a change in control context, consistent with peer benchmarking with respect to executive level change in control agreements, the Committee approved agreements for Messrs. Stegeman and Sollenberger that generally provide for a lump sum cash payment to the executive equal to two times the executive's base salary and target bonus opportunity and $100,000 in lieu of continued healthcare and other benefits. Payout is triggered on an involuntary or constructive termination of the executive's employment within two years of a change in control, other than a termination for death, disability, or cause (as defined in the agreement). We believe that providing this protection to our senior executives aids retention and minimizes any disincentive to pursue a transaction that would be good for our stockholders but potentially bad for individual executives due to job loss. Benefits are predicated upon a "double trigger" (consummation of a change in control and qualifying employment termination) and no excise tax gross-ups are provided to the executives, thereby protecting the interests of our stockholders. See "Executive Compensation—Potential Payments Upon Termination or Change in Control" on pages 125 to 129 for a summary of the material provisions of these agreements.

        These change in control agreements with HD Supply will terminate at the time of the spinoff. However, it is anticipated that each of our NEOs will enter into similar agreements with White Cap effective at the time of the spinoff.

Other Policies and Practices

Risk Assessment

        During fiscal 2019, management and the Committee conducted a comprehensive assessment and evaluation of the potential risks associated with the HD Supply compensation policies and practices with respect to both executive compensation and compensation generally. Based on our approach of compensating our associates for the financial success of the Company as a whole and other elements of our compensation system, we concluded that our compensation policies and practices do not encourage undue risk-taking and do not create any risk that is reasonably likely to have a material adverse effect on the Company. It is anticipated that White Cap will follow a similar process of risk assessment following the spinoff.

        We believe that our compensation practices provide a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics that mitigate excessive risk-taking that could diminish our value.

  •
  The Committee sets ranges for the measures for the annual cash incentives plan that are intended to encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall bonus cannot exceed two times the target amount no matter how much actual financial performance exceeds the ranges anticipated and established at the beginning of the year.

  •
  Vesting our annual equity awards over a minimum of three years for performance awards and four years for other equity awards ensures that our executives' interests align with those of our stockholders over the long term.

  •
  Incentive awards, including stock-based compensation, to our executive officers are subject to clawback pursuant to the Company's clawback policy.

  •
  All executive officers are subject to stock ownership guidelines and holding period requirements.

        It is anticipated that White Cap will adopt governance policies effective at the time of the spinoff, including a clawback policy and stock ownership guidelines and holding period requirements, that are substantially similar to the HD Supply policies.

Policy on Recovering Incentive Compensation in the Event of a Restatement

        It is anticipated that White Cap will adopt a clawback policy that is substantially similar to the HD Supply clawback policy effective as of the spinoff. The HD Supply board adopted a clawback policy that provides HD Supply with the ability to require reimbursement or cancellation of any bonus or other incentive-based compensation, including stock-based compensation, awarded or paid to any current or former executive officer during the three-year period prior to a restatement if the incentive compensation was predicated upon the achievement of financial results that were subsequently the subject of restatement, the executive officer engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and a lower award would have been made to the executive officer based upon the restated financial results. The policy applies to incentive compensation awarded, vesting, or paid to an executive officer after the effective date of the policy. The policy is in addition to the requirements of applicable law and other legal remedies available to the Company.

Stock Ownership Guidelines and Holding Period Requirements

        It is anticipated that White Cap will adopt stock ownership guidelines that are substantially similar to the HD Supply guidelines effective as of the spinoff. Pursuant to the HD Supply stock ownership guidelines, NEOs will be required to own shares of Company common stock having a value equal to a specific multiple of the NEO's base salary. The multiple of base salary will be five times base salary for our CEO (Mr. Stegeman), three times for our CFO (Ms. Meredith) and our President (Mr. Sollenberger), and one time for our functional leaders (Ms. Malkin and Ms. Stucker). These ownership levels must be achieved within the later of five years from the effective date of the policy or the date the person becomes an executive officer.

        It is anticipated that our NEOs will be required to hold 50% of vested shares (except for shares withheld or sold to pay required tax withholding and the exercise price for options) until they are in compliance with the guidelines. Our stock ownership guidelines will count the following types of ownership: shares owned outright; shares owned directly by a spouse, domestic partner, or minor child; shares owned indirectly through beneficial trust ownership; vested shares or vested stock units held in any Company plan; and the in-the-money value of vested stock option awards. Compliance will be evaluated annually by the White Cap Compensation Committee as of the end of each fiscal year, using a thirty-day closing stock price average to mitigate the impact of short-term price variations.

        The guidelines further our core philosophy that our NEOs should also be owners of our Company. The guidelines are based on our expectation that each NEO will maintain a targeted level of investment in our stock so that the interests of our NEOs and our stockholders are closely aligned, and our NEOs have a strong incentive to provide effective management.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount of compensation that we may deduct in any one year with respect to certain "covered employees." Beginning in 2018, the Tax Cuts and Jobs Act repealed the performance-based compensation exception to Section 162(m), making previously deductible performance-based compensation now subject to the $1 million limit. In making its compensation decisions, the White Cap Compensation Committee will consider the impact of Section 162(m), along with other relevant factors (see foregoing "Compensation Discussion and Analysis" discussion) and provide compensation that it believes is consistent with the best interests of White Cap and its stockholders. Such compensation may not be tax deductible.

 EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2019

        The following table sets forth the compensation paid or earned by our chief executive officer, chief financial officer, and our three other most highly compensated executive officers for fiscal 2019. For more information about the individual elements of compensation, see "Compensation Discussion and Analysis—Components of Compensation" on pages 109 to 118.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
John A. Stegeman—Chief Executive Officer	2019	792,227	—	792,147	792,224	359,445	105,341	2,841,384
	2018	807,462	—	594,141	594,159	1,048,234	66,597	3,110,593
	2017	792,227	—	198,015	594,158	716,066	54,653	2,355,119
Shawn G. Meredith—Chief Financial Officer	2019	224,135	—	70,178	70,216	40,704	40,354	445,587
Alan W. Sollenberger—President	2019	398,115	—	106,130	106,145	90,743	48,039	749,172
	2018	383,692	—	102,020	102,023	255,368	44,699	887,802
	2017	369,308	54,863	98,986	98,997	167,478	31,554	821,186
Elizabeth H. Malkin—Chief HR Officer	2019	218,462		54,989	54,988	43,557	6,323	378,319
	2018	193,809	5,000	54,137	52,187	103,139	3,780	412,052
	2017	160,817	7,000	37,668	12,560	28,127	2,330	248,502
Susan V. Stucker—General Counsel	2019	260,247	—	330,718	69,745	42,157	6,096	708,963
	2018	252,525	—	67,709	67,724	143,627	3,235	534,820
	2017	244,642	—	64,801	64,803	70,452	2,763	447,461

(1)
Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and are composed of equal amounts of restricted stock and performance awards for Mr. Stegeman and solely restricted stock for our other NEOs. The grant date fair value of the performance awards assuming the highest level of performance conditions will be achieved is 200% of one-half the amount reported in the Stock Awards column. Information about the assumptions used to value these awards can be found in Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, Critical accounting policies, Stock-Based Compensation, and Note 12—Stock-Based Compensation and Employee Benefit Plans to the HD Supply Holdings, Inc. and HD Supply, Inc. audited consolidated financial statements included in HD Supply's annual report on Form 10-K for fiscal 2019. Ms. Malkin's fiscal 2018 stock awards includes an award with a grant date fair value of $11,239 made in connection to her promotion to Vice President, Human Resources. Ms. Stucker's fiscal 2019 stock awards includes a retention award with a grant date fair value of $260,988. For further detail regarding the awards, please refer to the Grants of Plan-Based Awards Table on page 122.

(2)
Amounts set forth in the Option Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, Critical accounting policies, Stock-Based Compensation, and Note 12—Stock-Based Compensation and Employee Benefit Plans to the HD Supply Holdings, Inc. and HD Supply, Inc. audited consolidated financial statements included in HD Supply's annual report on Form 10-K for fiscal 2019. Ms. Malkin's fiscal 2018 option awards includes an award with a grant date fair value of $37,884 made in connection to her promotion to Vice President, Human Resources.

(3)
Non-equity incentive plan compensation reflects amounts earned for fiscal 2019 under the AIP. See "Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentives" beginning on page 111 for a discussion of the AIP in fiscal 2019.

(4)
The All Other Compensation column for fiscal 2019 is made up of a 401(k) plan company matching contribution (available to all employees participating in our 401(k) plan), executive physical, life insurance, use of a company car, purchase of company car for less than fair market value, financial planning, relocation benefit, and tax gross-ups on perquisites. Other personal benefits are travel costs that had both a business purpose and personal benefit. The incremental cost of other perquisites and personal benefits is based on actual cost to HD Supply. The following table sets forth each perquisite, personal benefit and other compensation item reported in the All Other Compensation column for fiscal 2019.

 All Other Compensation

Name	Car ($)	Financial Planning ($)	Life Insurance ($)	Executive Physical ($)	401(k) Match ($)	Tax Gross-Up ($)	Other ($)	TOTAL ($)
John A. Stegeman	52,808	15,000	2,580	287	8,400	20,054	6,212	105,341
Shawn G. Meredith	—	—	—	—	2,908	—	37,446	40,354
Alan W. Sollenberger	28,319	—	—	3,296	8,457	7,968	—	48,039
Elizabeth H. Malkin	—	—	—	—	6,323	—	—	6,323
Susan V. Stucker	—	—	—	—	6,096	—	—	6,096

        The "Other" column for Mr. Stegeman is travel costs that had both a business purpose and personal benefit and for Ms. Meredith is a relocation benefit.

Grants of Plan-Based Awards for Fiscal 2019

        The following table provides information concerning awards granted to our NEOs in fiscal 2019 under any plan.

							All other option awards: No. of securities underlying options(2) (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All other stock awards: Number of shares of stock or units(2) (#)
								Exercise or base price of options awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	150% ($)	Maximum ($)
John A. Stegeman
2019 AIP (Adjusted EBITDA)	03/06/2019	158,445	633,782	950,672	1,267,563	—	—	—	—
2019 AIP (Working Capital)	03/06/2019	79,223	158,445	237,668	316,891	—	—	—	—
HD Supply Omnibus Plan	03/06/2019	—	—	—	—	18,324	57,283	43.23	1,584,370
Shawn G. Meredith
2019 AIP (Adjusted EBITDA)	05/20/2019	17,942	71,770	107,654	143,539	—	—	—	—
2019 AIP (Working Capital)	05/20/2019	8,971	17,942	26,914	35,885	—	—	—	—
HD Supply Omnibus Plan	05/21/2019	—	—	—	—	1,607	5,129	43.67	140,394
Alan W. Sollenberger
2019 AIP (Adjusted EBITDA)	03/06/2019	40,000	160,000	240,000	320,000	—	—	—	—
2019 AIP (Working Capital)	03/06/2019	20,000	40,000	60,000	80,000	—	—	—	—
HD Supply Omnibus Plan	03/06/2019	—	—	—	—	2,455	7,675	43.23	212,275
Elizabeth H. Malkin
2019 AIP (Adjusted EBITDA)	03/06/2019	19,200	76,800	115,200	153,600	—	—	—	—
2019 AIP (Working Capital)	03/06/2019	9,600	19,200	28,800	38,400	—	—	—	—
HD Supply Omnibus Plan	03/06/2019	—	—	—	—	1,272	3,976	43.23	109,977
Susan V. Stucker
2019 AIP (Adjusted EBITDA)	03/06/2019	20,902	83,607	125,411	167,214	—	—	—	—
2019 AIP (Working Capital)	03/06/2019	10,451	20,902	31,353	41,804	—	—	—	—
HD Supply Omnibus Plan	03/06/2019	—	—	—	—	1,613	5,043	43.23	139,475
HD Supply Omnibus Plan	11/20/2019	—	—	—	—	6,646	—	—	260,988

(1)
The AIP is based 80% on an Adjusted EBITDA target and 20% on an AIP-Working Capital target payout weighting. The target payout is 100% of base salary for Mr. Stegeman, 50% for Mr. Sollenberger and 40% for our other NEOs. The threshold payout for Adjusted EBITDA performance is 25% of the target payout. The threshold payout for AIP-Working Capital performance is 50% of the target payout. There is a payout of 150% of the target payout for above-target performance. The maximum payout is 200% of the target payout. Ms. Meredith's payout is prorated for the portion of the fiscal year worked based on her May 20, 2019 hire date. A discussion of the AIP in fiscal 2019 can be found under "Compensation Discussion and Analysis—Components of Compensation—Annual Cash Incentives" beginning on page 111.

(2)
The stock awards column represents 50% restricted stock and 50% performance award for Mr. Stegeman and 50% restricted stock for our other NEOs who were not executive officers during fiscal 2019. Ms. Stucker's November 2019 stock award is a retention grant that vests on the one-year anniversary of the effective date of the spinoff subject to her continued employment through the vesting date. A discussion of each type of equity award made in fiscal 2019, including a discussion of the performance criteria for the performance-based awards, can be found under "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives" beginning on page 113.

Narrative disclosure to summary compensation table and grants of plan-based awards table

Stock Plan

        Equity-based awards granted to our executive officers are determined based on the intended dollar value to be delivered to provide market competitive grants. The grants in March 2019 to our NEOs were in the form of nonqualified stock options (50% of grant value) and restricted stock awards (25% of grant value for Mr. Stegeman and 50% of grant value for our other NEOs) that vest in four equal annual installments on each of the first through fourth anniversaries of the grant date, and performance awards (25% of grant value for Mr. Stegeman only) that vest at the end of a three-year performance period if the applicable earnings per share and free cash flow performance criteria are achieved. Our NEOs other than Mr. Stegeman did not receive a performance award in March 2019, as they were not executive officers during fiscal 2019. Ms. Stucker's November 2019 stock award is a retention grant that vests on the one-year anniversary of the effective date of the spinoff subject to her continued employment through the vesting date.

        A discussion of each type of equity award made in fiscal 2019, including a discussion of the performance criteria for the performance-based awards, can be found under "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives" beginning on page 113.

        The March 2019 grants were based on the following percentages of each NEO's fiscal 2018 base salary. Ms. Meredith's grant was based on her salary at the time of her May 2019 hire date and prorated for time in position.

NEO	% of Base Salary at 2018 FYE
John A. Stegeman (CEO)	200
Shawn G. Meredith (CFO)	55
Alan W. Sollenberger	55
Elizabeth H. Malkin	55
Susan V. Stucker	55

        Fifty percent of this amount was then divided by the per option Black-Scholes value on the grant date to determine the number of nonqualified stock options granted, 25% of this amount was then divided by the per share closing stock price on the grant date to determine the number each of restricted share and performance awards granted for Mr. Stegeman, and 50% of this amount was divided by the per share closing stock price on the grant date to determine the number of restricted share awards granted to our other NEOs. The percentage of base salary amount and the allocation percentage between restricted stock, stock options, and performance awards for Mr. Stegeman was determined based on benchmarking data for equity grants and total compensation, using the fiscal 2019 compensation comparator group set forth on page 109. The percentage of base salary amount and the allocation percentage between restricted share awards and stock options awards for our other NEOs was based on compensation survey data to ensure market competitive compensation that is retentive of our key talent. The benchmarking data serves as a general guideline for managing overall pay decisions relative to market benchmarks, with actual pay decisions also based on experience, performance, long-term potential, internal pay equity, tenure, and retention value.

        Ms. Stucker's November 2019 retention award was based on 100% of her base salary as of the grant date. This amount was divided by the per share closing stock price on the grant date to determine the number of restricted shares granted. The amount of the grant was based on the amount deemed appropriate to compensate her for work done in ensuring the successful completion of the spinoff and to serve post-spinoff retention goals.

        The HD Supply Omnibus Plan and award agreement governs each award and provide, among other things, the vesting provisions of the award. The holder of a restricted stock award has rights as a stockholder with respect to the shares subject to such award, including voting rights and the right to receive dividends or dividend equivalents. HD Supply does not currently pay dividends on its common stock.

        See "—Potential Payments Upon Termination or Change in Control" on pages 125 to 129 for information regarding the cancellation or acceleration of vesting of the equity awards upon an option holder's termination of employment or a change in control of HD Supply.

Employment Offer Letters and Change in Control Agreements

        While our NEOs do not have employment agreements with HD Supply, each of our NEOs is party to an at-will employment offer letter which may contain certain employment arrangements, including severance payments. Messrs. Stegeman and Sollenberger are also each parties to a change in control agreement. See "—Potential Payments Upon Termination or Change in Control" on pages 125 to 129 for a summary of the material provisions of these arrangements.

Outstanding Equity Awards at Fiscal 2019 Year End

        The following table sets forth the unexercised and unvested option and stock awards held by our named executive officers at fiscal 2019 year end.

	Option Awards(1)
					Stock Awards(2)
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable
Name			Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
John A. Stegeman	—	57,283	43.23	03/06/2029	—	—
	11,714	35,144	36.54	03/08/2028	—	—
	20,460	20,460	43.00	02/28/2027	—	—
	63,000	21,001	27.88	03/09/2026	37,519	1,528,524
Shawn G. Meredith	—	5,129	43.67	05/21/2029	1,607	65,469
Alan W. Sollenberger	—	7,675	43.23	03/06/2029	—	—
	2,011	6,035	36.54	03/08/2028	—	—
	3,409	3,409	43.00	02/28/2027	—	—
	6,803	2,268	27.88	03/09/2026	—	—
	35,007	—	8.30	04/10/2021	6,563	267,377
Elizabeth H. Malkin	—	3,976	43.23	03/06/2029	—	—
	657	1,972	40.72	05/17/2028	—	—
	282	846	36.54	03/08/2028	—	—
	432	433	43.00	02/28/2027	—	—
	861	288	27.88	03/09/2026	3,126	127,353
Susan V. Stucker	—	5,043	43.23	03/06/2029	—	—
	1,335	4,006	36.54	03/08/2028	—	—
	2,231	2,232	43.00	02/28/2027	—	—
	4,447	1,483	27.88	03/09/2026	—	—
	14,500	—	20.00	11/03/2020	10,967	446,796

(1)
Unvested options awards as of the end of fiscal 2019 vest in four equal annual installments on each of the first through fourth anniversaries of the November 4, 2010, April 11, 2011, March 9, 2016, February 28, 2017, March 8, 2018, May 17, 2018, March 6, 2019, and May 21, 2019 grant dates, subject to continued employment through the vesting dates.

(2)
The stock awards column represents unvested restricted stock, and in the case of Mr. Stegeman, equal amounts of unvested restricted stock and performance awards, as of the end of fiscal 2019. Unvested restricted stock awards (other than Ms. Stucker's November 2019 award) vest in four equal annual installments on each of the first through fourth anniversaries of the March 9, 2016, February 28, 2017, March 8, 2018, May 17, 2018, March 6, 2019, and May 21, 2019 grant dates, subject to continued employment through the vesting dates. The performance awards vest on the third anniversary of the March 8, 2018 and March 6, 2019 grant dates if applicable performance criteria are achieved, subject to continued employment through the vesting date. Performance award shares are granted at the target level, but the actual number of shares that vest depends on the extent to which the established performance goals are achieved (50% at threshold, 100% at target and 200% at maximum, interpolated for performance between these levels). Ms. Stucker's unvested restricted stock award granted on November 20, 2019 vests on the one-year anniversary of the effective date of the spinoff subject to her continued employment through the vesting date. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performance Awards" beginning on page 114 for additional details regarding the performance awards.

Option Exercises and Stock Vested for Fiscal 2019

        The following table sets forth the stock vested and options exercised by our NEOs during fiscal 2019.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John A. Stegeman	—	—	15,591	666,093
Shawn G. Meredith	—	—	—	—
Alan W. Sollenberger	5,000	193,500	3,630	155,180
Elizabeth H. Malkin	—	—	1,320	56,486
Susan V. Stucker	3,000	75,005	2,467	105,458

Pension Benefits and Nonqualified Deferred Compensation for Fiscal 2019

        We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.

Potential Payments Upon Termination or Change in Control

Offer Letters

        Pursuant to either their employment offer letters or, contingent on Committee approval, HD Supply's current practice, in the event of involuntary termination without cause as of the end of fiscal 2019, and contingent upon execution of a release, non-competition, and non-solicitation agreement, each of our NEOs may receive up to 24 months of base pay continuation, as follows:

Name	Salary Continuation On Involuntary Termination ($)
John A. Stegeman	1,584,454
Shawn G. Meredith	630,000
Alan W. Sollenberger	800,000
Elizabeth H. Malkin	480,000
Susan V. Stucker	522,544

        The employment offer letters do not provide for any payout upon termination as a result of death, retirement, disability, or termination for cause.

Change in Control Agreements

        Messrs. Stegeman and Sollenberger were each a party to a change in control agreement with HD Supply, its subsidiaries, affiliates and related parties, including White Cap, as of the end of fiscal 2019.

The agreement provides for an initial three-year term that will automatically renew on an annual basis following the initial term unless either party gives advance notice of termination in accordance with the agreement. In the event of a change in control (as defined in the HD Supply Omnibus Plan), the agreement would generally expire no earlier than the second anniversary of such change in control. Contingent upon the executive's execution of a release of claims against HD Supply, the agreement provides for a lump sum cash payment to the executive equal to two times the executive's base salary and target bonus opportunity and $100,000 in lieu of continued healthcare and other benefits. Payout is triggered on an involuntary or constructive termination (as defined in the agreement) of the executive's employment within two years following a change in control, other than a termination for death, disability, or cause (as defined in the agreement). Payout is also triggered on termination of the executive's employment without cause before a change in control at the direction or request of a person or group contemplating a change in control and a change in control involving such person or group occurs within 12 months of such direction or request. In such event, the agreement also provides for a lump sum cash payment to the executive equal to the intrinsic value of any forfeited equity awards that would have vested had the executive's employment continued through the time immediately following the change in control (subject to certain limitations described in the agreement). The payments described in this paragraph are in lieu of any other severance or salary continuation obligation HD Supply may have to the executive, but generally do not impact benefits paid under other Company plans. In consideration for the compensation provided by the agreement, the executive agrees to comply with customary non-competition and employee customer and vendor non-solicitation restrictive covenants for 24 months after termination, as well as certain customary confidentiality provisions. HD Supply is responsible for the executive's reasonable attorney fees and costs in defending or prosecuting certain disputes regarding the agreement.

        The change in control agreements with HD Supply will terminate on the effective date of the spinoff. However, it is anticipated that each of our NEOs will enter into a similar change in control agreement with White Cap as of the spinoff.

        Pursuant to their change in control agreements, assuming an involuntary or constructive termination as of the end of fiscal 2019, and contingent upon execution of a release, non-competition and non-solicitation agreement, Messrs. Stegeman and Sollenberger would have received the following compensation:

Involuntary or Constructive Termination in Connection With Change in Control

Name	2x Base Salary ($)	2x Target Bonus ($)	Employee Benefits ($)	TOTAL
John A. Stegeman	1,584,454	1,584,454	100,000	3,268,908
Alan W. Sollenberger	800,000	400,000	100,000	1,300,000

Omnibus Plan

        Under the HD Supply Omnibus Plan, an executive's unvested stock options and stock awards are cancelled upon termination of his or her employment, except for terminations due to death or disability. Upon death or disability, unvested stock options vest and remain exercisable for a period of time as discussed below. In the case of a termination for cause (as defined in the HD Supply Omnibus Plan), the executive's unvested and vested stock options are cancelled as of the effective date of the termination. Following a termination of employment other than for cause, vested options are cancelled unless the executive exercises them within 90 days. Following a termination of employment due to death or disability, vested options granted before November 19, 2015 are cancelled unless the executive exercises them within 180 days of termination, and for vested options granted on and after November 19, 2015 are cancelled unless the executive exercises them within two years of termination.

Notwithstanding the foregoing, all unexercised options are cancelled and forfeited on the options' normal ten-year expiration date.

        Equity awards granted under the HD Supply Omnibus Plan may provide for continued vesting of the award in the event of retirement at or after age 62 with at least five years of continuous service, contingent upon the executive: (i) not competing with HD Supply and its subsidiaries for the one-year period after retirement; and (ii) not engaging in activities that would constitute cause had the executive continued employment with HD Supply. For options granted before November 19, 2015, the executive has 180 days to exercise options vested at the time of such retirement and 90 days to exercise options vesting after such retirement. For options granted on and after November 19, 2015, the executive has two years to exercise options vested at the time of such retirement and two years to exercise options vesting after such retirement. None of our NEOs satisfied the retirement criteria at the end of fiscal 2019.

        Performance awards vest on the third anniversary of the grant date based on achievement of the performance goals, and are forfeited and cancelled upon termination of employment for reasons other than death, disability or retirement. In the event of the executive's death, disability or retirement, the executive would receive any performance award shares earned based on achievement of the performance criteria at the end of the performance cycle, prorated based on the number of days worked during the performance cycle. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performance Awards" beginning on page 114 for additional details regarding the performance awards.

        Had a termination of employment without cause occurred at the end of fiscal 2019, other than a termination due to death, disability or retirement, based on the closing price of our common stock of $40.74 at the end of fiscal 2019, our NEOs would have received a benefit, assuming the hypothetical exercise of vested stock options on the last day of fiscal 2019, and forfeited unvested stock options and stock awards, in the following amounts.

Hypothetical Employment Termination at Fiscal Year End

Name	Benefit Assuming Exercise of Vested Options at FYE ($)	Forfeiture of Unvested Options at FYE ($)	Forfeiture of Unvested Stock Awards at FYE(1) ($)
John A. Stegeman	859,379	417,678	1,528,524
Shawn G. Meredith	—	—	65,469
Alan W. Sollenberger	1,231,560	54,513	267,377
Elizabeth H. Malkin	12,270	7,296	127,353
Susan V. Stucker	363,525	35,897	446,796

(1)
Assumes forfeiture of unvested performance awards at the target award level. The actual number of shares that vest depends on the extent to which the established performance goals are achieved (50% at threshold, 100% at target and 200% at maximum, interpolated for performance between these levels.) See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performance Awards" beginning on page 114 for additional details regarding the performance awards.

        For a termination of employment due to death, disability or retirement, all outstanding options and stock awards (other than performance awards and Ms. Stucker's November 2019 retention grant) would vest or, in the case of retirement at age 62 or later with at least five years of service, continue to vest in accordance with the time-based vesting schedule provided in the award agreement. In the event of

Mr. Stegeman's death, disability or retirement, he would receive any performance award shares earned based on achievement of the performance criteria at the end of the three-year performance cycle, prorated based on the number of days worked during the performance cycle. In the event of Ms. Stucker's death, disability or termination without cause, a prorated amount of her November 2019 retention grant will vest based on the number of days worked during the vesting period. Had a termination of employment due to death, disability or retirement occurred at the end of fiscal 2019, based on the closing price of our common stock of $40.74 at the end of fiscal 2019, our NEOs would have received a benefit in the following amounts.

Hypothetical Death, Disability or Retirement Eligibility at Fiscal Year End

Name	Exercise of Option Awards at FYE(1) ($)	Vesting of Unvested Stock Awards at FYE(2) ($)
John A. Stegeman	1,277,056	1,528,524
Shawn G. Meredith	—	65,469
Alan W. Sollenberger	1,286,073	267,377
Elizabeth H. Malkin	19,566	127,353
Susan V. Stucker	399,422	446,796

(1)
Includes both vested and unvested options. For retirement eligibility, unvested option awards are not exercisable until the scheduled time-based vesting date, but for purposes of this hypothetical, we have assumed exercise at fiscal year end.

(2)
Includes restricted stock and performance awards at the target award level, prorated for the March 2018 performance award grant assuming 735 days completed during the performance period as of fiscal year end (1,099 total days in the performance period), and prorated for the March 2019 performance award grant assuming 364 days completed during the performance period as of fiscal year end (1092 total days in the performance period). Actual performance award vesting is based on achievement of applicable performance criteria at end of the performance period, prorated for days worked during the performance period. Our NEOs other than Mr. Stegeman do not have performance awards, as performance awards are granted only to executive officers and they were not an executive officer at the time of the March 2018 and March 2019 performance award grants. See "Compensation Discussion and Analysis—Components of Compensation—Annual Equity Incentives—Performance Awards" beginning on page 114 for additional details regarding the performance awards.

        Under the HD Supply Omnibus Plan, upon a change in control of HD Supply, all outstanding awards may be assumed and/or replaced with substitute awards having the same or better terms and conditions, provided that any substitute awards under the HD Supply Omnibus Plan must fully vest (performance awards vest at the target level) on a participant's involuntary termination of employment without cause or constructive termination of employment, in each case occurring within two years following the date of the change in control. In the event such awards are not assumed and/or replaced in connection with the change in control, the awards will vest and be cancelled for the same per share amount paid to the stockholders in the change in control (less, in the case of options and stock appreciation rights, the applicable exercise or base price). The Committee has the ability to prescribe different treatment of awards in the award agreements. We believe this structure is fair to both our associates and to our stockholders, as the awards may represent compensation for the loss of an executive's job after a significant career with HD Supply and for the appreciation of stock granted many years before. Had a change in control occurred at the end of fiscal 2019 and the awards were not assumed or replaced with new rights with similar terms, based on the closing price of our common stock of $40.74 at the end of fiscal 2019, our NEOs would have received a benefit from the accelerated vesting of unvested equity in the following amounts:

Accelerated Vesting of Equity on Change in Control

Name	($)
John A. Stegeman	1,946,202
Shawn G. Meredith	65,469
Alan G. Sollenberger	321,890
Elizabeth H. Malkin	134,650
Susan V. Stucker	482,692

        Under the Prior Plan a "change in control" is defined as:

  •
  the acquisition by any person, entity or "group" (as defined in Section 13(d) of the Exchange Act) of 50% or more of the combined voting power of HD Supply's then outstanding voting securities, other than any such acquisition by HD Supply, any of its subsidiaries, any associate benefit plan of HD Supply or any of its subsidiaries, or any affiliates of any of the foregoing;

  •
  the merger, consolidation or other similar transaction involving HD Supply, as a result of which persons who were stockholders of HD Supply immediately prior to such merger, consolidation, or other similar transaction do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; or

  •
  the sale, transfer or other disposition of all or substantially all of the assets of HD Supply to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of HD Supply.

        Under the HD Supply Omnibus Plan, a "change in control" also includes the following events:

  •
  within any 24-month period, the persons who were directors of HD Supply at the beginning of such period (the "Incumbent Directors") cease to constitute at least a majority of the board, provided that any director elected or nominated for election to the board by a majority of the Incumbent Directors still in office are treated as an Incumbent Director;

  •
  the approval by HD Supply's stockholders of the liquidation or dissolution of HD Supply other than a liquidation of HD Supply into any HD Supply subsidiary or a liquidation as a result of which persons who were holders of voting securities of HD Supply immediately prior to such liquidation, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity that holds substantially all of the assets of HD Supply following such event.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the anticipated beneficial ownership of our common stock by:

  •
  each stockholder who is expected following the spinoff to beneficially own more than 5% of our common stock;

  •
  each executive officer named in the Summary Compensation Table;

  •
  each person expected to serve on our board of directors as of the distribution date; and

  •
  all of our executive officers and directors, as a group, expected to serve as of the distribution date.

        We have based the percentage amounts set forth below on each indicated person's beneficial ownership of HD Supply common stock as of                    , 2020, unless we indicate some other basis, and based on the distribution of            share[s] of our common stock for every            share of HD Supply common stock outstanding. Our directors and executive officers that own HD Supply common stock at the time of the spinoff, as noted in footnote 1 below, will participate in the distribution of our common stock in the spinoff on the same terms as other holders of HD Supply common stock. Immediately after the distribution date, we will have an aggregate of approximately             million shares of common stock outstanding, based on approximately             million shares of HD Supply common stock outstanding on                    , 2020. The number of shares of common stock beneficially owned by each stockholder, director or executive officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as otherwise noted in the footnotes below, each holder identified below has sole voting and investment power with respect to the shares of our common stock beneficially owned. The mailing address for each of the directors and executive officers is c/o: White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071.

	White Cap Shares to be Beneficially Owned(1)
Name	Number of Shares Owned(2)	Right to Acquire(3)	Percent of Class
Greater than 5% Security Holders
FMR LLC(4)	24,408,714	—		%
The VanGuard Group, Inc.(5)	16,253,679	—		%
Fiduciary Management, Inc.(6)	9,745,498	—		%
BlackRock, Inc.(7)	9,256,451			%
Executive Officers and Directors
Peter A. Dorsman	19,890	—	*
Jennifer Graham-Johnson	—	—	*
Stephen J. Konenkamp	3,020	—	*
James A. Rubright	21,608	—	*
John A. Stegeman	82,962	—	*
Elizabeth H. Malkin	2,015	—	*
Shawn G. Meredith	463	—	*
Alan W. Sollenberger	4,312	—	*
Susan V. Stucker	1,269	—	*

All executive officers and directors as a group (eight persons)	135,539	—	*

*
The percentage of our shares of common stock beneficially owned by such director or executive officer is not expected to exceed one percent of the common stock that we expect to be outstanding immediately following the completion of the spinoff.

(1)
The share amounts and percentages shown for our directors and executive officers are estimates, based on the number of HD Supply common stock beneficially owned, as defined by SEC rules, as of                        , 2020, and the distribution of                        share[s] of our common stock for every                        share of HD Supply common stock outstanding as of the record date. Because these beneficial ownership amounts include certain shares issuable under equity-based awards, which will be either adjusted or replaced with substitute awards as discussed under "The Spinoff—Stock-Based Plans," and because the amounts involved in the adjusted or substitute awards will not be determined until after the distribution date, we have estimated the share amounts and percentages in this table for our directors and executive officers, as applicable, as the product of the number of HD Supply common stock beneficially owned as of                        , 2020, multiplied by a distribution ratio of                        .

Other than            , the share amounts and percentages shown for our directors and executive officers divided by            , the distribution ratio, show the number of HD Supply common stock beneficially owned, as defined by SEC rules, as of                        , 2020.            beneficially owned, as defined by SEC rules,             shares of HD Supply common stock as of                        , 2020.

(2)
For executive officers and directors, reflects shares that have been acquired through open market purchases and vesting or exercise of share-based awards.

(3)
Reflects shares that the individual has the right to acquire within 60 days of                        , 2020 through the exercise of vested stock options (executive officers) or vested deferred stock units (directors).

(4)
Based on a Schedule 13G/A filed by FMR LLC ("FMR"), a parent holding company, filing on behalf of FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Personal Trust Company, FSB, FMR Co., Inc., Strategic Advisers, LLC, and Abigail P. Johnson, on February 7, 2020, which Schedule 13G/A specifies that FMR has sole voting power with respect to 931,681 shares of HD Supply common stock and sole dispositive power with respect to 24,408,714 shares of HD Supply common stock. FMR Co., Inc. beneficially owns five percent or greater of total outstanding shares. Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. FMR's address is listed on the Schedule 13G/A as: 245 Summer Street, Boston, Massachusetts 02210.

(5)
Based on a Schedule 13G/A filed by The Vanguard Group ("VanGuard") with the SEC on February 12, 2020, which Schedule 13G/A specifies that Vanguard has sole voting power with respect to 123,375 shares of HD Supply common stock, shared voting power with respect to 50,865 shares of HD Supply common stock, sole dispositive power with respect to 16,095,736 shares of HD Supply common stock and shared dispositive power with respect to 157,943 shares of HD Supply common stock. Vanguard Fiduciary Trust Company, a VanGuard wholly-owned subsidiary, is the beneficial owner of 63,745 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a VanGuard wholly-owned subsidiary, is the beneficial owner of 153,828 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard's address is listed on the Schedule 13G/A as: 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Based on a Schedule 13G filed by Fiduciary Management, Inc. ("Fiduciary Management") with the SEC on February 11, 2020, which Schedule 13G specifies that Fiduciary Management, Inc. has sole voting power with respect to 8,378,693 shares of HD Supply common stock and sole dispositive power with respect to 9,745,498 shares of HD Supply common stock. Fiduciary Management is an investment adviser registered under the Investment Advisers Act of 1940. Its principal business is to provide investment advisory services to institutions and individuals. The shares are owned directly by various accounts managed by Fiduciary Management. Fiduciary Management's address is listed on the Schedule 13G as: 100 East Wisconsin Avenue, Suite 2200, Milwaukee, WI 53202.

(7)
Based on a Schedule 13G/A filed by BlackRock, Inc. ("BlackRock"), a parent holding company, reporting on behalf of the following subsidiaries which acquired the shares, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited, and BlackRock Fund Managers Ltd., with the SEC on February 5, 2020, which Schedule 13G/A specifies that BlackRock has sole voting power with respect to 8,047,018 shares of HD Supply common stock and sole dispositive power with respect to 9,256,451 shares of HD Supply common stock. BlackRock's address is listed on the Schedule 13G/A as: 55 East 52nd Street, New York, NY 10055.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Debt Securities

        In connection with the spinoff, we anticipate that we will raise long-term debt consisting of approximately $600 million of senior unsecured notes. We expect that the senior unsecured notes will be issued to a wholly owned subsidiary of ours created solely to issue the senior unsecured notes (the "Escrow Issuer"). The Escrow Issuer will deposit the gross proceeds of the notes into an escrow account until the date that certain conditions are satisfied at which point, provided all required conditions are satisfied, the Escrow Issuer will merge into the Company, with the Company as the surviving corporation and primary obligor under the notes.

ABL Facility

        We also anticipate entering into an asset based credit agreement (the "ABL Credit Agreement") providing for an asset based revolving credit facility with aggregate revolving commitments of up to $600 million (subject to availability under a borrowing base) (the "ABL Facility"). A portion of the ABL Facility will be available for letters of credit and swingline loans. The ABL Facility will also include a sub-facility for loans and letters of credit in Canadian dollars.

        The interest rates applicable to the loans under the ABL Facility are expected to be based on a fluctuating rate of interest measured by reference to either, at our option, (i) in the case of loans denominated in U.S. dollars (x) an adjusted London inter-bank offered rate, plus an interest rate margin or (y) an alternate base rate, plus an interest rate margin and (ii) in connection with loans denominated in Canadian dollars (x) a rate per annum published by the Canadian Reference Bank, plus an interest rate margin or (y) an Bankers' Acceptance rate, plus an interest rate margin.

        Our obligations under the ABL Facility are expected to be guaranteed by certain domestic subsidiaries (the "U.S. Guarantors") of the Company, subject to certain exceptions. Our obligations under the ABL Facility and the guarantees thereof, will be secured by liens on substantially all assets of the Company and the U.S. Guarantors. The Canadian obligations under the ABL Facility will also be secured by liens on substantially all assets of White Cap Supply Canada, Inc., a to be formed intermediate lending corporation, subject to certain exceptions.

        The ABL Credit Agreement is expected to contain affirmative covenants, including financial and other reporting requirements, that we believe are usual and customary for financings of this type. The ABL Credit Agreement is also expected to contain negative covenants that we believe are usual and customary for financings of this type, including covenants that restrict, among other things, our ability to incur indebtedness, grant liens, make fundamental changes, make acquisitions and other investments, dispose of assets, pay dividends, prepay certain junior debt and engage in certain transactions with affiliates, in each case, subject to exceptions and baskets to be mutually agreed.

        In addition, if the Company's specified excess availability under the ABL Facility falls below the greater of $40 million and 10% of the lesser of the (a) borrowing base and (b) the total commitments under the ABL Facility, the Company will be required to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.0:1.0, as defined in the ABL Credit Agreement.

        The ABL Facility is expected to include customary events of default, including but not limited to, non-payment, cross-default and change of control, in each case, subject to customary grace periods.

        Further information regarding our indebtedness will be provided in an amendment to this information statement.

 DESCRIPTION OF CAPITAL STOCK

        Our certificate of incorporation and by-laws will be amended and restated prior to the completion of the spinoff (our certificate of incorporation, as amended and restated (the "Amended and Restated Certificate of Incorporation"), and our by-laws, as amended and restated (the "Amended and Restated By-laws")). The following is a summary of the material terms of our capital stock that will be contained in the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws to be in effect at the time of the spinoff, which you must read for complete information on our capital stock as of the time of the spinoff. We have not yet finalized the terms of the Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and will include finalized descriptions thereof in an amendment to this information statement. The Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, each in a form expected to be in effect at the time of the spinoff, will be included as exhibits to our registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the General Corporation Law of the State of Delaware (the "DGCL").

General

        Our authorized capital stock consists of            shares of common stock, par value $            per share;            shares of preferred stock, par value $            per share.

Dividends on Capital Stock

        Our board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

        At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine the number of shares of each series of preferred stock and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

Common Stock

        The holders of our common stock are entitled to one vote for each share held. Upon liquidation, the holders of our common stock are entitled to share ratably in the assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions, or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

        Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of White Cap.

Provisions of Our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws, and Delaware Law That May Have an Anti-Takeover Effect

        Certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of White Cap. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. These provisions include:

  •
  for five years following            , a classified board structure, which may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our board of directors;

  •
  no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

  •
  the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

  •
  the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

  •
  a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

  •
  the requirement that a special meeting of stockholders may be called only by a majority vote of our board of directors, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

  •
  for five years following            , our Amended and Restated By-laws and certain provisions of our Amended and Restated Certificate of Incorporation may only be amended by the affirmative vote of the holders of at least three-fourths (75%) of the outstanding shares of our common stock, voting together as a single class, including the provisions governing the liability and indemnification of directors, corporate opportunities, and the prohibition on stockholder action by written consent;

  •
  the ability of our board of directors, by majority vote, to amend our Amended And Restated By-laws, which may allow our board of directors to take additional actions to prevent a hostile acquisition and inhibit the ability of an acquirer to amend our Amended And Restated By-laws to facilitate a hostile acquisition; and

  •
  advance notice procedures with which stockholders must comply to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of us.

        We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless:

  •
  prior to the time that the person became an interested stockholder the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding, for the purpose of determining the number of shares outstanding, those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the corporation's outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

        The board believes that the foregoing provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws will protect our stockholders against potential self-interested actions of short-term investors, promote the establishment of long-term strategies and goals, and help to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the interests of all stockholders

Market Listing

        We have applied to list our common stock on NASDAQ under the symbol "WCAP."

Transfer Agent, Distribution Agent, and Registrar

        American Stock Transfer & Trust Company is currently expected to be the transfer agent, distribution agent, and registrar for our common stock. Our stockholders can contact the transfer agent, distribution agent, and registrar:

  By Mail, Overnight Courier or Hand-Delivery to:
  American Stock Transfer & Trust Company, LLC
  6201 15th Avenue
  Brooklyn, NY 11219

  By Phone or Email:
  Telephone: (800) 937-5449 or (718) 921-8137
  Outside the U.S., Canada and Puerto Rico: (718) 921-8137
  Email: help@astfinancial.com

 INDEMNIFICATION OF DIRECTORS AND OFFICERS

        White Cap is incorporated under the laws of the state of Delaware.

        Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue, or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses, including attorneys' fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

        White Cap's Amended and Restated Certificate of Incorporation will contain a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director's personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate White Cap's rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions do not alter a director's liability under federal securities laws. The inclusion of this provision in White Cap's Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

        The Amended and Restated By-laws will require White Cap to indemnify and advance expenses to its directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in certain cases of a proceeding instituted by the director or officer without the approval of our board of directors. The Amended and Restated By-laws will provide that White Cap is required to indemnify its directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees, and other expenses incurred in connection with threatened, pending, or completed legal proceedings because of the director's or officer's positions with White Cap or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to the directors and officers to enable them to defend against such proceedings.

        It is anticipated that the White Cap board of directors will approve a form of indemnification agreement with respect to the directors and will enter into such form of indemnification agreement with each of its directors. The form of indemnification agreement provides the directors with contractual rights to the indemnification and expense advancement rights provided under White Cap's Amended and Restated By-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

        It is anticipated that White Cap will obtain directors' and officers' liability insurance which insures against certain liabilities that its directors and officers and its subsidiaries, may, in such capacities, incur.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form 10 under the Exchange Act relating to shares of our common stock, including those being distributed in the spinoff. This information statement is a part of that registration statement but does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information relating to us and our common stock, reference is made to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules on the SEC's website at http://www.sec.gov.

        As a result of the spinoff, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC. Those periodic reports, proxy statements, and other information will be available at the SEC's website at http://www.sec.gov.

        We intend to furnish holders of our common stock with annual reports containing financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        We plan to make available free of charge on our website, www.whitecap.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. Furthermore, all of these documents will be provided free of charge to any stockholders requesting a copy by writing to: White Cap Supply Holdings, Inc., 6250 Brook Hollow Parkway, Norcross, Georgia 30071, Attention: Susan V. Stucker, Corporate Secretary. We will use our website as a channel for routine distribution of important information, including news releases, analyst presentations, and financial information. In addition, our website allows investors and other interested persons to sign up to automatically receive e-mail alerts when we post news releases and financial information on our website.

        The information on our website is not, and shall not be deemed to be, a part of this information statement or incorporated into any other filings we make with the SEC.

        No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or HD Supply. Neither the delivery of this information statement nor consummation of the spinoff shall, under any circumstances, create any implication that there has been no change in our affairs or those of HD Supply since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of HD Supply Holdings, Inc.,

Opinion on the Financial Statements

        We have audited the accompanying combined balance sheets of White Cap, the construction and industrial business of HD Supply Holdings, Inc. (the "Company") as of February 2, 2020 and February 3, 2019, and the related combined statements of operations and comprehensive income, of equity and of cash flows for each of the three years in the period ended February 2, 2020, including the related notes, and schedule of valuation and qualifying accounts for each of the three years in the period ended February 2, 2020 listed in the accompanying Index (collectively referred to as the "combined financial statements"). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of February 2, 2020 and February 3, 2019, and the results of its operations and its cash flows for each of the three years in the period ended February 2, 2020 in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

        As discussed in Note 1 to the combined financial statements, the Company changed the manner in which it accounts for leases as of February 4, 2019.

Basis for Opinion

        These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

        Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
July 17, 2020

We have served as the Company's auditor since 2019

White Cap

Combined Statements of Operations and Comprehensive Income

(in millions)

	Fiscal Year Ended
	February 2, 2020	February 3, 2019	January 28, 2018
Net sales	$3,019.4	$2,961.2	$2,276.4
Cost of sales	1,956.0	1,917.9	1,459.8

Gross Profit	1,063.4	1,043.3	816.6
Operating expenses:
Selling, general and administrative	762.7	748.0	601.2
Depreciation and amortization	51.0	51.0	40.2
Restructuring and separation	0.2	—	0.6

Total operating expenses	813.9	799.0	642.0
Operating Income	249.5	244.3	174.6
Interest expense	1.2	7.8	40.2

Income Before Provision for Income Taxes	248.3	236.5	134.4
Provision for income taxes	67.4	62.8	44.3

Net Income	$180.9	$173.7	$90.1

Other comprehensive income—foreign currency translation adjustment	(0.3)	(0.7)	0.4

Total Comprehensive Income	$180.6	$173.0	$90.5

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Balance Sheets

(in millions)

	February 2, 2020	February 3, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16.2	$16.7
Receivables, less allowance for doubtful accounts of $11.7 and $10.9	392.9	384.9
Inventories	344.3	357.6
Other current assets	11.5	17.7

Total current assets	764.9	776.9

Property and equipment, net	120.2	112.4
Goodwill	386.1	386.7
Intangible assets, net	106.1	118.7
Operating lease right-of-use assets	242.8	—
Deferred tax assets	1.1	1.3
Other assets	2.8	3.6

Total assets	$1,624.0	$1,399.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$195.2	$178.5
Accrued compensation and benefits	33.0	45.3
Current installments of long-term debt	—	0.1
Current lease liabilities	58.3	—
Trade payables to affiliates	0.1	—
Other current liabilities	53.8	62.6

Total current liabilities	340.4	286.5

Long-term debt, excluding current installments	45.7	45.9
Long-term lease liabilities	187.6	—
Deferred tax liabilities	36.3	24.0
Other liabilities	13.4	12.9

Total liabilities	623.4	369.3

Equity:
Net Parent Investment	1,007.8	1,037.2
Accumulated other comprehensive loss	(7.2)	(6.9)

Total equity	1,000.6	1,030.3

Total liabilities and equity	$1,624.0	$1,399.6

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Equity

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)(1)	Total Equity
Balance at January 29, 2017	$537.9	$(6.6)	$531.3

Net income	90.1		90.1
Net Distribution to Parent	(29.0)		(29.0)
Other comprehensive income (loss):
Foreign currency translation adjustment		0.4	0.4
Other	—	—	—

Balance at January 28, 2018	$599.0	$(6.2)	$592.8

Net income	173.7		173.7
Net Contribution from Parent	264.5		264.5
Other comprehensive income (loss):
Foreign currency translation adjustment		(0.7)	(0.7)
Other	—	—	—

Balance at February 3, 2019	$1,037.2	$(6.9)	$1,030.3

Net income	180.9		180.9
Net Distribution to Parent	(210.3)		(210.3)
Other comprehensive income (loss):
Foreign currency translation adjustment		(0.3)	(0.3)
Other	—	—	—

Balance at February 2, 2020	$1,007.8	$(7.2)	$1,000.6

(1)
Accumulated Other Comprehensive Income (Loss) is comprised of cumulative foreign currency translation adjustments, net.

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Cash Flows

(in millions)

	Fiscal Year Ended
	February 2, 2020	February 3, 2019	January 28, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$180.9	$173.7	$90.1
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for uncollectibles	4.1	5.8	4.2
Depreciation and amortization	59.5	58.1	45.0
Stock-based compensation expense	7.2	6.4	5.1
Deferred income taxes	12.3	3.2	0.8
Non-cash interest expense from Parent	1.2	7.8	40.2
Non-cash allocation charges from Parent	35.1	39.4	32.6
(Gain) loss on sale of property and equipment	0.6	0.4	0.5
Impairment of right-of-use lease assets	1.8	—	—
Other	(0.1)	(0.1)	—
Changes in assets and liabilities:
(Increase) decrease in receivables	(12.2)	(66.1)	(41.0)
(Increase) decrease in inventories	12.1	(20.6)	(36.6)
(Increase) decrease in other current assets	(1.0)	(5.5)	(0.8)
(Increase) decrease in other assets	0.8	(0.1)	2.0
Increase (decrease) in accounts payable	16.6	(9.6)	17.7
Change in net receivables from / payables to affiliates	—	—	0.1
Increase (decrease) in accrued liabilities	(14.0)	19.2	(3.3)
Increase (decrease) in other long-term liabilities	—	0.8	—

Net cash provided by (used in) operating activities	304.9	212.8	156.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(42.7)	(32.9)	(34.9)
Payments for business acquired, net	2.8	(362.3)	—
Proceeds from sale of property and equipment	0.6	0.1	0.4

Net cash provided by (used in) investing activities	(39.3)	(395.1)	(34.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash contribution from (distribution to) Parent	(266.4)	194.9	(113.3)
Borrowings on long-term revolver debt	19.2	15.6	7.2
Repayments on long-term revolver debt	(18.9)	(24.1)	(14.0)

Net cash (provided by) used in financing activities	(266.1)	186.4	(120.1)

Increase (decrease) in cash and cash equivalents	$(0.5)	$4.1	$2.0
Cash and cash equivalents at beginning of period	16.7	12.6	10.6

Cash and cash equivalents at end of period	$16.2	$16.7	$12.6

The accompanying notes are an integral part of these combined financial statements.

White Cap

Notes to Combined Financial Statements

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying combined financial statements present the results of operations, financial position and cash flows of the Construction & Industrial business of HD Supply Holdings, Inc. (the "Company," or "White Cap").

        On September 24, 2019, HD Supply Holdings, Inc. ("HD Supply" or "Parent") announced its intention to separate into two public companies, HD Supply Facilities Maintenance and White Cap. The transaction is expected to be tax-free to HD Supply stockholders for United States ("U.S.") tax purposes. The separation is expected to be completed before the end of the fiscal year ending January 31, 2021 ("fiscal 2020").

Nature of Business

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers.

        Our portfolio of products and services include concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products. We operate 269 customer-facing locations in 39 U.S. states and six Canadian provinces. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse.

        In accordance with accounting principles generally accepted in the U.S. ("GAAP"), the Company reports one reportable segment. Net sales for White Cap outside the U.S., primarily Canada, were $115.4 million, $110.2 million, and $103.0 million in the fiscal year ended February 2, 2020 ("fiscal 2019"), the fiscal year ended February 3, 2019 ("fiscal 2018"), and the fiscal year ended January 29, 2018 ("fiscal 2017"), respectively. Long-lived assets of the Company outside the U.S., in Canada, were $15.3 million and $4.1 million as of February 2, 2020 and February 3, 2019, respectively. Long-lived assets outside the U.S., in Canada, as of February 2, 2020, include $10.7 million of Right-of-use ("ROU") lease assets recorded in accordance with Accounting Standards Codification ("ASC") 842, "Leases."

Basis of Presentation

        The Company has historically operated as part of HD Supply and not as a stand-alone entity. White Cap's combined financial statements present the results of operations, financial position and cash flows prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of HD Supply. All revenues and costs as well as assets and liabilities that are either legally attributable to the Company or directly associated with its business activities are included in the Company's combined financial statements. Intercompany transactions, profits and balances between the Company's combined entities have been eliminated. The operations comprising White Cap are in various legal entities and divisions, which have no direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. The Company's combined financial statements have been prepared in accordance with GAAP.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The preparation of these combined financial statements includes the use of historical allocation accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company, have been identified and allocated as appropriate to reflect the financial results of the Company for the periods presented. Assets reflected in the Company's Combined Balance Sheets, include items such as rebate receivables; liabilities include items such as employee benefit accruals and insurance accruals; expenses, reflected in the Company's Combined Statement of Operations and Comprehensive Income, include services for items such as human resources, tax, accounting, information technology ("IT"), legal, internal audit, operations and treasury. Allocations utilized to determine the amounts reflected in the combined financial statements were based on specific identification where practicable. In instances where specific identification was deemed not practicable, allocations were based on allocation-specific, appropriate metrics including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), branch square footage and employee count. Management believes the methodology applied in the allocation of these costs is reasonable and such methodologies were consistently applied across periods presented herein.

        These combined financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if the Company operated as a stand-alone, independent business. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas including IT and infrastructure. Further, a change in the Parent's size and cost structure may result in additional or fewer expenses.

Fiscal Year

        White Cap's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal 2019 included 52 weeks, Fiscal 2018 included 53 weeks, and Fiscal 2017 included 52 weeks.

Estimates

        Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these combined financial statements in conformity with GAAP. Actual results could differ from these estimates. Also, as discussed under Basis of Presentation, these combined financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

        Accounts receivable are evaluated for collectability based on numerous factors, including past transaction history with customers, their credit worthiness, and an assessment of lien and bond rights.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

An allowance for doubtful accounts is estimated as a percentage of aged receivables. This estimate is periodically adjusted when management becomes aware of a specific customer's inability to meet its financial obligations (e.g., bankruptcy filing) or as a result of changes in historical collection patterns.

Inventories

        Inventories consist primarily of finished goods and are carried at the lower of cost and net realizable value. The cost of inventories is determined by the weighted average cost method. Inventory value is evaluated at each balance sheet date to ensure that it is carried at the lower of cost and net realizable value. This evaluation includes an analysis of historical physical inventory results, a review of excess and obsolete inventories based on inventory aging, and anticipated future demand. Periodically, perpetual inventory records are adjusted to reflect declines in net realizable value below inventory carrying cost.

Consideration Received From Vendors

        The Company enters into agreements with many of its vendors providing for inventory purchase rebates ("vendor rebates") upon achievement of specified volume purchasing levels. Vendor rebates are accrued as part of cost of sales for products sold based on progress towards earning the vendor rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. An estimate of unearned vendor rebates is included in the carrying value of inventory at each period end for vendor rebates recognized on products not yet sold. At February 2, 2020 and February 3, 2019, vendor rebates due to the Company were $41.7 million and $35.6 million, respectively. The receivables are included in Receivables in the accompanying Combined Balance Sheets.

Property and Equipment

        Property and equipment are recorded at cost and depreciated using the straight-line method based on the following estimated useful lives of the assets:

Buildings and improvements	5 - 45 years
Transportation equipment	5 - 7 years
Furniture, fixtures and equipment	3 - 10 years

Capitalized Software Costs

        The Company capitalizes certain software costs, which are being amortized on a straight-line basis over the estimated useful lives of the software, generally three years. At February 2, 2020 and February 3, 2019, capitalized software costs totaled $5.7 million and $2.2 million, respectively, net of accumulated amortization of $35.3 million and $32.6 million, respectively. Amortization of capitalized software costs totaled $2.7 million, $4.9 million, and $8.7 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Combinations, Goodwill, and Other Intangible Assets

        The Company allocates the purchase price paid for business acquisitions to identifiable tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price paid over the fair values of these identifiable assets and liabilities is allocated to goodwill. White Cap does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis or whenever events or circumstances indicate that it is "more likely than not" that the fair value of a reporting unit has dropped below its carrying value. The Company determines the fair values of its identified reporting units using a discounted cash flow ("DCF") analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. There were no goodwill impairment charges recorded in fiscal 2019, fiscal 2018, or fiscal 2017.

Impairment of Long-Lived Assets

        Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. To analyze recoverability, undiscounted future cash flows over the remaining life of the asset are projected. If these projected cash flows are less than the carrying amount, an impairment loss is recognized to the extent the fair value of the asset less any costs of disposition is less than the carrying amount of the asset. Judgments regarding the existence of impairment indicators are based on market and operational performance. Evaluating potential impairment also requires estimates of future operating results and cash flows. During fiscal 2019, the Company recognized $1.8 million in impairment charges for ROU operating lease assets. These impairment charges were related to the closure of certain facilities as part of the integration of the A.H. Harris Construction Supplies ("A.H. Harris") acquisition. No material impairments of long-lived assets were identified during fiscal 2018 or fiscal 2017.

Self-Insurance

        HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, and workers' compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the balance sheet. HD Supply's self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. These self-insurance programs have been allocated to White Cap using reasonable methodologies such as sales, payroll and headcount information. At February 2, 2020 and February 3, 2019, the Company's self-insurance liabilities totaled $22.0 million and $21.5 million, respectively.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurement

        The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable, accrued compensation and benefits, and other current liabilities approximate fair value due to the short-term nature of these financial instruments. The Company's long-term financial assets and liabilities are recorded at historical costs. See Note 5, Debt, for information on the fair value of long-term financial instruments.

Revenue Recognition

        The Company recognizes revenue, net of allowances for returns and taxes collected from the customer, when an identified performance obligation is satisfied by the transfer of control of promised products or services to the customer.

        The Company distributes products to customers by internal fleet and third-party carriers. Transfer of control to the customer for products generally occurs at the point of destination (i.e., upon transfer of title and risk of loss of products). Transfer of control for services occurs when the customer has the right to direct the use of and obtain substantially all of the remaining benefits of the asset that is created or enhanced from the service. Revenues related to services are recognized in the period the services are performed.

Shipping and Handling Fees and Costs

        The Company includes shipping and handling fees billed to customers in Net sales. Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through Cost of sales as inventories are sold. Shipping and handling costs associated with outbound freight are accounted for as a fulfillment cost and included in Selling, general and administrative expenses and totaled $25.8 million, $23.1 million, and $16.5 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively.

Advertising

        Advertising costs are charged to expenses as incurred. Advertising expenses, which are included in Selling, general and administrative expenses, were approximately $4.6 million, $6.0 million, and $5.6 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively.

Income Taxes

        The Company provides for federal, state, and foreign income taxes currently payable, as well as for those deferred due to temporary differences between reporting income and expenses for financial statement purposes versus tax purposes. Federal, state, and foreign tax benefits are recorded as a reduction of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

        The majority of the Company's revenues are credit sales which are made primarily to customers whose ability to pay is dependent, in part, upon the economic strength of the construction industry in the areas where they operate. Concentration of credit risk with respect to trade accounts receivable is limited by the large number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers.

Leases

        The Company evaluates each of its contracts at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if the Company obtains substantially all of the economic benefits of, and has the right to control the use of, an asset for a period of time. ROU assets represent the Company's right to use an underlying asset for the lease term, and lease liabilities represent the Company's obligation to make lease payments arising from the lease agreement. ROU assets and associated liabilities are recognized at the commencement date of the lease based on the present value of fixed lease payments over the lease term. The lease commencement date is the date the Company has access to the property or control of the asset, which, in some cases, is prior to the commencement of lease payments. The Company considers termination or lease renewal options in the determination of the lease term when it is reasonably certain that the Company will exercise that option. The Company's leases generally do not provide a readily determinable implicit borrowing rate. As such, the discount rate used to calculate present value is the Company's collateralized incremental borrowing rate. The collateralized incremental borrowing rate for each lease varies in accordance with the lease term. Lease expense is recognized on a straight-line basis over the lease term beginning with the commencement date. The Company's combined financial statements for fiscal 2019 are presented under ASC 842, "Leases," while comparative periods presented have not been adjusted and continue to be reported in accordance with the previous standard, ASC 840, "Leases." See Note 10, Leases for further information.

Stock-Based Compensation

        Certain employees of the Company participate in the HD Supply Holdings, Inc. Omnibus Incentive Plan (the "Plan"), which was established by HD Supply and approved by HD Supply's stockholders on May 17, 2017. The Plan provides for stock-based awards to employees, consultants, and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents, and other stock based awards. The Plan is an amendment and restatement of the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan, which replaced and succeeded the HDS Investment Holding, Inc. Stock Incentive Plan (the "Stock Incentive Plan"), and, from and after June 26, 2013, no further awards may be made under the Stock Incentive Plan. Both plans are accounted for under ASC 718, "Compensation—Stock Compensation," which requires the recognition of share-based compensation costs in the combined financial statements. The Company includes these costs in Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Income.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

        Comprehensive income includes Net income adjusted for certain revenues, expenses, gains and losses that are excluded from Net income under GAAP. Adjustments to Net income are for foreign currency translation adjustments.

Foreign Currency Translation

        Assets and liabilities of the Canadian subsidiary, which has a functional currency other than the U.S. dollar, are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at a monthly average exchange rate and equity transactions are translated using either the actual exchange rate on the day of the transaction or a monthly average exchange rate.

Recently Adopted Accounting Pronouncements

        Leases—In February 2016, the Financial Accounting Standards Board ("FASB") issued Accountant Standards Update ("ASU") No. 2016-02, "Leases (Topic 842)" ("ASU 2016-02"), amended by ASU No. 2017-13, "Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842)" ("ASU 2017-13"), ASU No. 2018-01, "Leases (Topic 842)—Land Easement Practical Expedient for Transition to Topic 842" ("ASU 2018-01"), ASU No. 2018-10, "Codification Improvements to Topic 842, Leases," and ASU No. 2018-11, "Leases (Topic 842)—Targeted Improvements" ("ASU 2018-11"). The amended guidance requires companies to recognize all leases as assets and liabilities for the rights and obligations created by leased assets on the consolidated balance sheet. ASU No. 2016-02 also requires enhanced disclosures that provide more transparency and information to financial statement users about lease portfolios. ASU 2018-11 allows entities an additional transition method to the existing requirements whereby an entity could adopt the provisions of ASU 2016-02 by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption without adjustment to the financial statements for periods prior to adoption.

        The Company adopted this guidance on February 4, 2019 (the first day of fiscal 2019) using the cumulative adjustment transition method. See Note 1, Nature of Business and Summary of Significant Accounting Policies and Note 10, Leases for the Company's lease accounting policies and disclosures.

        Goodwill—In January 2017, the FASB issued ASU No. 2017-04, "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment" ("ASU 2017-04"). The new guidance eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, entities will record an impairment charge based on the excess of a reporting unit's carrying amount over its fair value. ASU 2017-04 is effective for annual and interim impairment tests performed in periods beginning after December 15, 2019. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017. The amendments in this update should be applied on a prospective basis. The Company adopted ASU 2017-04 for its annual goodwill impairment test performed as of November 3, 2019 with no impact to its financial position, results of operations or cash flows.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements Not Yet Adopted

        Cloud Computing Arrangements—In August 2018, the FASB issued ASU No. 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (a consensus of the FASB Emerging Issues Task Force)" ("ASU 2018-15"). The new guidance aligns the requirements for capitalizing implementation costs in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The update also provides for additional disclosure requirements regarding the nature of an entity's hosting arrangements that are service contracts. ASU 2018-15 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted in any interim period. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The adoption of ASU 2018-15 is not expected to have a material impact on the Company's financial position, results of operations, or cash flows.

        Financial Instruments—In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" ("ASU 2016-13"). ASU 2016-13 modifies the measurement of expected credit losses of certain financial instruments, including trade receivables. The amended guidance also prescribes additional disclosure requirements for certain financial instruments. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019. The Company adopted this guidance on February 3, 2020 (the first day of fiscal 2020) using a modified retrospective approach with no material impact to the Company's financial position, results of operations or cash flows.

NOTE 2—ACQUISITIONS

        The Company enters into strategic acquisitions from time to time to expand into new markets, new platforms, and new geographies in an effort to better service existing customers and attract new ones. In accordance with the acquisition method of accounting under ASC 805, "Business Combinations," the results of the acquisitions are reflected in the Company's combined financial statements from the date of acquisition forward.

        On March 5, 2018, the Company completed the acquisition of A.H. Harris for a purchase price of approximately $359.5, net of cash acquired and the final working capital settlement of approximately $2.8 million, which was received in the second quarter of fiscal 2019. A.H. Harris is a leading specialty construction distributor serving the northeast and mid-Atlantic regions. This acquisition expands White Cap U.S.'s market presence in the northeastern United States and mid-Atlantic areas of the U.S.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 2—ACQUISITIONS (Continued)

        In accordance with ASC 805, the Company recorded the following major classes of assets and liabilities at fair value as of the date of the A.H. Harris acquisition, including a reconciliation to the total purchase price:

(in millions)
Cash	$3.0
Accounts receivable	41.6
Inventory	44.2
Prepaids & other	3.1
Property and equipment	12.1
Intangible assets	123.0
Other assets	0.7
Accounts payable	(20.9)
Accrued expenses	(13.4)
LT portion of capital lease	(0.2)
Deferred tax liability	(9.8)

Total identifiable net assets	183.4
Goodwill	181.9

Total purchase price	$365.3

        The definite-lived intangible assets are comprised of $110.0 million in customer relationships and $13.0 million of trade names that will be amortized over periods of 12 years and five years, respectively.

        Goodwill of $181.9 million arising from the acquisition of A.H. Harris was attributable to expected growth opportunities in the northeastern U.S. and potential synergies from combining the existing businesses. The total amount of goodwill deductible for tax purposes is $19.0 million.

        From March 5, 2018 to February 3, 2019, A.H. Harris generated approximately $364.4 million in Net sales and approximately $29.5 million in Operating income. It is impracticable to determine Net income of A.H. Harris as the Company does not allocate certain corporate costs, including income taxes, to its operating locations. During fiscal 2019 and fiscal 2018, the Company incurred approximately $3.6 million and $6.3 million of costs related to the acquisition and integration of A.H. Harris, respectively.

        The following unaudited pro forma information shows the results of operations for fiscal 2018 and fiscal 2017 as if the A.H. Harris acquisition had occurred on January 30, 2017, the first day of fiscal 2017. The pro forma adjustments were tax-effected at the Company's federal statutory rate for fiscal 2018 and fiscal 2017, which were 21.0% and 33.9%, respectively. The unaudited pro forma information is presented for information purposes only and is not necessarily indicative of what would have

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 2—ACQUISITIONS (Continued)

occurred if the acquisition had been made as of that date. The unaudited pro forma information is also not intended to be a projection of future results due to the integration of the acquired business.

	Fiscal Year Ended

	February 3, 2019		January 28, 2018

(in millions)	Actual	Pro Forma (Unaudited)	Actual	Pro Forma (Unaudited)

Net sales	$2,961.2	$2,986.2	$2,276.4	$2,655.1
Net income attributable to White Cap(1)	$173.7	$172.1	$90.1	$84.6

(1)
The supplemental pro forma Net income attributable to White Cap for the year ended February 3, 2019 was adjusted to exclude approximately $8.3 million of non-recurring acquisition-related costs incurred in fiscal 2018. The supplemental pro forma Net income attributable to White Cap for the year ended January 28, 2018 was adjusted to include these non-recurring acquisition-related costs incurred in fiscal 2018.

NOTE 3—RELATED PARTIES

        HD Supply subsidiaries—The Company entered into transactions with other HD Supply subsidiaries for the sale of inventory during the combined financial statement periods presented. Sales to other HD Supply subsidiaries were immaterial in fiscal 2019 and fiscal 2018 and approximately $1.0 million in fiscal 2017. Purchases from other HD Supply subsidiaries were approximately $2.5 million, $2.8 million, and $2.9 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively. Sales with other HD Supply subsidiaries are generally recorded at cost plus five percent. These amounts are reported in Net sales and Cost of sales, as the inventory is relieved through sales, in the Combined Statements of Operations and Comprehensive Income.

        Amounts due to other HD Supply subsidiaries related to trade transactions were approximately $0.1 million at February 2, 2020 and immaterial at February 3, 2019. Amounts due from other HD Supply subsidiaries were immaterial at both February 2, 2020 and February 3, 2019. Such amounts are included in the Combined Balance Sheets as payables to and receivables from affiliates, respectively.

        The Company was party to a debt agreement with HD Supply Holdings, LLC ("Holdings LLC"). See Note 5, Debt, for further information.

        HD Supply—The Company has significant intercompany transactions with HD Supply as a result of HD Supply's centralized approach to managing the cash and the financing of the Company's business. Under HD Supply's centralized cash management system, cash requirements of the Company are provided directly by HD Supply, and cash generated by the operations of the Company are remitted directly to HD Supply on a continuous basis. The resulting receivables and payables are then immediately contributed from, or distributed to, HD Supply and reflected as changes to Net Parent Investment in Equity.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 3—RELATED PARTIES (Continued)

        The change to Net Parent Investment in Equity was comprised of the following:

	Fiscal Year Ended

(in millions)	February 2, 2020	February 3, 2019	January 28, 2018

Parent administrative expense allocation, non-cash(1)	$51.6	$55.9	$45.8
Fixed asset transfers, non-cash	2.7	2.8	1.3
Settlement of interest expense, third-party, non-cash(2)	1.2	1.2	1.2
Settlement of interest expense, intercompany, non-cash(2)	—	6.6	39.0
Cash contribution from Parent for acquisition of a business(3)	—	365.3	—
Cash distribution to Parent(4)	(266.4)	(170.4)	(113.3)
Foreign currency impact, non-cash	0.6	3.1	(3.0)

Net (distribution to) contribution from Parent	$(210.3)	$264.5	$(29.0)

(1)
Includes stock-based compensation expense as discussed in Note 7, Stock-based Compensation and Employee Benefit Plans.

(2)
Non-cash settlement of interest due for intercompany and third-party debt as discussed in Note 5, Debt.

(3)
Cash contribution from Parent to purchase A.H. Harris as discussed in Note 2, Acquisitions. Included in "Net cash contribution from (distribution to) Parent" in the Combined Statements of Cash Flows.

(4)
Cash distribution to Parent under centralized cash management system. Included in "Net cash contribution from (distribution to) Parent" in the Combined Statements of Cash Flows.

        The accompanying fiscal 2018 combined financial statements have been revised to correct for an immaterial $3.7 million error in Foreign currency translation adjustment. Net Contribution from Parent, included in Net Parent Investment, and Foreign currency translation adjustment, included in Accumulated Other Comprehensive Income (Loss), have been increased and decreased by $3.7 million, respectively. In addition, Other comprehensive income-foreign currency translation adjustment and Total Comprehensive Income have been decreased by $3.7 million. The accompanying fiscal 2018 and fiscal 2017 Combined Statements of Cash Flows have also been adjusted to correct a $0.6 million misclassification between Non-cash allocation charges from Parent and Net cash contribution from (distribution to) Parent.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS

Goodwill

        The carrying amount of goodwill by reporting unit included in the Combined Balance Sheets is as follows:

	As of February 2, 2020			As of February 3, 2019

(in millions)	Gross Goodwill	Accumulated Impairments	Net Goodwill	Gross Goodwill	Accumulated Impairments	Net Goodwill

White Cap U.S.	$365.2	$(74.1)	$291.1	$365.8	$(74.1)	$291.7
Contractors' Warehouse	125.1	(30.1)	95.0	125.1	(30.1)	95.0

Total	$490.3	$(104.2)	$386.1	$490.9	$(104.2)	$386.7

        As a result of the A.H. Harris acquisition, the Company recorded $181.9 million of goodwill (provisionally recognizing $182.5 million in fiscal 2018, reduced for final adjustments of $0.6 million in fiscal 2019). This goodwill is reflected in the White Cap U.S. reporting unit. The Company has a third reporting unit, Brafasco, which has no historical goodwill allocated to it.

        Goodwill represents the excess of purchase price over fair value of net assets acquired. The Company does not amortize goodwill, but does assess the recoverability of goodwill on an annual basis during the fourth quarter. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests.

        The Company performed the annual goodwill impairment testing during the fourth quarter of fiscal 2019 (as of November 3, 2019). The Company also uses judgment in assessing whether it needs to test goodwill more frequently for impairment than annually given factors such as unexpected adverse economic conditions, competition, product changes and other events. If the carrying amount of a reporting unit exceeds fair value, a possible impairment would be indicated.

        The Company determines the fair value of its reporting units using a DCF analysis and a market comparable method, with each method being equally weighted in the calculation. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market comparable approach. The cash flows employed in the DCF analyses are based on the Company's most recent long-range forecast and, for years beyond the forecast, the Company's estimates, which are based on estimated exit multiples times the final forecasted year earnings before interest, taxes, depreciation and amortization. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. For the market comparable approach, the Company evaluated comparable company public trading values, using earnings multiples and sales multiples that are used to value the reporting units.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 4—GOODWILL AND INTANGIBLE ASSETS (Continued)

        In accordance with ASC 350, "Intangibles—Goodwill and Other," the Company elected to first assess qualitative factors for the annual goodwill impairment test during the fourth quarter of fiscal 2019, to determine whether it is more likely than not that the fair value of its reporting units were less than their carrying amount. Based on this assessment, the Company determined that it was not necessary to calculate the fair value using the DCF and market comparable method for its reporting units. There was no indication of impairment in either of the Company's reporting units in the annual goodwill impairment tests during fiscal 2019, fiscal 2018, and fiscal 2017.

        The Company's analyses were based, in part, on the expectation of future market conditions, as well as, discount rates that would be used by market participants in an arms-length transaction. Future events could cause the Company to conclude that market conditions have declined to the extent that the Company's goodwill could be impaired.

Intangible Assets

        The Company's intangible assets included in the Combined Balance Sheets consist of the following:

	As of February 2, 2020			As of February 3, 2019

(in millions)	Gross Intangible	Accumulated Amortization	Net Intangible	Gross Intangible	Accumulated Amortization	Net Intangible

Customer relationships	$110.0	$(17.6)	$92.4	$110.0	$(8.4)	$101.6
Trade names	28.0	(14.3)	13.7	28.0	(10.9)	17.1

Total	$138.0	$(31.9)	$106.1	$138.0	$(19.3)	$118.7

        During fiscal 2018, the Company recorded $123.0 million of intangible assets, comprised of $110.0 million in customer relationships and $13.0 million of trade names, as a result of the A.H. Harris acquisition. The customer relationships and trade names will be amortized over 12 years and five years, respectively.

        Amortization expense related to intangible assets was $12.5 million, $11.5 million, and $0.8 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively. Estimated future amortization expense for intangible assets recorded as of February 2, 2020 is $12.5 million, $12.5 million, $12.5 million, $10.1 million, and $9.9 million for fiscal 2020, fiscal 2021, fiscal 2022, fiscal 2023, and fiscal 2024, respectively.

NOTE 5—DEBT

HD Supply Senior Asset Based Lending Facility

        HD Supply, Inc. ("HDS") and, at HDS's option, certain of its subsidiaries including HDS Canada, Inc., are the borrowers under a Senior Asset Based Lending ("ABL") Facility in Canada ("ABL Facility"), which provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $100.0 million (subject to availability under a borrowing base). The ABL borrowing base (amount which can be borrowed, up to the maximum noted) is primarily determined by the qualified inventory and accounts receivable balances on all of the HDS subsidiaries.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 5—DEBT (Continued)

Each of HDS's existing and future direct and indirect wholly-owned domestic subsidiaries guarantees HDS's payment obligations under the ABL Facility.

        White Cap's Canadian operations, Brafasco, is a division within HDS Canada, Inc., and, therefore, is a borrower under HDS's ABL Facility. The entire outstanding balance of the ABL Facility in Canada is reflected in the Combined Balance Sheets with a portion of the interest expense allocated to the Combined Statements of Operations and Comprehensive Income, based on Brafasco's operating income relative to the operating income of the other operating division within HDS Canada, Inc. At HDS's option, the interest rates applicable to the loans under the ABL Facility in Canada are based on either the Banker's Acceptance ("BA") rate plus an applicable margin or the Canadian Prime Rate plus an applicable margin. The margins applicable for each elected interest rate are subject to a pricing grid, as defined in the agreement governing HDS's ABL Facility, based on average excess availability for the previous fiscal quarter. The ABL Facility also contains an unused commitment fee subject to a pricing grid, included in the agreement governing HDS's ABL Facility agreement, based on Excess Availability. The weighted-average interest rate on the outstanding borrowings under the ABL Facility in Canada, excluding the impact of the partial interest allocation, was 3.39% and 3.53% as of February 2, 2020 and February 3, 2019, respectively. As of February 2, 2020 and February 3, 2019, the total outstanding borrowings on the ABL Facility was $45.7 million and $45.8 million, respectively. The ABL Facility matures on April 5, 2022.

Fair Value Measurements

        The fair value measurements and disclosure principles of GAAP (ASC 820, "Fair Value Measurements and Disclosures") define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

  Level 1–Quoted prices (unadjusted) in active markets for identical assets or liabilities;

  Level 2–Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly; and

  Level 3–Unobservable inputs in which little or no market activity exists.

        At both February 2, 2020 and February 3, 2019, the fair value measurement of the ABL Facility, which was not reflected on the Combined Balance Sheets, was $45.6 million. The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the ABL Facility. Management's fair value estimates were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

Intercompany Notes

        On February 3, 2008, White Cap, executed $312.4 million in promissory notes, amended on January 25, 2013, due to Holdings LLC. The promissory notes bore interest at 12.5% per annum. Interest was due quarterly each April 1, July 1, October 1, and January 1 for the prior calendar quarter. The terms of the notes required the payment of interest to be made by offsetting the intercompany balances between the Company and Holdings LLC.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 5—DEBT (Continued)

        For purposes of these combined financial statements, the outstanding principal of the promissory notes and related accrued interest was reflected within Net Parent Investment in Equity. Similarly, the settlement of the accrued interest was reflected as part of the Net distribution to, or contribution from, Parent in the Combined Statements of Equity. The Combined Statements of Operations and Comprehensive Income reflect the historical interest charges related to these notes for the periods prior to the settlement of the notes through a non-cash transaction with Holdings LLC on March 5, 2018.

NOTE 6—INCOME TAXES

        During the periods presented in the combined financial statements, White Cap is included in the consolidated U.S. federal, certain state and local and foreign income tax returns filed by HD Supply, where applicable. White Cap also files certain separate state and local and foreign income tax returns. The income tax provision included in these combined financial statements has been calculated using the separate return basis, as if the White Cap entities filed separate tax returns. It is possible that the Company will make different tax accounting elections and assertions following the separation. Therefore, White Cap's income taxes, as presented in the combined financial statements, may not be indicative of the income taxes that White Cap will generate in the future.

        The components of Income before Provision for Income Taxes are as follows:

	Fiscal Year Ended

(in millions)	February 2, 2020	February 3, 2019	January 28, 2018

United States	$239.9	$227.4	$127.0
Foreign	8.4	9.1	7.4

Total	$248.3	$236.5	$134.4

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

        The Provision for Income Taxes consisted of the following:

	Fiscal Year Ended

(in millions)	February 2, 2020	February 3, 2019	January 28, 2018

Current:
Federal	$42.9	$45.5	$37.5
State	10.9	12.4	4.5
Foreign	1.3	1.8	1.4

	55.1	59.7	43.4
Deferred:
Federal	10.0	4.1	—
State	2.1	(1.0)	1.2
Foreign	0.2	—	(0.3)

	12.3	3.1	0.9

Total	$67.4	$62.8	$44.3

        The Company's combined federal, state, and foreign effective tax rate for continuing operations for fiscal 2019, fiscal 2018, and fiscal 2017 was approximately 27.1%, 26.6%, and 33.0%, respectively.

        The Company's effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits.

        On December 22, 2017, the Tax Cuts and Jobs Act of 2017 ("TCJA") was signed into law making significant changes to the Internal Revenue Code of 1986, as amended (the "Code"). The changes include, but are not limited to, a federal statutory rate reduction from 35% to 21%, the elimination of U.S. federal alternative minimum tax, the transition of U.S. international taxation from a worldwide tax system to a territorial system and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings.

        As a result of the TCJA's effective date for the change in tax rate of January 1, 2018, the Company's federal statutory rate for fiscal 2017 was 33.9%. The TCJA requires the Company, and other fiscal year taxpayers, to compute a blended statutory tax rate based on the ratio of the number of fiscal year days in calendar year 2017 at the 35% statutory rate versus the number of fiscal year days in calendar year 2018 at the new 21% statutory rate.

        The Company's deferred tax assets and liabilities are measured at the enacted tax rate expected to apply when these temporary items are expected to be realized or settled. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the TCJA, in fiscal 2017 the Company re-measured its U.S. deferred tax assets and liabilities and recognized a non-cash $6.5 million tax benefit.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

        The reconciliation of the provision for income taxes from continuing operations at the federal statutory rate of 21% to the actual tax provision for fiscal 2019 and fiscal 2018 and the federal statutory rate of 33.9% to the actual tax provision for fiscal 2017 is as follows:

	Fiscal Year Ended

(in millions)	February 2, 2020	February 3, 2019	January 28, 2018

Income taxes at federal statutory rate	$52.1	$49.7	$45.6
State income taxes, net of federal income tax benefit	12.8	11.4	5.7
Foreign rate differential	—	—	(0.5)
Tax Cuts and Jobs Act of 2017	—	—	(6.4)
Excess Tax Benefits Related to Share-Based Compensation(1)	(0.5)	(0.7)	(0.8)
Global Intangible Low-Taxed Income	0.1	1.6	—
Other, net	2.9	0.8	0.7

Total provision	$67.4	$62.8	$44.3

(1)
The adoption of ASU 2016-09, "Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting" in fiscal 2017 requires excess tax benefits from share-based awards activity to be reflected as a reduction of the provision for income taxes, whereas they were previously recognized in Stockholders' Equity.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 2, 2020 and February 3, 2019 were as follows:

(in millions)	February 2, 2020	February 3, 2019

Deferred Tax Assets:
Accrued compensation	$2.9	$2.9
Accrued self-insurance liabilities	4.1	3.9
Other accrued liabilities	3.7	4.8
Restructuring liabilities	0.3	0.6
Software costs	—	0.3
Net operating loss	—	1.7
Allowance for doubtful accounts	2.0	2.2
Inventory	14.0	13.4
Lease liabilities	64.8	—
Tax credit carryforward	2.8	3.0
Valuation allowance	(1.8)	(1.8)

Noncurrent deferred tax assets	92.8	31.0
Deferred Tax Liabilities:
Software costs	$(1.4)	$—
Fixed assets	(6.6)	(0.4)
Intangible assets	(56.0)	(53.3)
Operating lease right-of-use assets	(64.0)	—

Noncurrent deferred tax liabilities	(128.0)	(53.7)

Deferred tax liabilities, net	$(35.2)	$(22.7)

        During fiscal 2018, the Company completed the evaluation of its indefinite reinvestment assertion as a result of the TCJA and has asserted that its Canadian earnings are permanently reinvested until such time that the Canadian borrowings under the ABL Facility, which was initially drawn on during fiscal 2016, are paid off. No provision for U.S. federal and state income taxes or foreign withholding taxes has been made in the Company's current year combined financial statements for those non-U.S. subsidiaries whose earnings are considered to be permanently reinvested.

        As of February 2, 2020 and February 3, 2019, the Company had tax-effected U.S. federal net operating loss carryforwards of zero and $1.5 million, respectively, which have an indefinite carryforward period. As of February 2, 2020 and February 3, 2019, the Company also had zero and $0.2 million of tax effected state net operating loss carryforwards, respectively. As of February 2, 2020 and February 3, 2019, the Company also had $2.8 million and $3.0 million of tax-effected state tax credits, respectively, which expire in various years between fiscal 2023 and fiscal 2027.

Accounting for uncertain tax positions

        The Company follows the GAAP guidance for uncertain tax positions within ASC 740, Income Taxes. ASC 740 requires application of a "more likely than not" threshold to the recognition and de-recognition of tax positions. It further requires that a change in judgment related to prior years' tax

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 6—INCOME TAXES (Continued)

positions be recognized in the quarter of such change. The ending amount of unrecognized tax benefits as of both February 2, 2020 and February 3, 2019 was zero. There were no gross increases for tax positions in the current or prior periods for both years.

        The resolution of the unrecognized tax benefits could affect the annual effective income tax rate.

        The Company did not change its accrual for net interest and penalties related to unrecognized tax benefits in fiscal 2019 or fiscal 2018. The Company's ending net accrual for interest and penalties related to unrecognized tax benefits at fiscal 2019 and fiscal 2018, was zero for both periods, respectively. The Company's accounting policy is to classify interest and penalties as components of income tax expense. Accrued interest and penalties from unrecognized tax benefits are included as a component of other liabilities on the Combined Balance Sheets.

        The Company's legal entities generally file their U.S. federal income taxes as a member of the HDS U.S. federal consolidated income tax return. The Company is subject to audits and examinations of its tax returns by tax authorities in various jurisdictions, including the Internal Revenue Service. Management regularly assesses the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of provisions for income taxes.

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS

Stock-Based Compensation Plans

        The HD Supply Holdings, Inc. Employee Stock Purchase Plan (the "ESPP") permits HD Supply's eligible associates to purchase HD Supply common stock at a discount on the closing stock price at the end of each offering period. Effective July 1, 2019, the ESPP was amended to increase the discount from 5% to 15%. There are two six-month offering periods during a calendar year beginning each January and July. During fiscal 2019, fiscal 2018, and fiscal 2017, eligible White Cap associates purchased 63,562 shares, 46,502 shares, and 50,617 shares, respectively, under the ESPP. In accordance with ASC 718, the Company recognized stock-based compensation expense for the 15% discount, but not the 5% discount, as it is considered de minimis. During fiscal 2019, the Company recognized $0.3 million in stock-based compensation expense related to the ESPP. As of February 2, 2020, approximately 2.1 million registered shares were available for issuance under the ESPP.

        The Plan provides for stock-based awards to employees, consultants and directors, including stock options, stock purchase rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance units, stock appreciation rights, dividend equivalents and other stock-based awards. The Plan is an amendment and restatement of the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan, which replaced and succeeded the Stock Incentive Plan, and, from and after June 26, 2013, no further awards may be made under the Stock Incentive Plan. As of February 2, 2020, approximately 12.5 million registered shares were available for issuance under the Plan. The ratio at which awards are counted against the Plan's authorized share pool is 2.30 to 1 for full value awards and 1 to 1 for option awards, and any shares returned to the pool are returned at the same ratio.

Stock Options

        Under the terms of the Plan and the Stock Incentive Plan (collectively, the "HDS Plans"), non-qualified stock options are to carry exercise prices at, or above, the fair market value of HD Supply's stock on the date of the grant.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

        The non-qualified stock options under the HDS Plans generally vest at the rate of 25% per year commencing on the first anniversary date of the grant or 100% on the third anniversary of the grant and expire on the tenth anniversary date of the grant. Additionally, non-qualified stock options may become non-forfeitable upon the associate reaching age 62, provided the associate has had five years of continuous service. Option exercises occur between the employee and HD Supply; the Company does not receive any cash proceeds from option exercises.

        A summary of option activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Option Price

Outstanding at January 29, 2017	538	$19.75

Granted	154	42.33
Exercised	(54)	19.39
Canceled	(34)	36.44
Transferred(1)	2	34.34

Outstanding at January 28, 2018	606	$24.61

Granted	199	37.27
Exercised	(126)	18.00
Canceled	(9)	36.79
Transferred(1)	4	36.10

Outstanding at February 3, 2019	674	$29.50

Granted	189	43.09
Exercised	(100)	18.75
Canceled	(27)	39.54

Outstanding at February 2, 2020	736	$34.09

(1)
Represents awards for employees who transferred to or from another HD Supply subsidiary.

        The total intrinsic value of options exercised was approximately $2.5 million, $3.3 million, and $0.9 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively. As of February 2, 2020, there were approximately 736 thousand stock options outstanding with a weighted average remaining life of 6.8 years and an aggregate intrinsic value of approximately $5.7 million. As of February 2, 2020, there were approximately 308 thousand options exercisable with a weighted average exercise price of $26.57, a weighted average remaining life of 5.1 years and an aggregate intrinsic value of approximately $4.5 million. As of February 2, 2020, there were approximately 724 thousand options vested or expected to ultimately vest with a weighted average exercise price of $33.98, a weighted average remaining life of 6.8 years, and an aggregate intrinsic value of approximately $5.6 million.

        The estimated fair value of the options when granted is amortized to expense over the options' vesting or required service period. The fair value for these options was estimated by management, after considering a third-party valuation specialist's assessment, at the date of grant based on the expected

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

life of the option and historical exercise experience, using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Fiscal Year Ended

	February 2, 2020	February 3, 2019	January 28, 2018

Risk-free interest rate	2.51%	2.74%	2.08%
Dividend yield	0%	0%	0%
Expected volatility factor	26.4%	29.1%	29.8%
Expected option life in years	6.25	6.25	6.25

        The risk-free interest rate was determined based on an analysis of U.S. Department of the Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of HD Supply's competitors over the expected life of the HD Supply options. These competitors' volatilities were weighted by the respective HD Supply segment against which they compete, resulting in an overall industry-based volatility for HD Supply and then adjusted to reflect the leverage of HD Supply. As insufficient data exists to determine the historical life of options issued under the HDS Plans, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of HD Supply would exceed the exercise price of the option. The weighted-average fair value of each option granted during fiscal 2019, fiscal 2018, and fiscal 2017 was $13.74, $12.94, and $14.30, respectively. The Company recognized $2.1 million, $1.5 million, and $1.0 million of stock-based compensation expense related to stock options during fiscal 2019, fiscal 2018, and fiscal 2017, respectively. As of February 2, 2020, the unamortized compensation expense related to stock options was $3.8 million, which is expected to be recognized over a weighted-average period of 2.0 years.

Restricted Stock, Restricted Stock Units, and Performance Awards

        Restricted stock awards ("RSAs") and restricted stock unit awards ("RSUs") granted under the Plan are settled by issuing shares of common stock. Generally, the RSAs and RSUs granted to employees vest on a pro rata basis on each of the first four or five anniversaries of the grant, except in the case of death or disability, in which case the RSAs and RSUs vest as of the date of the event. The grant date fair value of the RSAs and RSUs is expensed over the vesting period. The shares represented by RSAs are considered outstanding at the grant date, as the recipients are entitled to dividends and voting rights, which are subject to the same restrictions (including the risk of forfeiture) as the RSAs. Additionally, RSAs and RSUs may become non-forfeitable upon the associate reaching age 62, provided the associate has had five years of continuous service.

        The Company also granted performance awards ("PAs") under the Plan, the payout of which is dependent on the Company's performance against target Cumulative Adjusted Earnings Per Share and Cumulative Free Cash Flow (as defined in the award agreements) over a three-year performance cycle. The payout ranges from zero to 200% of original award. The grant date fair value of the PAs is expensed over the vesting period. Additionally, certain awards may continue to vest subject only to performance upon the associate's retirement after attainment of age 62, provided the associate has had five years of continuous service.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

        A summary of RSA, RSU, and PA activity pertaining to employees of the Company that participated in the HDS Plans is presented below (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value

Outstanding at January 29, 2017	304	$26.96

Granted	108	42.42
Restrictions lapsed	(114)	26.60
Canceled	(32)	28.71
Transferred(1)	3	20.58

Outstanding at January 28, 2018	269	$33.18

Granted	147	36.95
Restrictions lapsed	(135)	31.20
Canceled	(4)	34.61
Transferred(1)	6	35.55

Outstanding at February 3, 2019	283	$36.12

Granted	137	43.14
Restrictions lapsed	(136)	35.42
Canceled	(17)	39.02

Outstanding at February 2, 2020	267	$39.90

(1)
Represents awards for employees who transferred to or from another HD Supply subsidiary.

        The total fair value of RSAs, RSUs, and PAs vested during the year was $4.8 million, $4.3 million, and $3.1 million for fiscal 2019, fiscal 2018, and fiscal 2017, respectively. The Company recognized $4.8 million, $4.9 million, and $4.1 million of stock-based compensation expense related to RSAs, RSUs, and PAs during fiscal 2019, fiscal 2018, and fiscal 2017, respectively. As of February 2, 2020, the unamortized compensation expense related to RSAs, RSUs, and PAs was $6.1 million, which is expected to be recognized over a weighted-average period of 1.6 years.

Employee Benefit Plans

        HD Supply offers a comprehensive Health & Welfare Benefits Program which allows employees who satisfy certain eligibility requirements to choose among different levels and types of coverage. The Health & Welfare Benefits Program provides employees healthcare coverage in which the employer and employee share costs. In addition, it offers employees the opportunity to participate in various voluntary coverages, including flexible spending accounts and health savings accounts.

        HD Supply maintains a 401(k) defined contribution plan that is qualified under Sections 401(a) and 501(a) of the Code. Employees of the Company who satisfy the plan's eligibility requirements may elect to contribute a portion of their compensation to the plan on a pre-tax basis. HD Supply matches a percentage of the employees' contributions to the plan. Prior to January 1, 2019, a fixed matching

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 7—STOCK-BASED COMPENSATION AND EMPLOYEE BENEFIT PLANS (Continued)

contribution was made each pay period and an additional discretionary matching contribution was made for the plan after fiscal year end based on HD Supply's financial results. Effective January 1, 2019, an increased fixed matching contribution is made each pay period and the discretionary match was eliminated. The matching contributions paid in fiscal 2019 include the discretionary matching contribution made for the 2018 plan year and the fixed pay period matching contributions for the 2019 plan year. White Cap paid matching contributions of $11.5 million, $7.3 million, and $5.9 million during fiscal 2019, fiscal 2018, and fiscal 2017, respectively.

NOTE 8—SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION

Receivables

        Receivables as of February 2, 2020 and February 3, 2019 consisted of the following:

(in millions)	February 2, 2020	February 3, 2019

Trade receivables, net of allowance for doubtful accounts	$349.2	$345.8
Vendor rebate receivables	41.7	35.6
Other receivables	2.0	3.5

Total receivables, net	$392.9	$384.9

Property and Equipment

        Property and equipment as of February 2, 2020 and February 3, 2019 consisted of the following:

(in millions)	February 2, 2020	February 3, 2019

Land	$1.1	$1.1
Buildings and improvements	100.9	90.3
Transportation equipment	61.6	53.7
Furniture, fixtures and equipment	149.6	121.9
Capitalized software	41.0	34.7
Construction in progress	4.5	15.1

Property & equipment	358.7	316.8
Less accumulated depreciation & amortization	(238.5)	(204.4)

Property and equipment, net	$120.2	$112.4

        Depreciation expense for property and equipment was $26.7 million, $24.4 million, and $22.5 million in fiscal 2019, fiscal 2018, and fiscal 2017, respectively.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 8—SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION (Continued)

Other Current Liabilities

        Other current liabilities as of February 2, 2020 and February 3, 2019 consisted of the following:

(in millions)	February 2, 2020	February 3, 2019

Accrued non-income taxes	$18.2	$18.1
Other accrued expenses	35.6	44.5

Total other current liabilities	$53.8	$62.6

Other Liabilities

        Other liabilities as of February 2, 2020 and February 3, 2019 consisted of the following:

(in millions)	February 2, 2020	February 3, 2019

Self-insurance reserves	$12.1	$11.7
Other	1.3	1.2

Total other liabilities	$13.4	$12.9

NOTE 9—RESTRUCTURING AND SEPARATION ACTIVITIES

Restructuring & Separation

        On September 24, 2019, HD Supply announced its intention to separate into two public companies, HD Supply Facilities Maintenance and White Cap. The transaction is expected to be tax-free to HD Supply stockholders for U.S. tax purposes. The separation is expected to be completed before the end of fiscal 2020. To begin the establishment of two separate standalone businesses, the Company made personnel changes and began assessing the separation process, resulting in the recognition of approximately $0.2 million in restructuring and separation charges for fiscal 2019. These charges were primarily related to professional fees incurred to execute the separation, and to a lesser extent, severance and other employee-related costs. The Company is in the early stages of estimating total costs for the separation of the businesses. As of February 2, 2020, remaining unpaid costs associated with these activities are immaterial.

Fiscal 2017 Plan

        During fiscal 2017, the Company initiated a restructuring plan that included reducing workforce personnel, realigning talent, and closing a White Cap U.S. branch. As a result, the Company recognized $0.6 million of restructuring charges in fiscal 2017. As of February 2, 2020, the Company has paid all costs associated with this plan. The Company did not incur any additional restructuring charges associated with this plan during fiscal 2019 or fiscal 2018.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 10—LEASES

        The Company adopted ASU No. 2016-02, "Leases (Topic 842)," and its related amendments (collectively, "ASC 842") on February 4, 2019 (the first day of fiscal 2019) using the cumulative adjustment transition method. The standard requires lessees to recognize a ROU asset and lease liability for all leases.

        At adoption of ASC 842, the Company recognized ROU assets for operating leases of approximately $231.9 million and operating lease liabilities of approximately $233.7 million, the difference attributable to the reclassification of prepaid rent and accrued rent balances outstanding at adoption into the ROU assets and the cumulative adjustment recorded to the opening balance of retained earnings. The cumulative adjustment, net of tax, recorded to the opening balance of retained earnings was immaterial. The Company's finance leases are not material. The adoption of ASC 842 did not have a material impact on the Combined Statements of Income and Comprehensive Income or Combined Statements of Cash Flows. The Company's combined financial statements for fiscal 2019 are presented under ASC 842, while comparative periods presented have not been adjusted and continue to be reported in accordance with the previous standard, ASC 840, "Leases."

        The Company elected the package of practical expedients for existing contracts permitted under the transition guidance within ASC 842, which includes not reassessing lease classification of existing leases, the historical assessment of whether contracts are or contain leases, and the determination of initial direct costs. The Company did not elect the hindsight practical expedient.

Lease Accounting Policies and Disclosures

        The Company determines if an agreement is, or contains, a lease upon inception. An agreement is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The right to control the use of an asset includes the right to obtain substantially all of the economic benefits of the underlying asset and the right to direct how and for what purpose the asset is used.

        The Company has operating leases for distribution centers, warehouses, office space, and transportation vehicles. The Company has an immaterial amount of financing leases for other equipment. Certain leases for real estate contain options to extend or terminate the lease. Determining the lease term and amount of lease payments to include in the calculation of the ROU asset and lease liability for leases containing options requires the use of judgment to determine whether the exercise of an option is reasonably certain, and if the option period and payments should be included in the calculation of the associated ROU asset and lease liability. In making this determination, the Company considers all relevant economic factors that would compel the Company to exercise or not exercise an option.

        Many of the Company's real estate leases contain charges for common area maintenance or other miscellaneous expenses that are updated based on landlord estimates. The Company determined these charges are variable non-lease components and did not elect the practical expedient to combine with lease components. Additionally, many of the Company's transportation equipment leases require additional payments based on the underlying usage of the assets. Certain lease agreements include rental payments adjusted annually based on changes in an inflation index. Due to the variable nature of these costs, the cash flows associated with these charges are expensed as incurred and not included in the lease payments used to determine the ROU asset and associated lease liability.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 10—LEASES (Continued)

        ROU assets and associated lease liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. The Company's leases generally do not provide a readily determinable implicit borrowing rate. As such, the discount rate used to calculate present value is the Company's collateralized incremental borrowing rate. The collateralized incremental borrowing rate for each lease varies in accordance with the lease term. Lease expense is recognized on a straight-line basis over the lease term.

        The following components of lease expense are included in Selling, general, and administrative expenses on the Combined Statement of Operations and Comprehensive Income:

Fiscal Year Ended

(in millions)	February 2, 2020

Operating Lease Cost	$74.4
Short-term Lease Cost	2.8
Variable Lease Cost	2.9

Total Lease Cost	$80.1

        Lease costs associated with finance leases are not material.

        As of February 2, 2020, the weighted average remaining lease term for operating leases is 4.60 years and the weighted average discount rate is 4.33%.

        During the year ended February 2, 2020, the Company's cash flows from operating activities included $74.5 million of cash payments for amounts included in the measurement of operating lease liabilities. During the year ended February 2, 2020, the Company obtained ROU assets of $74.4 million in exchange for operating lease liabilities.

        As of February 2, 2020, maturities of operating lease liabilities were as follows (amounts in millions):

	Fiscal Year

(in millions)	2020	2021	2022	2023	2024	Thereafter	Total

Operating Lease Payments	$66.4	65.9	51.8	38.4	26.4	23.6	$272.5
Less imputed interest							(26.6)

Total Discounted Lease Liability							$245.9

Disclosure related to periods prior to adoption of ASC 842:

        Rental expense under operating leases was $75.9 million and $60.3 million in fiscal 2018 and fiscal 2017, respectively.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 10—LEASES (Continued)

        Future minimum aggregate rental payments under non-cancelable operating leases as of February 3, 2019 are as follows:

	Fiscal Year

(in millions)	2019	2020	2021	2022	2023	Thereafter	Total

Operating Leases	$70.0	55.2	48.8	36.5	24.6	28.7	$263.8

NOTE 11—COMMITMENTS AND CONTINGENCIES

Encumbered Assets

        Substantially all of the Company's assets serve as collateral for HDS's secured credit facilities. The Company is a guarantor of HDS's secured credit facilities and long-term notes.

Purchase Obligations

        As of February 2, 2020, White Cap has agreements in place with various vendors to purchase goods and services, primarily inventory, in the aggregate amount of $36.8 million. These purchase obligations are generally cancelable, but the Company has no intent to cancel. Payment for the entire $36.8 million is due during fiscal 2020 for these obligations. The Company has IT service contracts that extend through fiscal 2022.

Legal Matters

        The Company is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, "Contingencies." In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company's combined financial condition, results of operations or cash flows. For all other matters management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the combined financial position, results of operations or cash flows of the Company if disposed of unfavorably. For material matters with loss contingencies that are reasonably possible and reasonably estimable, including matters with loss contingencies that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that the Company has accrued for, management has estimated the aggregate range of potential loss as $0 million to $5 million. If a material loss is probable or reasonably possible, and in either case estimable, the Company has considered it in the analysis and it is included in the discussion set forth above.

NOTE 12—REVENUE

        The Company's revenues are earned from contracts with customers. Contracts include written agreements, as well as arrangements that are implied by customary practices or law.

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 12—REVENUE (Continued)

Nature of Products and Services

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets.

Disaggregation of Revenue

        The Company elected to disaggregate its revenue by its end markets: Non-Residential Construction, Residential Construction, and Other. The Company believes this disaggregation appropriately meets the objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

        The table below represents the Company's disaggregated revenue, with intercompany eliminations included in Other:

(in millions)	February 2, 2020	February 3, 2019	January 28, 2018

Non-Residential Construction	$2,079.9	$2,029.0	$1,477.3
Residential Construction	746.6	748.3	642.6
Other	192.9	183.9	156.5

Total Net Sales	$3,019.4	$2,961.2	$2,276.4

        The table below represents the Company's Net sales by product category, with intercompany eliminations included in Other:

	Fiscal Year Ended
(in millions)	February 2, 2020	February 3, 2019	January 28, 2018
Concrete Accessories and Chemicals	$619.7	$594.8	$449.0
Engineered Materials and Fastening Systems	546.3	551.9	463.2
Steel Products	426.0	407.8	254.8
Tools and Equipment	409.1	402.0	364.3
Building Envelope	364.3	333.8	183.5
Safety and Consumables	270.5	255.9	224.5
Wood Products	139.2	152.0	124.0
Other	244.3	263.0	213.1

Total Net Sales	$3,019.4	$2,961.2	$2,276.4

Contract Balances

        The timing of satisfaction of identified performance obligations may differ from the timing of invoicing to customers, which may result in the recognition of a contract asset or liability. The Company records a contract asset when it recognizes revenue prior to invoicing, or a contract liability when revenue is recognized subsequent to invoicing. Contract assets are reclassified as accounts

White Cap

Notes to Combined Financial Statements (Continued)

NOTE 12—REVENUE (Continued)

receivable upon invoicing and contract liabilities are relieved upon recognition of revenue. As of February 2, 2020 and February 3, 2019, the Company's contract assets and contract liabilities, which are included in Other Current Assets and Other Current Liabilities, respectively, within the Combined Balance Sheets, are not material.

        Payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 45 days. As such, in instances where the timing of revenue recognition differs from the timing of invoicing, the Company has concluded that its contracts with customers do not include a significant financing component because customer payments for goods and services are received in less than one year. All remaining performance obligations as of February 2, 2020 are not material.

NOTE 13—SUBSEQUENT EVENT

        Management has evaluated events or transactions that have occurred since February 2, 2020 that would merit recognition or disclosure in the financial statements. This evaluation was completed through July 17, 2020, the date of issuance of the financial statements.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Amounts in millions)

Accounts Receivable Allowance for Doubtful Accounts:

	Balance at Beginning of Period	Acquisition or Disposition of Business Adjustment	Charges to Expense / (Income)	Doubtful Accounts Written Off, Net	Other Adjustments	Balance at End of Period
Fiscal Year ended:
January 28, 2018	$5.0	$—	$4.2	$(1.7)	$—	$7.5
February 3, 2019	7.5	2.4	5.8	(4.8)	—	10.9
February 2, 2020	10.9	—	4.1	(3.3)	—	11.7

White Cap

Combined Statements of Operations and Comprehensive Income

(unaudited) (in millions)

	Three Months Ended
	May 3, 2020	May 5, 2019
Net sales	$713.3	$721.2
Cost of sales	460.4	470.7

Gross Profit	252.9	250.5
Operating expenses:
Selling, general and administrative	195.7	186.3
Depreciation and amortization	12.3	12.6
Restructuring and separation	0.6	—

Total operating expenses	208.6	198.9
Operating Income	44.3	51.6
Interest expense	0.3	0.3

Income Before Provision for Income Taxes	44.0	51.3
Provision for income taxes	11.9	13.0

Net Income	$32.1	$38.3

Other comprehensive income—foreign currency translation adjustment	(2.6)	(0.7)

Total Comprehensive Income	$29.5	$37.6

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Balance Sheets

(unaudited) (in millions)

	May 3, 2020	February 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$16.5	$16.2
Receivables, less allowance for credit losses of $12.6 and $11.7	373.2	392.9
Inventories	375.8	344.3
Other current assets	9.9	11.5

Total current assets	775.4	764.9

Property and equipment, net	115.3	120.2
Goodwill	386.1	386.1
Intangible assets, net	103.0	106.1
Operating lease right-of-use assets	231.3	242.8
Deferred tax assets	1.1	1.1
Other assets	4.8	2.8

Total assets	$1,617.0	$1,624.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$219.0	$195.2
Accrued compensation and benefits	31.3	33.0
Current lease liabilities	64.1	58.3
Trade payables to affiliates	0.3	0.1
Other current liabilities	52.9	53.8

Total current liabilities	367.6	340.4

Long-term debt, excluding current installments	51.3	45.7
Long-term lease liabilities	171.0	187.6
Deferred tax liabilities	36.2	36.3
Other liabilities	15.6	13.4

Total liabilities	641.7	623.4

Equity:
Net Parent Investment	985.1	1,007.8
Accumulated other comprehensive loss	(9.8)	(7.2)

Total equity	975.3	1,000.6

Total liabilities and equity	$1,617.0	$1,624.0

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Equity

(unaudited) (in millions)

	Three Months Ended
	May 3, 2020	May 5, 2019
Net Parent Investment
Beginning Balance	$1,007.8	$1,037.2
Net income	32.1	38.3
Net Distribution to Parent	(54.8)	(53.0)

Ending Balance	$985.1	$1,022.5

Accumulated Other Comprehensive Income (Loss)(1)
Beginning Balance	$(7.2)	$(6.9)
Foreign currency translation adjustment	(2.6)	(0.7)

Ending Balance	(9.8)	(7.6)

Total Equity	$975.3	$1,014.9

(1)
Accumulated Other Comprehensive Income (Loss) is comprised of cumulative foreign currency translation adjustments, net.

The accompanying notes are an integral part of these combined financial statements.

White Cap

Combined Statements of Cash Flows

(unaudited) (in millions)

	Three Months Ended
	May 3, 2020	May 5, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32.1	$38.3
Reconciliation of net income to net cash provided by (used in) operating activities:
Provision for credit losses	3.2	1.6
Depreciation and amortization	14.5	14.7
Stock-based compensation expense	1.8	1.8
Deferred income taxes	(0.1)	1.7
Non-cash interest expense from Parent	0.3	0.3
Non-cash allocation charges from Parent	10.2	8.7
(Gain) loss on sale of property and equipment	—	0.3
Impairment of right-of-use lease assets	—	0.2
Changes in assets and liabilities:
(Increase) decrease in receivables	15.5	(26.7)
(Increase) decrease in inventories	(32.5)	(24.7)
(Increase) decrease in other current assets	1.6	0.6
(Increase) decrease in other assets	(1.9)	—
Increase (decrease) in accounts payable	24.4	60.4
Change in net receivables from / payables to affiliates	0.2	—
Increase (decrease) in accrued liabilities	0.6	(6.8)
Increase (decrease) in other long-term liabilities	—	—

Net cash provided by (used in) operating activities	69.9	70.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5.0)	(9.4)

Net cash provided by (used in) investing activities	(5.0)	(9.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash contribution from (distribution to) Parent	(73.1)	(67.1)
Borrowings on long-term revolver debt	15.2	9.7
Repayments on long-term revolver debt	(6.7)	(3.4)

Net cash (provided by) used in financing activities	(64.6)	(60.8)

Increase (decrease) in cash and cash equivalents	$0.3	$0.2
Cash and cash equivalents at beginning of period	16.2	16.7

Cash and cash equivalents at end of period	$16.5	$16.9

The accompanying notes are an integral part of these combined financial statements.

White Cap

Notes to Combined Financial Statements

(unaudited)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The accompanying combined financial statements present the results of operations, financial position and cash flows of the Construction & Industrial business of HD Supply Holdings, Inc. (the "Company," or "White Cap").

        On September 24, 2019, HD Supply Holdings, Inc. ("HD Supply" or "Parent") announced its intention to separate into two public companies, HD Supply Facilities Maintenance and White Cap. The transaction is expected to be tax-free to HD Supply stockholders for United States ("U.S.") tax purposes. The separation is expected to be completed before the end of the fiscal year ending January 31, 2021 ("fiscal 2020").

Nature of Business

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets. Non-residential, residential and other markets accounted for approximately 69%, 25% and 6% of our fiscal 2019 Net sales, respectively, with "other markets" including sales in Canada and sales to other non-contractor customers.

        Our portfolio of products and services include concrete accessories and chemicals, engineered materials and fastening systems, steel products, tools and equipment, building envelope, safety and consumables, and wood products. We operate 269 customer-facing locations in 39 U.S. states and six Canadian provinces. Our products and services span the entire lifecycle of a project from excavation to project completion, and maintenance and repair. We utilize various brands in our business, including White Cap, Brafasco, and Contractors' Warehouse.

        In accordance with accounting principles generally accepted in the U.S. ("GAAP"), the Company reports one reportable segment.

Basis of Presentation

        The Company has historically operated as part of HD Supply and not as a stand-alone entity. White Cap's combined financial statements present the results of operations, financial position and cash flows prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of HD Supply. All revenues and costs as well as assets and liabilities that are either legally attributable to the Company or directly associated with its business activities are included in the Company's combined financial statements. Intercompany transactions, profits and balances between the Company's combined entities have been eliminated. The operations comprising White Cap are in various legal entities and divisions, which have no direct ownership relationship. Accordingly, Parent equity is shown in lieu of stockholders' equity in the combined financial statements. The Company's combined financial statements have been prepared in accordance with GAAP.

        The preparation of these combined financial statements includes the use of historical allocation accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company, have been identified and allocated as appropriate to reflect the financial results of the Company for the periods presented. Assets reflected in the Company's Combined Balance Sheets include items such as rebate receivables; liabilities include items such as employee benefit accruals and insurance accruals; expenses, reflected in

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the Company's Combined Statement of Operations and Comprehensive Income, include services for items such as human resources, tax, accounting, information technology ("IT"), legal, internal audit, operations and treasury. Allocations utilized to determine the amounts reflected in the combined financial statements were based on specific identification where practicable. In instances where specific identification was deemed not practicable, allocations were based on allocation-specific, appropriate metrics including, but not limited to, revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA"), branch square footage and employee count. Management believes the methodology applied in the allocation of these costs is reasonable and such methodologies were consistently applied across periods presented herein.

        These combined financial statements may not necessarily be indicative of the cost structure or results of operations that would have existed if the Company operated as a stand-alone, independent business. Actual costs that would have been incurred if the Company had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas including IT and infrastructure. Further, a change in the Parent's size and cost structure may result in additional or fewer expenses.

        In management's opinion, the unaudited combined financial information for the interim periods presented includes all adjustments necessary for a fair statement of the results of operations, financial position, and cash flows. All adjustments are of a normal recurring nature unless otherwise disclosed. Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim combined financial statements may not be the same as those for the full year. For a more complete discussion of the Company's significant accounting policies and other information, you should read these interim combined financial statements in conjunction with the Company's audited annual combined financial statements for the year ended February 2, 2020, which includes all disclosures required by GAAP.

Fiscal Year

        White Cap's fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal 2020 and the fiscal year ended February 2, 2020 ("fiscal 2019") both include 52 weeks. The three months ended May 3, 2020 ("first quarter 2020") and May 5, 2019 ("first quarter 2019") both include 13 weeks.

Estimates

        Management has made a number of estimates and assumptions relating to the reporting of certain assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing the elements of these combined financial statements in conformity with GAAP. Actual results could differ from these estimates. Also, as discussed under Basis of Presentation, these combined financial statements include allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if the Company had been operated as a separate entity or the future results of the Company.

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 1—NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Self-Insurance

        HD Supply has a high deductible insurance program for most losses related to general liability, product liability, environmental liability, automobile liability, and workers' compensation, and is self-insured for medical claims and certain legal claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability in the balance sheet. HD Supply's self-insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using loss development factors and actuarial assumptions followed in the insurance industry and historical loss development experience. These self-insurance programs have been allocated to White Cap using reasonable methodologies such as sales, payroll and headcount information. At May 3, 2020 and February 2, 2020, the Company's self-insurance liabilities totaled $23.9 million and $22.0 million, respectively.

NOTE 2—RELATED PARTIES

        HD Supply subsidiaries—The Company entered into transactions with other HD Supply subsidiaries for the sale of inventory during the combined financial statement periods presented. Sales to other HD Supply subsidiaries were immaterial during both first quarter 2020 and first quarter 2019. Purchases from other HD Supply subsidiaries were approximately $0.6 million and $0.7 million in first quarter 2020 and first quarter 2019, respectively. Sales with other HD Supply subsidiaries are generally recorded at cost plus five percent. These amounts are reported in Net sales and Cost of sales, as the inventory is relieved through sales, in the Combined Statements of Operations and Comprehensive Income.

        Amounts due to other HD Supply subsidiaries related to trade transactions were approximately $0.3 million at May 3, 2020 and $0.1 million at February 2, 2020. Amounts due from other HD Supply subsidiaries were immaterial at both May 3, 2020 and February 2, 2020. Such amounts are included in the Combined Balance Sheets as payables to and receivables from affiliates, respectively.

        HD Supply—The Company has significant intercompany transactions with HD Supply as a result of HD Supply's centralized approach to managing the cash and the financing of the Company's business. Under HD Supply's centralized cash management system, cash requirements of the Company are provided directly by HD Supply, and cash generated by the operations of the Company are remitted directly to HD Supply on a continuous basis. The resulting receivables and payables are then immediately contributed from, or distributed to, HD Supply and reflected as changes to Net Parent Investment in Equity.

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 2—RELATED PARTIES (Continued)

        The change to Net Parent Investment in Equity was comprised of the following:

	Three Months Ended
(in millions)	May 3, 2020	May 5, 2019
Parent administrative expense allocation, non-cash(1)	$14.2	$12.8
Fixed asset transfers, non-cash	(0.5)	(0.5)
Settlement of interest expense, third-party, non-cash(2)	0.3	0.3
Cash distribution to Parent(3)	(73.1)	(67.1)
Foreign currency impact, non-cash	4.3	1.5

Net (distribution to) contribution from Parent	$(54.8)	$(53.0)

(1)
Includes stock-based compensation expense.

(2)
Non-cash settlement of interest due for third-party debt as discussed in Note 3, Debt.

(3)
Cash distribution to Parent under centralized cash management system. Included in "Net cash contribution from (distribution to) Parent" in the Combined Statements of Cash Flows.

NOTE 3—DEBT

HD Supply Senior Asset Based Lending Facility

        HD Supply, Inc. ("HDS") and, at HDS's option, certain of its subsidiaries including HDS Canada, Inc., are the borrowers under a Senior Asset Based Lending ("ABL") Facility in Canada ("ABL Facility"), which provides for senior secured revolving loans and letters of credit of up to a maximum aggregate principal amount of $100.0 million (subject to availability under a borrowing base). The ABL borrowing base (amount which can be borrowed, up to the maximum noted) is primarily determined by the qualified inventory and accounts receivable balances on all of the HDS subsidiaries. Each of HDS's existing and future direct and indirect wholly-owned domestic subsidiaries guarantees HDS's payment obligations under the ABL Facility.

        White Cap's Canadian operations, Brafasco, is a division within HDS Canada, Inc., and, therefore, is a borrower under HDS's ABL Facility. The entire outstanding balance of the ABL Facility in Canada is reflected in the Combined Balance Sheets with a portion of the interest expense allocated to the Combined Statements of Operations and Comprehensive Income, based on Brafasco's operating income relative to the operating income of the other operating division within HDS Canada, Inc. At HDS's option, the interest rates applicable to the loans under the ABL Facility in Canada are based on either the Banker's Acceptance ("BA") rate plus an applicable margin or the Canadian Prime Rate plus an applicable margin. The margins applicable for each elected interest rate are subject to a pricing grid, as defined in the agreement governing HDS's ABL Facility, based on average excess availability for the previous fiscal quarter. The ABL Facility also contains an unused commitment fee subject to a pricing grid, included in the agreement governing HDS's ABL Facility agreement, based on Excess Availability. The weighted-average interest rate on the outstanding borrowings under the ABL Facility in Canada, excluding the impact of the partial interest allocation, was 2.09% and 3.39% as of May 3, 2020 and February 2, 2020, respectively. As of May 3, 2020 and February 2, 2020, the total outstanding

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 3—DEBT (Continued)

borrowings under the ABL Facility was $51.3 million and $45.7 million, respectively. The ABL Facility matures on April 5, 2022.

Fair Value Measurements

        The fair value measurements and disclosure principles of GAAP (ASC 820, "Fair Value Measurements and Disclosures") define fair value, establish a framework for measuring fair value and provide disclosure requirements about fair value measurements. These principles define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1—	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2—
Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly; and
Level 3—	Unobservable inputs in which little or no market activity exists.

        As of May 3, 2020 and February 2, 2020, the fair value measurement of the ABL Facility, which was not reflected on the Combined Balance Sheets, was $51.2 million and $45.6 million, respectively. The Company utilized Level 2 inputs, as defined in the fair value hierarchy, to measure the fair value of the ABL Facility. Management's fair value estimates were based on recent similar credit facilities initiated by companies with like credit quality in similar industries, quoted prices for similar instruments, and inquiries with certain investment communities.

NOTE 4—INCOME TAXES

        For first quarter 2020 and first quarter 2019, the Company's combined federal, state, and foreign effective tax rate for continuing operations was 27.0% and 25.3%, respectively.

        The Company's effective tax rate will vary based on a variety of factors, including overall profitability, the geographical mix of income before taxes and the related tax rates in the jurisdictions where it operates, restructuring and other one-time charges, as well as discrete events, such as settlements of future audits.

        On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") was signed into law. The CARES Act contains significant business tax provisions, including modifications to the rules limiting the deductibility of net operating losses, expensing of qualified improvement property and business interest in Internal Revenue Code Sections 172(a) and 163(j), respectively. The effects of the new legislation are recognized upon enactment. The Company did not recognize any significant impact to income tax expense for first quarter 2020 related to the CARES Act.

        As of May 3, 2020 and February 2, 2020, the Company's unrecognized tax benefits in accordance with the income taxes principles of GAAP (ASC 740, "Income Taxes") was zero. The Company's ending net accrual for interest and penalties related to unrecognized tax benefits as of May 3, 2020 and February 2, 2020 was zero.

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 5—SUPPLEMENTAL COMBINED BALANCE SHEET INFORMATION

Receivables

        Receivables as of May 3, 2020 and February 2, 2020 consisted of the following:

(in millions)	May 3, 2020	February 2, 2020
Trade receivables, net of allowance for credit losses	$349.3	$349.2
Vendor rebate receivables	21.0	41.7
Other receivables	2.9	2.0

Total receivables, net	$373.2	$392.9

        Trade receivables arise primarily from sales to customers. The Company establishes an allowance for credit losses to present the net amount of trade receivables expected to be collected. The allowance is determined using an estimation of loss rates based upon historical experience adjusted for factors that are relevant to determine the expected collectability of trade receivables. Some of these factors include macroeconomic conditions that correlate with historical loss experience, delinquency trends, aging behavior of trade receivables, and credit and liquidity quality indicators for certain industry groups, customer classes, or individual customers.

Other Current Liabilities

        Other current liabilities as of May 3, 2020 and February 2, 2020 consisted of the following:

(in millions)	May 3, 2020	February 2, 2020
Accrued non-income taxes	$17.6	$18.2
Other accrued expenses	35.3	35.6

Total other current liabilities	$52.9	$53.8

Other Liabilities

        Other liabilities as of May 3, 2020 and February 2, 2020:

(in millions)	May 3, 2019	February 2, 2020
Self-insurance reserves	$14.4	$12.1
Other	1.2	1.3

Total other liabilities	$15.6	$13.4

NOTE 6—RESTRUCTURING AND SEPARATION ACTIVITIES

Restructuring & Separation

        On September 24, 2019, HD Supply announced its intention to separate into two public companies, HD Supply Facilities Maintenance and White Cap. The transaction is expected to be

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 6—RESTRUCTURING AND SEPARATION ACTIVITIES (Continued)

tax-free to HD Supply stockholders for U.S. tax purposes. On March 30, 2020, HD Supply announced that due to materially changing market conditions caused by the COVID-19 pandemic, the previously announced timeline for the separation of its two businesses had been impacted. HD Supply remains committed to the separation of the two businesses and the strategic rationale is unchanged. HD Supply is continuing its preparations for separation when the markets sufficiently recover. The separation is expected to be completed before the end of fiscal 2020. During first quarter 2020, the Company recognized $0.6 million in restructuring and separation charges. These charges were primarily related to professional fees incurred to execute the separation, and to a lesser extent, severance and other employee-related costs. As of May 3, 2020, remaining unpaid costs associated with these activities are immaterial.

NOTE 7—COMMITMENTS AND CONTINGENCIES

Encumbered Assets

        Substantially all of the Company's assets serve as collateral for the ABL Facility. The Company is a guarantor of the ABL Facility and outstanding unsecured senior notes.

Legal Matters

        The Company is involved in various legal proceedings arising in the normal course of its business. The Company establishes reserves for litigation and similar matters when those matters present loss contingencies that it determines to be both probable and reasonably estimable in accordance with ASC 450, "Contingencies." In the opinion of management, based on current knowledge, all reasonably estimable and probable matters are believed to be adequately reserved for or covered by insurance and are not expected to have a material adverse effect on the Company's combined financial condition, results of operations or cash flows. For all other matters management believes the possibility of losses from such matters is not probable, the potential loss from such matters is not reasonably estimable, or such matters are of such kind or involve such amounts that would not have a material adverse effect on the combined financial position, results of operations or cash flows of the Company if disposed of unfavorably. For material matters with loss contingencies that are reasonably possible and reasonably estimable, including matters with loss contingencies that are probable and estimable but for which the amount that is reasonably possible is in excess of the amount that the Company has accrued for, management has estimated the aggregate range of potential loss as $0 million to $5 million. If a material loss is probable or reasonably possible, and in either case estimable, the Company has considered it in the analysis and it is included in the discussion set forth above.

NOTE 8—REVENUE

        The Company's revenues are earned from contracts with customers. Contracts include written agreements, as well as arrangements that are implied by customary practices or law.

Nature of Products and Services

        White Cap is a leading distributor of specialty concrete and construction products and services in North America serving professional contractors across non-residential, residential and other markets.

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 8—REVENUE (Continued)

Disaggregation of Revenue

        The Company elected to disaggregate its revenue by its end markets: Non-Residential Construction, Residential Construction, and Other. The Company believes this disaggregation appropriately meets the objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows are affected by economic factors.

        The table below represents the Company's disaggregated revenue, with intercompany eliminations included in Other:

(in millions)	May 3, 2020	May 5, 2019
Non-Residential Construction	$488.0	$496.8
Residential Construction	182.8	180.1
Other	42.5	44.3

Total Net Sales	$713.3	$721.2

Contract Balances

        The timing of satisfaction of identified performance obligations may differ from the timing of invoicing to customers, which may result in the recognition of a contract asset or liability. The Company records a contract asset when it recognizes revenue prior to invoicing, or a contract liability when revenue is recognized subsequent to invoicing. Contract assets are reclassified as accounts receivable upon invoicing and contract liabilities are relieved upon recognition of revenue. As of May 3, 2020 and February 2, 2020, the Company's contract assets and contract liabilities, which are included in Other Current Assets and Other Current Liabilities, respectively, within the Combined Balance Sheets, are not material.

        Payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 45 days. As such, in instances where the timing of revenue recognition differs from the timing of invoicing, the Company has concluded that its contracts with customers do not include a significant financing component because customer payments for goods and services are received in less than one year. All remaining performance obligations as of May 3, 2020 are not material.

NOTE 9—RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Pronouncements

        Cloud Computing Arrangements—In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2018-15, "Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract (a consensus of the FASB Emerging Issues Task Force)" ("ASU 2018-15"). The new guidance aligns the requirements for capitalizing implementation costs in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software.

White Cap

Notes to Combined Financial Statements (Continued)

(unaudited)

NOTE 9—RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

The update also provides for additional disclosure requirements regarding the nature of an entity's hosting arrangements that are service contracts. The ASU is effective for annual and interim periods beginning after December 15, 2019. The Company adopted the guidance in ASU 2018-15 on February 3, 2020 (the first day of fiscal 2020) prospectively to all implementation costs incurred after the date of adoption with no material impact to the Company's financial position, results of operations or cash flows.

        Financial Instruments—In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" ("ASU 2016-13"), amended by ASU No 2018-19, "Codification Improvements to Topic 326, Financial Instruments-Credit Losses." The amended guidance modifies the measurement of expected credit losses of certain financial instruments, including trade receivables. The amended guidance also prescribes additional disclosure requirements for certain financial instruments. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019. The Company adopted ASU 2016-13 on February 3, 2020 using a modified retrospective approach with no material impact to the Company's financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted or Applied

        Income Taxes—In December 2019, the FASB issued ASU No. 2019-12, "Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes" ("ASU 2019-12"). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating taxes during quarters, and the recognition of deferred tax liabilities for outside basis differences. The guidance also simplifies aspects of the accounting for franchise taxes, enacted changes in tax laws, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The ASU is effective for fiscal years and interim periods beginning after December 15, 2020. Early adoption is permitted. Certain amendments in this update should be adopted on either a retrospective basis for all periods presented or on a modified retrospective base with a cumulative-effect adjustment through retained earnings. The remaining other amendments should be adopted on a prospective basis. The Company is currently evaluating the impact of adopting ASU 2019-12.

NOTE 10—SUBSEQUENT EVENT

        Management has evaluated events or transactions that have occurred since May 3, 2020 that would merit recognition or disclosure in the financial statements. This evaluation was completed through July 17, 2020, the date of issuance of the financial statements.